EXHIBIT 4.1

VALARIS LIMITED

SENIOR SECURED FIRST LIEN NOTES DUE 2028

INDENTURE

Dated as of April 30, 2021

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee and First Lien Collateral Agent

RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939

AND INDENTURE, DATED AS OF APRIL 30, 2021

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.02
(c)	12.02
313(a)	7.06
(b)(1)	11.03
(b)(2)	11.03
(c)	7.06
(d)	7.06
314(a)	4.03; 4.04
4:13
(b)	11.03
(c)(1)	12.03
(c)(2)	12.03
(c)(3)	N.A.
(d)	11.03
(e)	12.04
(f)	4.13
315(a)	7.01
(b)	7.05;
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	1.05

N.A. means Not Applicable.

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

RULE 144A/REGULATION S APPENDIX	1

EXHIBIT I TO RULE 144A/REGULATION S APPENDIX	1

ANNEX A - FOrm of Supplemental indenture

annex b-1 - issue date collateral documents

annex b-2 - post-issue date specified collateral documents

annex c - lQe provisions

annex d - form of intercreditor agreement

annex e-1 - unrestricted floater subsidiary credit facility term sheet annex e-2 - unrestricted floater subsidiary iP license term sheet

Schedule a - vessels operating in kingdom of saudi arabia

This INDENTURE, dated as of April 30, 2021, is among Valaris Limited, an exempted company incorporated under the laws of Bermuda with registration number 56245 (the “Company”), the Guarantors listed on the signature pages hereto and Wilmington Savings Fund Society, FSB, as Trustee and as First Lien Collateral Agent.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (a) the Company’s Senior Secured First Lien Notes due 2028 issued on the Issue Date (the “Initial Notes”) and (b) any PIK Notes (as defined herein) and Additional Notes (as defined herein) that may be issued after the Issue Date (all such Notes in clauses (a) and (b) being referred to collectively as the “Notes”):

Article 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01      Definitions.

“20K Contract” means a contract requiring upgrades to an Other Vessel to enable the Other Vessel to work on wells where the anticipated reservoir pressures require well control equipment whose pressure rating exceeds 15K PSI.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness (including Permitted Refinancing Indebtedness in respect thereof) of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Subsidiary) or expressly assumed in connection with the acquisition of assets from any other such Person, provided that such Indebtedness is not Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, or the acquisition of assets from such other Person; and

(2)           Indebtedness (including Permitted Refinancing Indebtedness in respect thereof) secured by a Lien encumbering any asset acquired by such specified Person, provided that such Indebtedness is not Incurred in connection with, or in contemplation of, such acquisition. Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary of such Person or the date of the acquisition of assets from such Person, as applicable.

“Additional Notes” means Notes issued under this Indenture after the Issue Date and in compliance with Sections 2.14, 4.01, and 4.09 and 4.12, it being understood that any Notes issued in replacement of any Initial Note shall not be an Additional Note.

“Additional Secured Debt Designation” means the written agreement of the First Lien Representative of holders of any series of First Lien Debt or the Junior Lien Representative of holders of any series of Junior Lien Debt, as applicable, as set forth in the indenture, credit agreement or other agreement governing such series of First Lien Debt or series of Junior Lien Debt, for the benefit of (i) all holders of existing and future First Lien Debt, the First Lien Collateral Agent and each existing and future holder of First Liens, in the case of each additional series of First Lien Debt and (ii) all holders of each existing and future series of Junior Lien Debt, the applicable Junior Lien Collateral Agent and each existing and future holder of Junior Liens, in the case of each series of Junior Lien Debt:

(1)           in the case of any additional series of First Lien Debt, that all such First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such series of First Lien Debt, whether or not upon property otherwise constituting collateral for such series of First Lien Debt, and that all such First Liens will be enforceable by the First Lien Collateral Agent for the benefit of all holders of First Lien Obligations, equally and ratably, in each case subject to the exceptions that are applicable to Indebtedness incurred pursuant to clause (3)(a) of Section 4.09(b);

(2)           in the case of any additional series of Junior Lien Debt, that all such Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such series of Junior Lien Debt, whether or not upon property otherwise constituting collateral for such series of Junior Lien Debt, and that all such Junior Liens will be enforceable by the Junior Lien Collateral Agent for the benefit of all holders of Junior Lien Obligations, equally and ratably;

(3)           that such First Lien Representative or Junior Lien Representative, as applicable, and the holders of Obligations in respect of such series of First Lien Debt or series of Junior Lien Debt, as applicable, are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of First Liens and Junior Liens and the order of application of proceeds from the enforcement of First Liens and Junior Liens; and

(4)           appointing the First Lien Collateral Agent or the Junior Lien Collateral Agent, as applicable, and consenting to the terms of the Intercreditor Agreement and, in the case of any additional series of First Lien Debt, the Collateral Agency Agreement, including terms relating to the direction of the First Lien Collateral Agent or the Junior Lien Collateral Agent, as applicable, and the performance by the First Lien Collateral Agent or the Junior Lien Collateral Agent, as applicable, of its obligations under the Collateral Agency Agreement (if applicable) and any other applicable security documents and the Intercreditor Agreement, including its obligations to comply with directions given in accordance therewith, together with all such powers as are reasonably incidental thereto.

“Additional Subject Jurisdictions” means any jurisdiction (other than any Initial Subject Jurisdiction) in which a Required Guarantor (i) owns at least $50 million of assets (based on the book value thereof), or (ii) has at least $50 million of operations (based on annual net revenues of such Required Guarantor).

“Adjusted Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA of the Company and the Restricted Subsidiaries, plus 50% of the Consolidated EBITDA of ARO, for the most recently completed four quarter period for which internal financial statements of the Company are available to (ii) Consolidated Interest Expense of the Company and the Restricted Subsidiaries (with the interest expense for these Notes calculated assuming such interest was paid in cash), plus 50% of the Consolidated Interest Expense of ARO (excluding interest accruing on the Shareholder Instruments held by the ARO JV Shareholder), for such period, subject to the Calculation Principles.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided that no Person will constitute an Affiliate of the Company or any parent of the Company solely because such Person owns up to 25% of the Equity Interests of the Company or such parent. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent Members” has the meaning provided in the Appendix.

“Agents” shall mean, collectively, the Trustee, the First Lien Collateral Agent, the Registrar, the Paying Agent and any other agents under the Note Documents from time to time.

“Applicable Materiality Percentage” means in the case of a Subsidiary located in a Subject Jurisdiction in which the Company or any Guarantor has executed and filed documentation for the perfection of Liens on the Collateral, 0.5% and otherwise 2.5%.

“Applicable Premium” means, with respect to any Note on any redemption date, the present value at such redemption date of all required interest payments due on such Note (assuming cash interest payments) through April 30, 2023, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points.

Calculation of the Applicable Premium shall be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee and the Company will notify the Trustee of the Applicable Premium promptly after the calculation thereof.

“ARO” means Saudi Aramco Rowan Offshore Drilling Company, a limited liability company incorporated under the laws of the Kingdom of Saudi Arabia.

“ARO JV Agreement” means the Shareholders’ Agreement, dated as of November 21, 2016, by and between Mukamala Oil Field Services Limited (as successor to Saudi Aramco Development Company) and Valaris ARO Shareholder relating to ARO.

“ARO JV Related Assets” means collectively, (i) the Equity Interests of ARO owned, directly or indirectly, by the Company or its Subsidiaries, (ii) the “Shareholder Instruments” (as defined in the ARO JV Agreement) and any other loans, notes or other obligations of ARO to the Company or any of its Subsidiaries, (iii) all right, title and interest of the Company or any of its Subsidiaries in and to the ARO JV Agreement, (iv) the rights of the Company or any of its Subsidiaries under (x) any Drilling Contract or agreement to operate between the Company or any of its Subsidiaries and ARO in respect of any Vessel and (y) any agreement pursuant to which the Company or any of its Subsidiaries manages a Third Party Vessel for ARO.

“Asset Sale” means:

(1)          any sale, assignment, transfer, lease, conveyance, any Sale and Lease-Back Transaction or other disposition (including by means of amalgamation, merger, consolidation or similar transaction), whether in a single transaction or a series of related transactions, of property or assets of the Company or any of the Restricted Subsidiaries; provided that the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, will not be an “Asset Sale,” but will be governed by the provisions of Section 4.15 and/or the provisions of Section 5.01 and not by the provisions of Section 4.10;

(2)          the issuance or sale of Equity Interests of any Restricted Subsidiary, other than directors’ qualifying shares and/or other Equity Interests that are required to be held by any Persons other than the Company or another Restricted Subsidiary under applicable law or regulation (including local content regulations or requirements), whether in a single transaction or a series of related transactions; and

(3)          an Involuntary Transfer.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale under clause (1) or (2) above:

(1)          any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5 million (and the sale of such assets generates Net Proceeds of less than $5 million), but not more than $25 million in the aggregate for all such transactions or series of related transactions during the term of this Indenture;

(2)          a transfer of Equity Interests or other assets between or among the Company and the Restricted Subsidiaries;

(3)          an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; provided that, in the case of such an issuance by a non-wholly owned Restricted Subsidiary, such issuance may also be made to any other owner of Capital Stock of such non-wholly owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Capital Stock);

(4)          (x) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction) and (y) the use or hire of a Vessel and any related assets in the ordinary course of business, including pursuant to a Drilling Contract;

(5)          any Disposition in a single transaction or series of related transactions of assets, including damaged, worn-out or obsolete assets in the ordinary course of business, the sale of which assets generates Net Proceeds of less than $1.5 million;

(6)          sales of assets to any customer purchased on behalf of or at the request of such customer and for which payment has been made in cash by such customer and dispositions of inventory, in each case, in the ordinary course of business;

(7)          the sale or other disposition of cash or Cash Equivalents, hedging contracts or other financial instruments;

(8)          non-exclusive licenses and sublicenses by the Company or any of the Restricted Subsidiaries of software or intellectual property in the ordinary course of business, provided that such licenses and sublicenses do not interfere in any material respect with the conduct of the business of the Company and the Restricted Subsidiaries;

(9)          a Restricted Payment that does not violate Section 4.07 or a Permitted Investment;

(10)        the creation or perfection of any Permitted Lien, and any disposition of assets constituting Collateral resulting from foreclosure under any such Lien by the First Lien Collateral Agent, or any disposition of assets not constituting Collateral resulting from foreclosure under any such Lien;

(11)        any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims, in each case when undertaken or entered into in the ordinary course of business or when consistent with the Company’s past practice;

(12)        any Permitted Asset Swap that complies with Section 4.10(a)(1) as if such Permitted Asset Swap constituted an Asset Sale;

(13)        leases of real or personal property in the ordinary course of business

(14)        the sale of Equity Interests of a Restricted Subsidiary issued as consideration for the acquisition, including by way of merger, of Capital Stock, assets, or property of any Person primarily engaged in a Permitted Business, provided that such transaction is otherwise permitted pursuant to this Indenture; and

(15)        abandoning, failing to maintain, allowing to lapse or otherwise Disposing of intellectual property rights that are not material to the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole.

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction means, at the time any determination is to be made, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease; provided that if such discount rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11 of the United States Code, as may be amended from time to time, or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board of Directors” means:

(1)          with respect to a corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board of directors;

(2)          with respect to a partnership, the Board of Directors (or other managing body) of the general partner of the partnership;

(3)          with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the manager or any committee of managers; and

(4)          with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York, London, United Kingdom or any place of payment under this Indenture are authorized or required by law to close.

“Calculation Principles” means, with respect to calculations under this Indenture for any period, the following principles:

(1)          if the Company or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding on the date a determination under this Indenture to which the Calculation Principles apply is to be made, or if the transaction giving rise to the need to make such determination is an Incurrence of Indebtedness, or both (in each case other than working capital borrowings under a revolving credit facility), Consolidated Cash Flow, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)          if the Company or any of the Restricted Subsidiaries has repaid, repurchased, defeased, converted or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination, or if any Indebtedness is to be repaid, repurchased, defeased, converted or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment has been terminated) on the date of the transaction giving rise to the occasion to apply the Calculation Principles, Consolidated Cash Flow, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance, conversion or discharge had occurred on the first day of such period;

(3)          if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Cash Flow and Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated Cash Flow or Consolidated EBITDA, as the case may be (in each case, if positive), directly attributable to the assets that are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period;

(4)          if, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) above or clause (7) or (8) below if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow, Consolidated EBITDA, Consolidated Fixed Charges and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period;

(5)          if, since the beginning of such period, any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, Consolidated Cash Flow, Consolidated EBITDA, Consolidated Fixed Charges and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period;

(6)          Consolidated Cash Flow, Consolidated EBITDA, Consolidated Fixed Charges and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded;

(7)          if, since the beginning of such period, (i) by merger or otherwise, any Person becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary or there is otherwise an Investment into the Company or any Restricted Subsidiary, or (ii) the Company or any Restricted Subsidiary shall have made an Investment, acquired a Qualified Vessel, sold, transferred or otherwise disposed of a Vessel, or acquired, sold, transferred or otherwise disposed of assets constituting all or substantially all of an operating unit of a business, Consolidated Cash Flow, Consolidated EBITDA, Consolidated Fixed Charges and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as determined in good faith by a Financial Officer of the Company (including, without limitation, the Incurrence of any Indebtedness) as if such merger, Investment, acquisition, sale, transfer or other disposition had occurred on the first day of such period; and

(8)          if the Company or any Restricted Subsidiary shall have entered into an agreement to acquire a Qualified Vessel or to sell, transfer or otherwise dispose of a Vessel, in each case that is scheduled for delivery no later than the date that is one year from the time of calculation, then Consolidated Cash Flow, Consolidated EBITDA, Consolidated Fixed Charges and Consolidated Interest Expense for such period shall be calculated giving pro forma effect to the delivery of such acquired Qualified Vessel or such sold, transferred or otherwise disposed of Vessel as of the first day of such period.

Any pro forma calculations giving effect to the acquisition of a Qualified Vessel or sale, transfer or other disposition of a Vessel or to a committed construction contract with respect to a Qualified Vessel shall be made as follows:

(a)          the amount of Consolidated Cash Flow, Consolidated EBITDA and Consolidated Fixed Charges attributable to such Qualified Vessel or Vessel shall be calculated in good faith by a Financial Officer of the Company;

(b)          in the case of Consolidated Cash Flow and Consolidated EBITDA under a Qualified Services Contract, the Consolidated Cash Flow and Consolidated EBITDA shall be based on revenues actually earned pursuant to the Qualified Services Contract relating to such Qualified Vessels or Vessels, and shall take into account, where applicable, only actual expenses Incurred without duplication in any measurement period;

(c)          with respect to any Qualified Vessels, the amount of Consolidated Cash Flow and Consolidated EBITDA shall be the lesser of the Consolidated Cash Flow or Consolidated EBITDA, as the case may be, derived on a pro forma basis from revenues for (i) the first full year of the Qualified Services Contract and (ii) the average of the Consolidated Cash Flow or Consolidated EBITDA, as the case may be, of each year of such Qualified Services Contract for the term of the Qualified Services Contract; and

(d)          with respect to any expenses attributable to a Qualified Vessel or Vessel, if the actual expenses differ from the estimate, the actual amount shall be used in such calculation.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one year and that are capitalized in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP as in effect on the Issue Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Issue Date be considered a capital lease, regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease.

“Capital Stock” means:

(1)          in the case of a corporation or company, corporate stock or shares;

(2)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)          in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)          securities issued or directly and fully guaranteed or insured by the government of the United States or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition;

(2)          certificates of deposit, demand deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million (or the equivalent thereof in any other currency or currency unit);

(3)          marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4)          repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(5)          commercial paper having a rating not less than “P1” from Moody’s or “A1” from S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings or investments, and, in each case, maturing within one year after the date of acquisition;

(6)          money market funds that comply with SEC rules applicable to all money market funds, including Rule 2a-7 under the Investment Company Act of 1940, that have a rating of AAA by Moody’s, S&P or Fitch, and that have portfolio assets of at least $1,000,000,000;

(7)          in the case of the Company or any Subsidiary of the Company organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or has its principal place of business or conducts business which are similar to the items specified in clauses (1) through (6) of this definition; and

(8)          investments in Foreign Deposit Accounts and cash management obligations maintained at one of the three largest banks in the jurisdiction in which the Company or any Restricted Subsidiary maintains its local office.

“Cash Management Arrangement” means with respect to any Person, any obligations of such person in respect of treasury management arrangements including any of the following products, services or facilities: (a) demand deposit or operating account relationships or other cash management services including, without limitation, any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, zero balance accounts, including automated clearinghouse fund transfer services, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, lockbox and stop payment services; and (b) treasury management line of credit, commercial card, merchant card services, purchase or debit cards, including, without limitation, stored value cards and non-card e-payables services.

“Cash Management Obligations” means obligations with respect to any Cash Management Arrangement.

“Change of Control” means the occurrence of any of the following:

(1)          the direct or indirect sale, assignment, transfer, conveyance or other disposition (other than by means of amalgamation, merger or consolidation and other than operating leases arising as a result of a Drilling Contract or Internal Charter entered into in the ordinary course of business), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)          the Company is liquidated or dissolved, or a plan relating to the liquidation or dissolution of the Company is adopted; or

(3)          the consummation of any transaction or any series of transactions (including, without limitation, any amalgamation, merger, consolidation or other business combination), the result of which is that any Person (including any “person” (as defined above)), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

Notwithstanding the foregoing, the following shall be deemed not to be a Change of Control,

(x) a transaction or series of related transactions as to which the Company delivers to the Trustee an opinion from an Independent Financial Advisor stating that following such transaction or transactions, the aggregate fair market value of the Collateral will equal at least 200% of the then outstanding aggregate Obligations under the Notes, and

(y) transactions pursuant to which assets of the Company and any of its Subsidiaries are exchanged with another strategic purchaser for Related Business Assets whose fair market value is reasonably equivalent to the exchanged assets as evidenced by an opinion from an Independent Financial Advisor delivered to the Trustee;

provided that any transaction or series of transactions described in clause (x) or (y) above shall be deemed to be a Change of Control if (I) the Guarantees and the Collateral are materially and adversely affected by such transaction or series of transactions; or (II) in the case of an amalgamation, consolidation, merger or sale, or assignment, transfer, conveyance or otherwise disposition of all or substantially all of the properties or assets of the Company, such transaction does not comply with the provisions of Article 5.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement, dated as of the Issue Date, among the Company, as a grantor, the Guarantors and other grantors from time to time party thereto, the Trustee, as the First Lien Representative of the Holders, and the other First Lien Representatives from time to time party thereto, and the First Lien Collateral Agent, as the same may be amended, supplemented, restated, renewed, replaced or otherwise modified from time to time in accordance with the terms thereof.

“Collateral Documents” means, collectively, any Security Agreement, each Mortgage, the Vessel Security Agreement, the Intercreditor Agreement, the Collateral Agency Agreement, and each other instrument, document or agreement, including any assignment, security document or Pledge Agreement, creating Liens in favor of the First Lien Collateral Agent as required by this Indenture, any of the Collateral Documents or the Intercreditor Agreement, in each case, as the same may be in effect from time to time.

“Collateral Grantor” means the Company and each Guarantor party hereto from time to time.

“Collateral Vessels” has the meaning provided in Section 11.01(a).

“Company” has the meaning provided in the recitals hereto.

“Consolidated Cash Flow” means, with respect to any period, the Consolidated Net Income of the Company for such period plus, without duplication:

(1)          provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)          Consolidated Interest Expense of the Company and the Restricted Subsidiaries for such period to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3)          depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)          non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any specified Person for any period without duplication, the sum of Consolidated Net Income, plus in each case to the extent deducted in computing Consolidated Net Income for such period:

(1)          provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period; plus

(2)          the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(3)          any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), Joint Venture, disposition, recapitalization, Indebtedness permitted to be incurred by this Indenture, or the refinancing of any other Indebtedness of such Person or any of its Restricted Subsidiaries (whether or not successful); plus

(4)          depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees), and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on such Person and its Restricted Subsidiaries for such period), but excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by GAAP to be made; plus

(5)          the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Capital Stock held by third parties; plus

(6)          any charge (or minus any income) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme; minus

(7)          non-cash items increasing such Consolidated Net Income for such period, other than (i) any items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required; or (ii) items related to percentage of completion accounting;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Cash Flow for the Company’s most recently completed four quarter period for which internal financial statements are available to (ii) Consolidated Fixed Charges of the Company and the Restricted Subsidiaries for such period, subject to the Calculation Principles.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)          the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, and

(2)          all Capital Expenditures (if a positive number) made by such Person and its Restricted Subsidiaries during such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)          the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments (including PIK interest), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding:

(a)          amortization of debt issuance costs; and

(b)          any nonrecurring charges relating to any premium or penalty paid, write-off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity, to the extent that any of such nonrecurring charges constitute interest expense;

(2)          the consolidated interest expense of such Person and any Restricted Subsidiaries that was capitalized during such period; and

(3)          all dividends, whether paid or accrued and whether or not in cash, in respect of any Preferred Stock of any Restricted Subsidiary or any Disqualified Stock of the Company or any Restricted Subsidiary, other than (x) dividends payable solely in Equity Interests (other than Disqualified Stock) and (y) dividends payable to the Company or any Restricted Subsidiary.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(1)          the Net Income (but not loss) of any Person that is not a wholly owned Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person during such period;

(2)          [Reserved]

(3)          the cumulative effect of a change in accounting principles will be excluded;

(4)          non-cash gains and losses due solely to fluctuations in currency values will be excluded;

(5)          in the case of a successor to the referenced Person by consolidation or merger or as a transferee of the referenced Person’s assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded;

(6)          the transaction gain (or loss) in relation to any acquisition that is consummated after the Issue Date will be excluded;

(7)          any unrealized gain (or loss) in respect of Hedging Obligations will be excluded; and

(8)          non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards will be excluded.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of such date (determined on a combined, consolidated basis in accordance with GAAP) that is secured by a Lien to (ii) Consolidated EBITDA of the Company for the most recently completed four quarter period for which internal financial statements of the Company are available as of such date, subject to the Calculation Principles.

“Consolidated Total Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1)          the total amount of Indebtedness (other than Hedging Obligations) consisting of Capitalized Lease Obligations and Indebtedness for borrowed money of such Person and its Restricted Subsidiaries outstanding on such date, plus

(2)          the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of the Restricted Subsidiaries of such Person,

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of such date (determined on a combined, consolidated basis in accordance with GAAP) to (ii) Consolidated EBITDA of the Company for the most recently completed four quarter period for which internal financial statements of the Company are available as of such date, subject to the Calculation Principles.

“Corporate Trust Office of the Trustee” means the office of the Trustee in the United States at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 500 Delaware Avenue, Wilmington, Delaware, 19801, Attention: Corporate Trust Administration , or such other address in the United States as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office in the United States of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means any receiver, trustee, assignee, liquidator, provisional liquidator, provisional supervisor, administrator, compulsory manager, administrative receiver, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” has the meaning provided in the Appendix.

“Discretionary Guarantor” means each Immaterial Subsidiary of the Company, if any, that elects to provide a Guarantee.

“Disposition” means the sale, transfer, license, lease, assignment, conveyance, exchange, alienation or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale-Leaseback Transaction) and any issuance of Capital Stock by a direct Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Disposal”, “Dispose” and “Disposed of” have the correlative meaning thereto.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable (in each case other than in exchange for or conversion into Capital Stock that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof by the Company, the amount of U.S. dollars obtained by converting such other currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with such other currency as published in the “Currency Rates” section of the Financial Times entitled “Currencies, Bonds & Interest Rates” (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Company) on the date of such determination. Except as expressly provided otherwise, whenever it is necessary to determine whether the Company or any of the Restricted Subsidiaries has complied with any covenant or other provision in this Indenture or if there has occurred an Event of Default and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such non-dollar currency.

“Drilling Contract” means any drilling contract in respect of any Vessel or other contract for the use or hire of any Vessel, including charters, bareboat charters, sub-charters, pool agreements, leases and other contracts of employment (except Internal Charters).

“DS-13” means the vessel, expected to be named “ATWOOD ARCHER”, which as of the date hereof is under construction pursuant to that certain Contract for the Construction and Sale of Drillship dated September 2012 between Alpha Admiral Company and Daewoo Shipbuilding & Marine Engineering Co., Ltd.

“DS-14” means the vessel, expected to be name “ATWOOD ADMIRAL”, which as of the date hereof is under construction pursuant to that certain Contract for the Construction and Sale of Drillship dated June 24, 2013 between Alpha Admiral Company and Daewoo Shipbuilding & Marine Engineering Co., Ltd.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security or loan that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company, or any parent thereof, made for cash on a primary basis by the Company, or any parent thereof, after the Issue Date, other than (1) public offerings with respect to the Company’s, or any parent thereof, common stock registered on Form S-8 and (2) issuances to any Subsidiary of the Company, or any parent thereof.

“Euroclear” means the Euroclear System or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Accounts” means (a) deposit accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions) to or for the benefit of the Company and any of its Subsidiaries’ salaried employees, which accounts are funded only in the ordinary course of business, (b) pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions), (c) withholding tax and other tax accounts (including sales tax accounts), fiduciary accounts, trust accounts, escrow accounts, and other accounts, in each case, in which the Company or any Subsidiary holds funds on behalf of any third party, (d) accounts (which may be subject to an account control agreement (or equivalent)) that hold cash collateral to secure letters of credit issued in connection with regulatory, tax or customs liabilities or contract performance, and (e) deposit accounts subject to a deposit account control agreement (or equivalent) pursuant to a cash collateralized letter of credit facility that is permitted under this Indenture; provided that the aggregate amount of cash held in all deposit accounts referred to in this clause (e) shall at no time exceed $25 million.

“Excluded Property” means:

(1)          the ARO JV Related Assets if and to the extent any restrictions on assignments and/or the creation of Liens with respect thereto remain outstanding;

(2)          to the extent that the Company is not able, using its commercially reasonable efforts, to obtain any consent necessary to grant the First Lien Collateral Agent a Lien on the same, the Other JV Related Assets;

(3)          any motor vehicles and other assets (other than, for the avoidance of doubt, Vessels and any associated equipment) subject to certificates of title;

(4)          rental equipment the title to which is held by a third party (but, for the avoidance of doubt, rights in respect of or arising in connection with any rental equipment agreement for such rental equipment that does not constitute Excluded Property under another clause of this definition shall not constitute Excluded Property);

(5)          all commercial tort claims equal to or less than $7,500,000;

(6)          any accounts, contracts, licenses or other general intangibles, or any permits, instruments, promissory notes or chattel paper, if and to the extent such account, contract, license, general intangible, permit, instrument, promissory note or chattel paper contains restrictions on assignments and/or the creation of Liens, or under which such an assignment or Lien would cause a default to occur under, or a termination pursuant to the terms of, such account, contract, license, general intangible, permit, instrument, promissory note or chattel paper (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that (i) immediately upon the ineffectiveness, invalidity, lapse or termination of any such provisions, such accounts, contracts, licenses, general intangibles, permits, instruments, promissory notes or chattel paper, as applicable, shall no longer constitute Excluded Property, and (ii) the assignment of the proceeds of such accounts, contracts, licenses, general intangibles, permits, instruments, promissory notes or chattel paper and receivables thereof is expressly deemed effective under the UCC (or similar provisions under applicable foreign law) notwithstanding any prohibition or restriction referred to above);

(7)          any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC (or similar provisions under applicable foreign law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC (or similar provisions under applicable foreign law) notwithstanding such prohibition or restriction;

(8)          any particular asset, if the pledge thereof or the security interest therein is prohibited by applicable law (including the requirement to obtain the consent of any governmental authority or third party (other than a Collateral Grantor) to the extent such consent has not been obtained after giving effect to the applicable anti-assignment provisions of the UCC (or similar provisions under applicable foreign law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC (or similar provisions under applicable foreign law) notwithstanding such prohibition or restriction);

(9)          (i) Equity Interests in Restricted Subsidiaries that are subject to Liens that secure only Indebtedness (including Permitted Refinancing Indebtedness in respect thereof) Incurred pursuant to clause (19)(i) of Section 4.09(b) and (ii) other property and assets owned by such Restricted Subsidiaries that are used in the operation, maintenance or repair of assets acquired with the proceeds of such Indebtedness, or which are incidental thereto; provided that such Restricted Subsidiaries do not own any assets that are not Excluded Property (including, for the avoidance of doubt, Excluded Property referred to in this clause (ii));

(10)        margin stock;

(11)        any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement, in each case entered into in accordance with or otherwise permitted under this Indenture and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC (or similar provisions under applicable foreign law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC (or similar provisions under applicable foreign law) notwithstanding such violation or invalidation; provided that immediately upon the ineffectiveness, invalidity, lapse or termination of any relevant provisions, such lease, license, agreement or property, as applicable, shall no longer constitute Excluded Property;

(12)        any assets (other than Vessels) to the extent a security interest in such assets would result in material adverse tax consequences to the Company or any of its direct or indirect Subsidiaries, as reasonably determined by the Company;

(13)        letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement);

(14)        any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(15)        any Excluded Accounts and any funds and other property held in or maintained in any such accounts;

(16)        any (A) leasehold real property and (B) any fee simple real property (owned in fee) with a Fair Market Value equal to or less than $10,000,000;

(17)        any other assets mutually agreed by the Company and the First Lien Collateral Agent;

(18)        Excluded Vessels; and

(19)        any and all proceeds of any of the Excluded Property to the extent constituting Excluded Property described in clauses (1) through (18) above, but expressly excluding any and all proceeds of any of the Excluded Property that are not themselves Excluded Property.

“Excluded Subsidiary” means:

(a)          any Subsidiary with respect to which, and only for so long as, the provision of a Guarantee of the Obligations by such Subsidiary would be prohibited or restricted by: (i) any governmental authority with authority over such Subsidiary, (ii) applicable law or regulation or analogous restriction, including general statutory limitations, “thin capitalization” rules, fraudulent preference, fraudulent conveyance, illegality, criminal liability, personal liability of any officer or directors (or equivalent) and analogous principles that would restrict a Restricted Subsidiary from providing a Guarantee, or such Subsidiary’s Guarantee would result in substantial risk to the officers or directors (or equivalent) of such Subsidiary of civil or criminal liability, or (iii) contractual restrictions not entered into in contemplation of such Subsidiary providing a Guarantee (and not entered into in contemplation of, or following entry of, this Indenture); provided that the Company or applicable Subsidiary shall use its commercially reasonable efforts to obtain any relevant governmental consent or other authority that would permit such Subsidiary to become a Guarantor, to mitigate any risk of liability in connection therewith or to lift any such contractual restriction;

(b) (i) any non-wholly owned Subsidiary that is a Joint Venture (provided that no Subsidiary that is wholly owned at any time shall be or be deemed to be an “Excluded Subsidiary” pursuant to this clause (b)(i) solely because a portion (but not all) of the Capital Stock in such Subsidiary is sold or otherwise transferred to any Person that is not the Company or a Guarantor, and, notwithstanding such sale or other transfer of a portion (but not all) of the Capital Stock in such Subsidiary, such Subsidiary shall remain a Guarantor to the extent it does not otherwise constitute an Excluded Subsidiary); (ii) any Unrestricted Subsidiary; and (iii) any Immaterial Subsidiary;

(c) (i) any wholly owned Restricted Subsidiary acquired with pre-existing Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof) (to the extent not created in contemplation of such acquisition), the terms of which prohibit the provision of a Guarantee of the Obligations by such Restricted Subsidiary, and (ii) any wholly owned Restricted Subsidiary that has incurred Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof) permitted by this Indenture in order to finance the acquisition of a Vessel, directly or indirectly, the terms of which prohibit the provision of a Guarantee of the Obligations by such Restricted Subsidiary; in each case of clause (i) and (ii) only for so long as such Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof) remains outstanding; and

(d)          (i) the ARO JV Shareholder and (ii) any Restricted Subsidiary that is the direct owner of an interest in any Joint Venture if, notwithstanding its use of commercially reasonable efforts to obtain the same, such Restricted Subsidiary has not obtained any consent necessary to provide a Guarantee; provided that, in each case, the direct parent of the ARO JV Shareholder or any such Restricted Subsidiary that is the direct owner of an interest in a Joint Venture (so long as such Restricted Subsidiary is not otherwise excluded pursuant to the terms of clause (a) through (c) of this definition) provides a Guarantee.

“Excluded Vessels” means:

(a) the DS-13 and the DS-14 (in each case only until the relevant Vessel is delivered to the Company or any of its Restricted Subsidiaries, unless such Vessel constitutes an Excluded Vessel at the time of such delivery pursuant to a different clause of this definition);

(b) the ENSCO DS-10 (IMO No. 9698666), ENSCO 110 (IMO No. 9692404), Rowan Stavanger (IMO No. 8769793) and Rowan Norway (IMO No. 8770077) (in each case, only for so long as such Vessel is subject to an existing (or the modification or extension of an existing) Drilling Contract that prohibits encumbrances on such Vessel);

(c) up to two Other Vessels to be identified for the purposes of 20K Contracts (in each case, only for so long as such Other Vessels are subject to an existing (or the modification or extension of an existing) Drilling Contract or preliminary bid or award agreement that prohibits encumbrances on such Other Vessels and the Company is not able, using its commercially reasonable efforts, to obtain the consent of its counterparty to such Drilling Contract or agreement to the pledge of such Other Vessels to secure the First Lien Obligations;

(d) each Vessel that is purchased, acquired or constructed with the proceeds of Indebtedness (including Permitted Refinancing Indebtedness in respect thereof) permitted under this Indenture, and pledged in accordance with this Indenture to secure such Indebtedness, if and so long as such Indebtedness prohibits the pledge of the Vessel to secure the First Lien Obligations;

(e) no more than two Vessels, each of which is improved, repaired, renovated or upgraded with the proceeds of Indebtedness that has an initial aggregate principal amount of at least $10 million (including Permitted Refinancing Indebtedness in respect thereof), which Indebtedness is otherwise permitted under this Indenture, and pledged in accordance with this Indenture to secure such Indebtedness, if and so long as (i) such Indebtedness is outstanding, (ii) the Company is not able, using its commercially reasonable efforts, to limit the Lien on such Vessels to the relevant improvements, repairs, renovations and upgrades, and (iii) the lenders of such Indebtedness have required the release of the Lien of the First Lien Collateral Agent as a condition for providing such financing and the Company is not able, using its commercially reasonable efforts, to obtain the consent of such lenders to such Lien of the First Lien Collateral Agent becoming a second lien on the relevant Vessel;

(f) Other Vessels not required to be subject to a Vessel Mortgage pursuant to Section 11.01(b) as certified by the Company in an Officers’ Certificate delivered to the Trustee and the First Lien Collateral Agent;

(g) any Other Vessel contributed or otherwise transferred to the Unrestricted Floater Subsidiary pursuant to the Floater Restructuring Transaction or clause (18) of the definition of Permitted Investments;

(h) any Vessel contributed to a Joint Venture pursuant to clause (13) of the definition of Permitted Investments; and

(i) any Other Vessel that is subject to a Drilling Contract, provided that (i) the Drilling Contract is entered into in the ordinary course and consistent with past practice, (ii) such counterparty has required the release of the Lien of the First Lien Collateral Agent as a condition for entering into the Drilling Contract and the Company is not able, using its commercially reasonable efforts, to obtain the consent of such counterparty to the pledge of such Other Vessel to secure the First Lien Obligations, and (iii) the Board has approved such Drilling Contract and the release of such Lien.

“Fair Market Value” means the value that would be paid by an informed and willing buyer to an unaffiliated, informed and willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by a Financial Officer of the Company, or, solely with respect to such values in excess of $20 million, the Board of Directors of the Company (unless otherwise provided in this Indenture), and in all cases where relevant, appropriately discounting the value of any idle Vessel based on the length and nature of its inactivity.

“Financial Officer” means, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer or treasurer of such Person.

“First Lien” means a Lien granted by the Company or any other Guarantor in favor of the First Lien Collateral Agent, at any time, upon any property of the Company or such other Guarantor to secure First Lien Obligations.

“First Lien Cash Management Obligations” means Cash Management Obligations owed to any provider or arranger of, or agent with respect to, any First Lien Debt to the extent secured by First Liens.

“First Lien Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent and/or security trustee under this Indenture and the Collateral Documents, and its successors and permitted assigns in such capacity.

“First Lien Debt” means (a) the Notes issued on the date of this Indenture and any PIK Notes and the related Guarantees thereof and (b) any other Indebtedness incurred under clause (3)(a) of Section 4.09(b) secured by a Lien on Collateral that is pari passu with the Liens securing the Notes and that is permitted to be incurred and so secured under the Note Documents (including any Additional Notes); provided that:

(1)          on or prior to the date of incurrence of such Indebtedness by the Company or any Guarantor, such Indebtedness (other than the Notes (including any Additional Notes)) is designated by the Company, in an Officers’ Certificate delivered to each First Lien Representative and the First Lien Collateral Agent, as “First Lien Debt” for the purposes of the First Lien Documents, and

(2)          a First Lien Representative is designated with respect to such Indebtedness (other than the Notes (including any Additional Notes)) and executes and delivers to the First Lien Collateral Agent (i) an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness and (ii) a joinder to the Collateral Agency Agreement on behalf of itself and all holders of such Indebtedness.

“First Lien Documents” means the Note Documents and any additional indenture, credit agreement or other agreement pursuant to which any other First Lien Debt is incurred and secured in accordance with the terms of each applicable First Lien Document and the Collateral Documents related thereto.

“First Lien Hedging Obligations” means Hedging Obligations owed to any provider or arranger of, or agent with respect to, any First Lien Debt to the extent secured by First Liens.

“First Lien Obligations” means all First Lien Debt and all other Obligations in respect thereof (including Notes Obligations, First Lien Hedging Obligations and First Lien Cash Management Obligations).

“First Lien Representative” means (i) in the case of the Notes, the Trustee, and (ii) in the case of any other First Lien Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent that is named as the First Lien Representative in respect of such First Lien Obligations in the applicable joinder agreement to the Intercreditor Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional First Lien Representative”).

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Foreign Deposit Account” means any account opened to (i) satisfy the requirement of any local law, statute, rule or regulation or the requirements of any contract or (ii) establish a subsidiary or a local branch office in any jurisdiction.

“GAAP” means generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board (or successor codifications, opinions, pronouncements or statements thereto) in the United States, which are in effect from time to time.

“Global Intercompany Note” means that certain Global Intercompany Note entered into by the Company and certain of its Subsidiaries and Joint Ventures as lenders and certain of its Subsidiaries and Joint Ventures as borrowers, pursuant to which each borrower agrees to repay any intercompany claims owed by it to the applicable lender(s), as the same may be amended, supplemented, restated, renewed, replaced or otherwise modified from time to time.

“Global Note” has the meaning provided in the Appendix.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any inter-governmental or supra-national bodies such as the European Union or the European Central Bank).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America and the payment for which the United States pledges its full faith and credit, including U.S. Treasury strips.

“guarantee” means a guarantee other than by endorsement of negotiable instrument for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement obligations in respect thereof, of all or any part of any Indebtedness or other Obligations.

“Guarantee” means a guarantee of the Notes Obligations granted pursuant to the provisions of this Indenture.

“Guarantor” means each Required Guarantor and each Discretionary Guarantor. “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)          interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against, or manage exposure to, fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness Incurred;

(2)          foreign exchange contracts and currency protection agreements designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against, or manage exposure to, fluctuations in currency exchanges rates;

(3)          any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against, or manage exposure to, fluctuations in the price of commodities used by that Person or any of its Restricted Subsidiaries at the time; and

(4)          other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against, or manage exposure to, fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means any Restricted Subsidiary which, as of the last day of the most recent recently completed four quarter period for which internal financial statements are available, both (a) contributed less than the Applicable Materiality Percentage of Consolidated EBITDA of the Company for such period and (b) contributed less than the Applicable Materiality Percentage of the Total Assets as of the last day of such period; provided that as of such day, the combined (i) Consolidated EBITDA attributable to all Immaterial Subsidiaries for such four quarter period shall not exceed 3.0% of Consolidated EBITDA of the Company for such period and (ii) Total Assets of all Immaterial Subsidiaries shall not exceed 3.0% of the Total Assets as of the last day of such period, in each case, as determined in accordance with GAAP (each of Consolidated EBITDA and Total Assets to be determined after eliminating intercompany obligations); provided further that no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary (1) owns and/or charters a Vessel, (2) has any direct or indirect Subsidiary that owns and/or charters a Vessel, (3) has any direct or indirect Subsidiary that owns Equity Interests in a Joint Venture that owns and/or charters a Vessel, (4) owns any Indebtedness for borrowed money of any owner and/or charterer of any Vessel, (5) is party to any Drilling Contract or is entitled to receive earnings thereunder, or (6) is integral to the operation or maintenance of one or more Vessels.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)            in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments;

(3)           representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or other similar instruments, other than such reimbursement obligations that relate to trade payables or other obligations that are not themselves Indebtedness, in each case, that were entered into in the ordinary course of business of such Person to the extent such reimbursement obligations are satisfied within 10 Business Days following payment on the letter of credit, bankers’ acceptance or similar instrument;

(4)            representing Capital Lease Obligations of such Person;

(5)            representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)            representing Hedging Obligations of such Person; or

(7)            representing Attributable Indebtedness of such Person in respect of Sale and Lease-Back Transactions, if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Attributable Indebtedness) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include trade payables and accrued expenses (or intercompany reimbursement obligations in respect thereof) arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under any Drilling Contract, Internal Charter, stacking agreements or other forms of service agreement in the ordinary course of business (e.g., bid bonds and performance guaranties), prepayments for property or services under any Drilling Contract, Internal Charter, stacking agreements or other forms of service agreement in the ordinary course of business or any indebtedness with respect to which cash or cash equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of international standing or generally recognized in the shipping or offshore drilling industries as qualified to perform the tasks for which such firm has been engaged, including in respect of determining Fair Market Value and the fairness of Affiliate Transactions.

“Initial Notes” has the meaning provided in the recitals hereto.

“Initial Subject Jurisdictions” means each of the United States of America (or any political subdivision thereof), the United Kingdom, Malta, the British Virgin Islands, the Cayman Islands, Gibraltar, Bermuda, Hong Kong, Mexico, Australia, Luxembourg and Switzerland.

“Intercreditor Agreement” means an intercreditor agreement between the Trustee, the First Lien Collateral Agent, the Junior Lien Collateral Agent, the Company, the Guarantors and the other parties from time to time party thereto, which agreement shall be substantially in the form of Annex D, with modifications that are not material in any respect to the holders of any First Lien Debt or the First Lien Collateral Agent, to the extent necessary in order to conform to the specific circumstances of the Junior Debt, or in a form reasonably agreed to by the First Lien Collateral Agent, in each case as may be amended, restated, amended and restated, replaced, supplemented, or otherwise modified from time to time.

“Interest Payment Date” has the meaning provided in Exhibit 1 to the Appendix.

“Internal Charter” means any charter or other contract respecting the use or operations of any Vessel between any Restricted Subsidiary that is a Vessel owner (or an Internal Charterer of such Vessel) and any Internal Charterer.

“Internal Charterer” means the Company or any Subsidiary that is not the owner of the relevant Vessel and that is a party to any Drilling Contract in respect of a Vessel.

“Investment Grade Rating” means any two of the following: (i) a rating of “Baa1” or higher by Moody’s, (ii) a rating of “BBB+” or higher by S&P or (iii) a rating of “BBB+” or higher by Fitch; or the equivalent of such rating by such rating organization.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), cash advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of the Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the last paragraph of Section 4.07. The acquisition by the Company or any of its Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person that is not a Subsidiary of such Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the second-to-last paragraph of Section 4.07. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Involuntary Transfer” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, or receives any proceeds of any insurance coverage placed through a captive insurer as a result of any such total loss or constructive or compromised total loss, the Fair Market Value of such property or asset, (b) the confiscation, condemnation, requisition, appropriation or similar taking of such property or asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it. An Involuntary Transfer shall be deemed to have occurred (i) in the event of an actual loss of a Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Vessel was last heard from, (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at the time and on the date of the event giving rise to such damage, or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Issue Date” means the first date on which Notes are issued under this Indenture.

“Jackup Rig” means any mobile offshore drilling unit, the legs of which can be lowered to the seabed from the hull or platform thereof.

“Joint Venture” means (x) any bona fide operating joint venture that owns, operates and/or charters Vessels or (y) any joint venture established in accordance with local law or custom of the applicable jurisdiction of organization of such Joint Venture for the purposes of the Permitted Business, in each case with any Person that is not an Affiliate of the Company through which the business of the Company and its Restricted Subsidiaries is conducted, and in each case which (i) exists on the Issue Date (including each Person in which the Company owns, directly or indirectly, any Equity Interests as of the Issue Date that is not a wholly-owned Subsidiary) or (ii) is formed or created in the ordinary course of business, consistent with the Company’s past practice and for a legitimate business purpose; provided that commencement of operations by the Company in a jurisdiction where the Company previously did not operate shall not, by itself, be deemed to be outside of the ordinary course of business and not consistent with the Company’s past practice.

“Junior Debt” means any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or any Guarantee or that is unsecured or secured on a junior lien basis to the Notes or any Guarantee (excluding any intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries).

“Junior Lien” means a Lien granted by the Company or any Guarantor in favor of the Junior Lien Collateral Agent, at any time, upon any Collateral to secure Junior Lien Obligations.

“Junior Lien Collateral Agent” means the collateral agent or agents or other representative or representatives of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement, in each case, together with its successors and assigns.

“Junior Lien Debt” means Indebtedness secured by a Lien that is (x) junior in priority to First Lien Debt and (y) incurred pursuant to clause (3)(b) of Section 4.09(b), that is permitted to be incurred and so secured under the Note Documents; provided that:

(1)            on or before the date on which such Indebtedness is incurred by the Company or any Guarantor, the Company shall deliver to each First Lien Representative and Junior Lien Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Intercreditor Agreement), along with an Officers’ Certificate identifying the obligations constituting Junior Lien Obligations;

(2)            on or before the date on which any such Indebtedness is incurred by the Company or any Guarantor, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to the Junior Lien Representative and Junior Lien Collateral Agent as “Junior Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement; and

(3)            a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and secured.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means, in the case of any series of Junior Lien Debt, the trustee, agent or representative of the holders of such series of Junior Lien Debt who is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such series of Junior Lien Debt, in each case together with its successors in such capacity.

“KSA Commercial Maritime Law” means Royal Decree no. M/33, dated December 12, 2018 Maritime Law, or any successor legislation thereto, as in effect from time to time in the Kingdom of Saudi Arabia.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Letter of Quiet Enjoyment” means: (i) a letter of quiet enjoyment that includes provisions consistent with those provisions listed in Part 1 of Annex C, so long as the Company or the applicable Guarantor uses its commercially reasonable efforts to also include in such letter of quiet enjoyment the provisions consistent with those listed in Part 2 of Annex C, and otherwise does not include any material obligations or material restrictions on the First Lien Collateral Agent other than such obligations or restrictions contained in the provisions listed in Part 1 or Part 2 of Annex C, as certified by the Company in an Officers’ Certificate delivered to the First Lien Collateral Agent; or (ii) a letter of quiet enjoyment substantially in the form of any letter of quiet enjoyment, subordination and non-disturbance agreement or similar agreement in effect on the date hereof or approved in writing (including electronic mail) by the First Lien Collateral Agent in its capacity as the DIP agent under that certain Senior Secured Superpriority Debtor in Possession Credit Agreement, dated September 25, 2020, entered into by the First Lien Collateral Agent as the DIP Agent, Valaris plc, as lead borrower, certain other Subsidiaries of Valaris plc party thereto from time to time and certain lenders party thereto from time to time (the “DIP Credit Agreement”), as certified by the Company in an Officers’ Certificate delivered to the First Lien Collateral Agent; provided, that each such letter of quiet enjoyment, subordination and non-disturbance agreement or similar agreement referred to in this clause (ii) shall only be approved for use with the applicable counterparty for which it was approved under the DIP Credit Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Recourse Debt” means Indebtedness Incurred by a Restricted Subsidiary for the purpose of financing a portion of the purchase price of one or more Vessels, as and to the extent permitted pursuant to clause (19) of Section 4.09(b), which Indebtedness may be secured by Liens on such Vessels and on any other assets acquired with the proceeds of such Indebtedness pursuant to clause (28) of the definition of Permitted Liens, and the sole recourse of the holder of such Indebtedness shall be to such pledged Vessels and such other pledged assets, and such holder shall have no recourse to the borrower of such Indebtedness or to the Company or any other Restricted Subsidiary, or to any other of their respective assets.

“Management Incentive Plan” means the 2021 Management Incentive Plan of the Company, as the same may be amended, supplemented or modified from time to time, together with any applicable award agreement issued thereunder.

“Management Incentive Plan Award” means any award granted under the Management Incentive Plan to any current or former officer, director, employee or independent contractor of the Company or any Restricted Subsidiary.

“Material Adverse Effect” means any event or occurrence which could reasonably be expected to result in a material adverse effect on (a) the operations, business, assets or financial condition of the Company and the Guarantors taken as a whole; (b) the rights and remedies of the Trustee or any holder of any Note under any Note Document; or (c) on the legality, validity, binding effect or enforceability against any of the Company or a Guarantor of any Note Document to which it is a party.

“Maturity Date” means April 30, 2028.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means each Vessel Mortgage, each other mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on property owned or leased by any Collateral Grantor is granted to secure First Lien Obligations under any First Lien Document or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented or modified from time to time.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)           any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or other asset dispositions (other than in the ordinary course of business) or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries; and

(2)           any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received as dividends, distributions or other returns upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax-sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the properties or assets that were the subject of such Asset Sale (which Permitted Lien is and is permitted to be senior to the Liens securing the Notes and the Guarantees or is on property or assets that do not constitute Collateral), or Indebtedness (other than Indebtedness that is subordinated in right of payment to the Notes or the Guarantees or that is secured by a Lien that is junior in priority to the Liens securing the Notes) which must by its terms, in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, and (3) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Company or any Restricted Subsidiaries in connection with such Asset Sale or for other liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or the Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1)          as to which neither the Company nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)          no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)          as to which the governing documentation provides that the lenders will not have any recourse to the stock or assets of the Company or any of the Restricted Subsidiaries.

“Note Documents” means this Indenture, the Notes, the Collateral Documents, the Guarantees and any agreement, instrument or other document evidencing or governing any Notes Obligations.

“Notes” has the meaning provided in the recitals hereto.

“Notes Custodian” has the meaning provided in the Appendix.

“Notes Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Guarantor arising under this Indenture, the Notes, the Guarantees or the Collateral Documents (including all principal, premium, interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed or allowable in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, any Manager, any Director, any Managing Director, or any Senior Vice President, Executive Vice President or Vice President of such Person; provided that any Guarantor shall be permitted to authorize an Officer of the Company to act as its Officer (including its Financial Officer) regardless of whether such Officer holds one of the foregoing positions with such Guarantor.

“Officers’ Certificate” means a certificate signed on behalf of any Person by two Officers and/or directors, one of whom must be a Financial Officer of such Person.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.04. The counsel may be an employee of, or counsel to, the Company or any Subsidiary of the Company.

“Other JV Related Assets” means collectively, (i) the Equity Interests of any Joint Venture (other than ARO), owned, directly or indirectly, by the Company or its Subsidiaries, (ii) any loans, notes or other obligations of any such Joint Venture (other than ARO) to the Company or any of its Subsidiaries, (iii) all right, title and interest of the Company or any of its Subsidiaries in and to any joint venture, shareholder or similar agreement in respect of any such Joint Venture, (iv) the rights of the Company or any of its Subsidiaries under (x) any Drilling Contract or agreement to operate between the Company or any of its Subsidiaries and any such Joint Venture in respect of any Vessel owned by the Company or any of its Subsidiaries and (y) any agreement pursuant to which the Company or any of its Subsidiaries manages a Third Party Vessel.

“Other Vessel” means any drilling rig, drillship, semisubmersible drilling unit, mobile offshore drilling unit or vessel, the primary purpose of which is the exploration and production drilling for crude oil or hydrocarbons, excluding any Jackup Rig.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of the Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that (i) the aggregate amount of cash and Cash Equivalents received by the Company and the Restricted Subsidiaries in any such purchase and sale or exchange shall be no more than 10% of the Fair Market Value of the Related Business Assets sold or exchanged by the Company and the Restricted Subsidiaries, and (ii) the aggregate amount of cash and Cash Equivalents received by the Company and the Restricted Subsidiaries in all such purchases and sales or exchanges shall not exceed $50 million.

“Permitted Business” means a business in which the Company and the Restricted Subsidiaries were engaged on the Issue Date, and any business reasonably related or complementary thereto.

“Permitted Investments” means:

(1)          any Investment in the Company or in any Guarantor;

(2)          any Investment in cash or Cash Equivalents;

(3)          any Investment by the Company or any Guarantor in a Person, if as a result of such Investment:

(a)          such Person becomes a Guarantor; or

(b)          such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor;

(4)          any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale, whether in a single transaction or a series of related transactions, of property or assets of the Company or any of the Restricted Subsidiaries, that was made pursuant to and in compliance with Section 4.10 or (b) a disposition of properties or assets that does not constitute an Asset Sale;

(5)          any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)          any Investments received in compromise or resolution of obligations of trade creditors or customers and any other settlement of amounts due that were incurred in the ordinary course of business of the Company or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;

(7)          Investments represented by Hedging Obligations permitted by clause (6) of Section 4.09(b);

(8)          any guarantee of Indebtedness or other obligations of the Company or any Guarantor permitted to be incurred under this Indenture;

(9)          Investments that are in existence on the Issue Date, and any extension, modification or renewal thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(10)        Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person in compliance with this Indenture, including by way of a merger, amalgamation or consolidation, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(11)        loans or advances referred to in clause (5) of Section 4.11(b);

(12)        Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of the Restricted Subsidiaries;

(13)            Investments in any Joint Ventures (but not in any Unrestricted Subsidiary) of:

(x) Vessels and direct or indirect Equity Interests of Vessel owners, with an aggregate value not to exceed (A) with respect to any Investment of any Jackup Rigs or Equity Interests of Jackup Rig owners, 20% of the combined book value of all Jackup Rigs (calculated on the basis of the book value as of the Issue Date, with respect to any Jackup Rigs owned by the Company and any of its Subsidiaries as of the Issue Date, and as of the date of its acquisition, with respect to any Jackup Rig acquired after the Issue Date) owned by the Company and its wholly-owned Subsidiaries as of the date of any such Investment, and (B) with respect to any Investment of any Other Vessels or Equity Interests of Other Vessel owners, 20% of the combined book value of all Other Vessels (calculated on the basis of the book value as of the Issue Date, with respect to any Other Vessels owned by the Company and any of its Subsidiaries as of the Issue Date, and as of the date of its acquisition, with respect to any Other Vessels acquired after the Issue Date) owned by the Company and its wholly-owned Subsidiaries on the date of any such Investment, but in each case excluding the book value of all Vessels that constitute Excluded Vessels as of such date;

(y) cash and Cash Equivalents, in an amount not to exceed $175 million at any time outstanding or, following the Floater Restructuring Transaction, $125 million (at any such time, calculated on a net basis taking into account prepayments or repayments of loans or advances, but not payments of interest, fees, costs, expenses or premium, in each case with respect to any intercompany Indebtedness, and dividends and distributions in the form of cash or Cash Equivalents); and

(z) any Vessels on Schedule A operating in the Kingdom of Saudi Arabia as of the Issue Date in addition to four other Vessels identified by the Company in an Officers’ Certificate delivered to the Trustee, in each case as and to the extent required pursuant to the KSA Commercial Maritime Law, but only to the extent that (i) the Company is not able, using its commercially reasonable efforts, to obtain an exemption from such law as to any such Vessel, and (ii) compliance with such law as to any such Vessel cannot be achieved by any other means that do not require the payment of material costs or expenses or the incurrence of material additional obligations, which are materially adverse to the Company and the Collateral, taken as whole, as compared with transfer of any such Vessel to a Joint Venture, including through the use of a bareboat charter of such Vessel to a joint venture controlled or majority-owned by a Saudi national; and provided that in the event of any such Investment of any such Vessels, (A) any cash and Cash Equivalents received by the Company or any of its Subsidiaries in respect thereof shall be treated as Net Proceeds and shall be subject to the provisions of Section 4.10(c), and (B) for the avoidance of doubt, any Equity Interests or Indebtedness received by the Company or any of its Subsidiaries in respect thereof shall be deemed to constitute Other JV Related Assets;

provided that the Company or the applicable Restricted Subsidiary shall use its commercially reasonable efforts to ensure that all Other JV Related Assets related to the applicable Joint Venture are included in the Collateral;

(14)            Investments in the ordinary course of business and consistent with past practice (x) in Restricted Subsidiaries, consisting of inventory, spare parts and equipment, and cash or Cash Equivalents to fund operating and administrative expenses (including taxes), maintenance capital expenditures and intercompany interest of the transferee Restricted Subsidiary, and (y) in Joint Ventures, consisting of spare parts and equipment; provided that in each case, and notwithstanding anything in the Agreed Security Principles to the contrary, except for Investments of inventory and assets with a book value equal to or less than $100,000, such Investments shall be subject to the Global Intercompany Note, which shall be deemed to be an Instrument as defined under the U.S. Security Agreement, provided that no such Investments may be made pursuant to this clause (14) unless they are subject to the Global Intercompany Note;

(15)            Investments of cash and Cash Equivalents (i) in any Joint Venture in existence as of the Issue Date, to the extent required by the applicable joint venture agreement (as such joint venture agreement exists on the Issue Date); (ii) in any other Joint Venture described in clause (x) of the definition thereof (other than a Joint Venture that is the owner of a Silo Vessel (or a Vessel that would be a Silo Vessel if it were owned by a Subsidiary), in an amount not to exceed $5 million at any time outstanding in respect of such Investments in such other Joint Venture, to the extent required by the applicable joint venture agreement; or (iii) in any other Joint Venture described in clause (y) of the definition thereof, in an amount not to exceed $100,000 at any time outstanding in respect of such Investments in such other Joint Venture, to the extent required by the applicable joint venture agreement;

(16)            Investments of cash and Cash Equivalents in Restricted Subsidiaries that are not Guarantors in an aggregate amount not to exceed $1 million at any time outstanding;

(17)            the Investments contemplated by Sections 11.13(c) and (d) as and to the extent permitted therein;

(18)            following the consummation of the Floater Restructuring Transaction in accordance with Section 11.13, Investments by the Company or any of its Restricted Subsidiaries in the Unrestricted Floater Subsidiary of Other Vessels; provided that immediately after giving pro forma effect to any such Investment, the Adjusted Interest Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than 2.0 to 1.0;

(19)            any repurchase, redemption, defeasance or other acquisition or retirement for value of the Notes; and

(20)            any Investment (excluding Investment of any Vessel and any Equity Interest or Indebtedness of any owner of any Vessel) by the Company or a Restricted Subsidiary in an amount not to exceed the greater of (x) $100 million (or, following the Floater Restructuring Transaction, $50 million) and (y) 4% of Total Assets, at any time outstanding;

provided that notwithstanding anything to the contrary contained in this Indenture, neither the Company nor any of its Restricted Subsidiaries may make any Investment of any (v) accounts receivable, (w) promissory notes or other intercompany Indebtedness, (x) ARO JV Related Assets, (y) Other JV Related Assets, or (z) any Equity Interest or Indebtedness of any owner of any of such assets, in or to any Unrestricted Subsidiary, Joint Venture or any other non-wholly owned Subsidiary.

“Permitted Jurisdiction” means any of England, Wales, Scotland, Jersey, Bermuda, Cayman Islands, Ireland, Switzerland, Singapore, United States, Netherlands, Luxembourg and Denmark.

“Permitted Liens” means:

(1)            Liens on assets of the Company or the Guarantors securing the Notes (excluding Additional Notes issued in accordance with this Indenture) and the Guarantees thereof, and any other First Lien Debt;

(2)            Liens in favor of the Company or any Guarantor;

(3)            Liens on property of a Person existing at the time such Person is merged with or into or amalgamated or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to such merger, amalgamation or consolidation, were not incurred in contemplation thereof, and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Company or any Restricted Subsidiary;

(4)            Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary, provided that such acquisition is made in compliance with this Indenture; and provided further that such Liens were in existence prior to such acquisition and were not incurred in contemplation thereof, and do not extend to any other property (including Capital Stock);

(5)            Liens to secure the performance of statutory obligations, workers’ compensation claims, unemployment insurance, old age pensions, social security retirement benefits, other forms of governmental insurance, self-insurance obligations, surety bonds, importation bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)            Liens existing on the Issue Date (other than Liens referred to in clause (1) of this definition);

(7)            Liens for taxes, assessments or governmental charges or claims (i) that are not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision if required by GAAP has been made therefor;

(8)            Liens imposed by law, such as suppliers’, carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business, for amounts (i) not more than 45 days past due or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision as required in conformity with GAAP has been made therefor;

(9)            minor defects, irregularities and deficiencies in title to, and survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, including with respect to the physical placement and location of pipelines, that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the applicable Person;

(10)          Liens on the Collateral securing Junior Lien Debt;

(11)          Liens to secure Indebtedness permitted to be Incurred under this Indenture to refinance any Indebtedness secured by Liens permitted to exist pursuant to clause (3), (4), (6), (10) or this clause (11) of this definition (or Liens that otherwise replace Liens referred to in such clauses); provided that;

(a)            the new Lien is limited to all or part of the same property and assets covered by the initial Lien (plus improvements and accessions to such property, or proceeds or distributions thereof) or any after-acquired property that, pursuant to any after-acquired property clauses in written agreements pursuant to which the original Lien arose, is required to be pledged to secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof);

(b)            the Indebtedness or other obligation secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness or obligation and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(c)            if the initial Lien secured Indebtedness that is subordinated in right of payment to the Notes or a Guarantee, then the Indebtedness secured by the new Lien shall be so subordinated on terms at least as favorable to the Holders; and

(d)            the new Liens securing the refinancing Indebtedness have a Lien priority equal to or junior to the Liens securing the Refinanced Indebtedness.

(12)          Liens arising by reason of any judgment, attachment, decree or order of any court or other governmental authority not giving rise to an Event of Default, and prejudgment liens created by or existing as a result of any litigation or legal proceeding, in each case that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision as required in conformity with GAAP has been made therefor;

(13)          Liens securing Cash Management Obligations owing to a bank and rights of setoff in favor of a bank, imposed by law or granted in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(14)            Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(15)          Liens to secure liabilities in respect of reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance or any other insurance required to be maintained pursuant to any Securities Document to the Company or any Restricted Subsidiary;

(16)          Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers of the Company and the Restricted Subsidiaries in the ordinary course of business;

(17)            Liens incurred in the ordinary course of business to secure performance of tenders, bids, contracts, performance guarantees, leases, letters of credit that are issued in connection with regulatory, tax or customs liabilities or contract performance, statutory obligations, performance bonds, bid bonds, customs bonds and similar obligations entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by the Company or its Subsidiaries in the ordinary course of business;

(18)            any supersedeas bonds, appeal bonds, return-of-money or payment bonds and similar obligations related to judgments or litigation; provided that the aggregate amount of such bonds and obligations (other than such bonds and obligations in respect of tax assessments or liabilities) does not exceed $75 million at any time, and provided further that such bond or obligation secured is not for Indebtedness for borrowed money and is not overdue, or if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(19)            Permitted Rig Liens;

(20)            legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature;

(21)            Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;

(22)            Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business;

(23)            Liens representing the interest in title of a lessor;

(24)            (a) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness (so long as such defeasance, discharge or redemption is permitted under Section 4.07) or (b) Liens arising under this Indenture in favor of the Trustee for its own benefit and for the benefit of the First Lien Collateral Agent and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(25)            Liens securing Indebtedness (including Permitted Refinancing Indebtedness) Incurred pursuant to clause (13) or clause (20) of Section 4.09(b); provided that such Liens extend only to (i) the assets purchased with the proceeds of such Indebtedness, (ii) Excluded Vessels described in clause (e) of the definition thereof whose renovations, repairs, improvements or updates are financed with the proceeds of such Indebtedness, or (iii) the renovations, repairs, improvements and upgrades financed with the proceeds of such Indebtedness;

(26)            Liens Incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (x) $150 million (or, following the Floater Restructuring Transaction, $100 million) and (y) 6% of Total Assets, at any one time outstanding; provided that any such Liens upon Collateral shall be Junior Liens;

(27)            Liens securing Indebtedness Incurred pursuant to clauses (14) and (15) of Section 4.09(b); and

(28)            Liens on assets acquired with the proceeds of Indebtedness (including Permitted Refinancing Indebtedness in respect thereof) Incurred pursuant to clause (19) of Section 4.09(b) and, with respect to Indebtedness described in clause (19)(i) of Section 4.09(b), (i) Liens on the Equity Interests of the Restricted Subsidiary that directly owns such assets and (ii) Liens on other assets and property owned by any such Restricted Subsidiary that are used in the operation, maintenance or repair of such assets acquired with the proceeds of such Indebtedness, or which are incidental thereto, which Liens, in each case, secure only such Indebtedness; provided that such Restricted Subsidiary does not hold any assets that are not Excluded Property or property of the type referred to in clause (ii) above.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Permitted Prior Lien” has the meaning provided in the Collateral Agency Agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, other Indebtedness of the Company or any of the Restricted Subsidiaries (other than intercompany Indebtedness) (the “Refinanced Indebtedness”); provided that:

(1)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) (plus all accrued and unpaid interest on the Refinanced Indebtedness and the amount of all cash fees and expenses, including premiums, reasonably incurred in connection therewith);

(2)            such Permitted Refinancing Indebtedness has a final maturity date that is either no earlier than the final maturity date of the Refinanced Indebtedness, or is no earlier than the date that is 91 days after the Maturity Date, the terms of such Permitted Refinancing Indebtedness shall not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Maturity Date, and the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness at the time of its issuance is equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;

(3)            if the Refinanced Indebtedness is incurred by a Guarantor and is (a) subordinated in right of payment to the Notes or a Guarantee, then such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Guarantee, as the case may be, or (b) pari passu in right of payment with the Notes or a Guarantee, then such Permitted Refinancing Indebtedness is subordinated to or pari passu in right of payment with the Notes or such Guarantee, as the case may be, in the case of each of (a) and (b), on terms at least as favorable to the Holders as those contained in the documentation governing the Refinanced Indebtedness;

(4)            the obligors with respect to such Permitted Refinancing Indebtedness do not include any Persons that were not obligors of such Refinanced Debt; and

(5)            in the case of Permitted Refinancing Indebtedness in respect of secured indebtedness, the Liens securing such Permitted Refinancing Indebtedness (a) have a Lien priority equal to or junior to the Liens securing the Refinanced Indebtedness and (b) do not extend to any assets other than assets that secured the Refinanced Indebtedness or any after-acquired assets that, pursuant to any after-acquired property clauses in written agreements pursuant to which the original Lien arose, are required to be pledged to secure the Refinanced Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof in accordance with the terms of the Refinanced Indebtedness).

“Permitted Rig Liens” means, at any time with respect to a Vessel:

(a) Liens for crews’ wages (including the wages of the master of the Vessel that are discharged in the ordinary course of business and have accrued for not more than sixty (60) days (or such longer period provided for under any First Lien Documents) unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(b) Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Vessel, the master of the Vessel or a charterer or lessee of such Vessel, which in each case have accrued for not more than sixty (60) days (or such longer period provided for under any First Lien Documents), unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(c) shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining, repairing, modifying, refurbishing, or rebuilding the Vessel (other than those referred to in clauses (a) and (b) above), including maritime Liens for necessaries, which in each case have accrued for not more than sixty (60) days (or such longer period provided for under any First Lien Documents), unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture, or loss;

(d) Liens for damages arising from maritime torts which are unclaimed or are covered by insurance (subject to reasonable deductibles), or in respect of which a bond or other security has been posted on behalf of the Company or relevant Restricted Subsidiary with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Company or relevant Restricted Subsidiary, and the Company or relevant Restricted Subsidiary shall have set aside on its books adequate reserves with respect to such Lien, and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture, or loss;

(e) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles); and

(f) Liens for Drilling Contracts or subcharters or subleases that are effective as of the Issue Date or are subordinate to the lien of any relevant Vessel Mortgage, and not otherwise prohibited under this Indenture.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Interest” means interest payable by increasing the principal amount of the Notes or by issuing PIK Notes.

“PIK Notes” means Notes issued in the form of PIK Interest.

“Pledge Agreement” means each pledge agreement, share charge, share mortgage or similar instrument pursuant to which a Collateral Grantor grants to the First Lien Collateral Agent a Lien in Equity Interests in a Subsidiary directly owned by such Collateral Grantor, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Public Company” means any Person whose equity securities are listed on a national securities exchange or interdealer quotation system in the United States or on a Designated Offshore Securities Market (as defined in Rule 902(b) of Regulation S).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Services Contract” means, as of any date of determination, with respect to any Vessel acquired by, or committed to be delivered to, the Company or any of the Restricted Subsidiaries, a bona fide contract or series of contracts, together with any amendments, supplements or modifications thereto, that the Board of Directors of the Company, acting in good faith, designates as a “Qualified Services Contract” pursuant to a resolution of the Board of Directors of the Company, which contract or contracts:

(1)            are between the Company or one of the Restricted Subsidiaries, on the one hand, and a Person that is not an Affiliate of the Company, on the other hand;

(2)            provide for services to be performed by the Company or one or more of the Restricted Subsidiaries involving the use of such Vessel by the Company or one or more of the Restricted Subsidiaries, in either case for a minimum aggregate period of at least one year from (i) the date of determination or (ii) a future date that is no later than the date that is three months from the date of determination (the period during which such services are to be performed, the “Active Service Period”); and

(3)            provide for a fixed or minimum day rate or fixed rate for such Vessel covering the entire Active Service Period contemplated by clause (2) above.

For the avoidance of doubt, neither a letter of intent nor a letter of award with respect to a Vessel is a Qualified Services Contract.

“Qualified Vessel” means a Vessel that is subject to a Qualified Services Contract.

“Rating Agencies” means S&P, Moody’s and Fitch or if no rating of S&P, Moody’s or Fitch is publicly available, as the case may be, the equivalent of such rating selected by the Company by any other nationally recognized statistical ratings organization.

“Ready for Sea Cost” means, with respect to a Vessel to be acquired by the Company or any Restricted Subsidiary, the aggregate amount of all expenditures Incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.

“Refinanced Indebtedness” has the meaning provided in the definition of “Permitted Refinancing Indebtedness”.

“Regulation S” has the meaning provided in the Appendix.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Relevant Business Day” means, when used in connection with the creation of a Lien on any asset, any Business Day that is not a day on which banking institutions in any jurisdiction the laws of which are relevant to the creation of such Lien are authorized or required by law to close.

“Required Guarantor” means any Restricted Subsidiary that is not an Excluded Subsidiary.

“Responsible Officer” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture.

“Restricted Global Note” has the meaning provided in the Appendix.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes Legend” has the meaning provided in the Appendix.

“Restricted Subsidiary” means any Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided that (i) upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a Restricted Subsidiary and (ii) notwithstanding anything to the contrary in this Indenture, each Collateral Grantor shall at all times be a Restricted Subsidiary.

“Rule 144A” has the meaning provided in the Appendix.

“S&P” means Standard & Poor’s Rating Services, or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Security Agreement” means, collectively, the U.S. Security Agreement and each other security agreement or similar instrument executed by a Collateral Grantor pursuant to which such Person grants to the First Lien Collateral Agent a Lien on the assets owned by such Person, in each case, as amended, amended and restated, or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date, provided that notwithstanding anything to the contrary in this Indenture, each Restricted Subsidiary that owns a direct or indirect interest in a Vessel shall be a Significant Subsidiary at all times.

“Silo Vessel” means a Vessel that (a) is owned by a Subsidiary that does not directly or indirectly own any Vessel that is not a Silo Vessel, and (b) is acquired, or is owned by an Unrestricted Subsidiary that is acquired, with consideration that consists at least primarily of Equity Interests of the Company or a Subsidiary; provided that (i) any Indebtedness Incurred in connection with any such acquisition is and remains an obligation only of the acquiring Unrestricted Subsidiary (and any of its Subsidiaries), and neither the Company nor any Restricted Subsidiary will have any liability in respect of such Indebtedness, and no Lien on any of their respective assets to secure such Indebtedness will be granted, created or permitted to exist; and (ii) any Restricted Subsidiary that issues any Equity Interests in connection with any such acquisition must be or must become an obligor on the Notes.

“Stated Maturity” means, with respect to any installment of interest or principal on any item or series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date or, if such item or series is Incurred after the Issue Date, the date such item or series is Incurred.

“Subsidiary” means, with respect to any specified Person, any corporation, company, partnership, joint venture, or other entity of which more than 50% of the outstanding capital stock or other Equity Interests having ordinary voting power (irrespective of whether or not at the time capital stock or other Equity Interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the occurrence of any contingency) is at the time owned directly or indirectly by such Person and, in respect of an entity incorporated in Jersey, means a subsidiary within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991. Unless otherwise provided or the context otherwise requires, the terms “Subsidiary” and “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Company.

“Subject Jurisdictions” means each Initial Subject Jurisdiction and each Additional Subject Jurisdiction.

“Third Party Vessel” means any Vessel that is now or hereafter managed by the Company or any Subsidiary but is not owned by the Company or any Subsidiary.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company (with adjustments to exclude assets of any Unrestricted Subsidiary).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 30, 2023; provided that if the period from the redemption date to April 30, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 as in force on the date as of which this instrument was executed; provided that, in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” or ‘TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter “Trustee” means each Person who is then a Trustee thereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“U.S. Security Agreement” means that certain U.S. Security Agreement, dated as of the Issue Date, entered into by the Company, the other grantors party thereto from time to time and the First Lien Collateral Agent.

“Unrestricted Subsidiary” means:

(1)            any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as properly designated by the Company, as provided below); and

(2)            any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1)            to the extent any Indebtedness of such Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted by Section 4.07 and Section 4.09;

(2)            the Subsidiary to be so designated and each Subsidiary of such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Restricted Subsidiaries;

(3)            the Subsidiary to be so designated and each Subsidiary of such Subsidiary are Persons with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Capital Stock or to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)            neither the Subsidiary to be so designated nor any Subsidiary of such Subsidiary is (x) the owner, directly or indirectly, of any interests in any Vessel or a Joint Venture that is the owner of a Vessel nor (y) a party to a Drilling Contract, except for (i) Other Vessels and related contracts that are contributed or otherwise transferred to the Unrestricted Floater Subsidiary pursuant to the Floater Restructuring Transaction or clause (18) of the definition of Permitted Investments, or (ii) a Silo Vessel or a Joint Venture that is the owner a Silo Vessel (or a Vessel that would be a Silo Vessel if it were owned by a Subsidiary that is not a Joint Venture);

(5)            neither the Subsidiary to be so designated nor any Subsidiary of such Subsidiary is a “restricted subsidiary” (or equivalent) under the definitive documentation for any Indebtedness of the Company or any Restricted Subsidiary (other than this Indenture); and

(6)            except to the extent not prohibited by Section 4.11, is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary, unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company.

“Valaris ARO Shareholder” means Rowan Rex Limited, a limited company organized and existing under the laws of the British Overseas Territory of the Cayman Islands, for so long as it holds any of the Equity Interests in ARO, and any other Restricted Subsidiary that holds any of the Equity Interests in ARO.

“Vessel” means any Jackup Rig or Other Vessel.

“Vessel Mortgage” means each first preferred or first priority mortgage and any other instruments, such as statutory mortgages and deeds, over any Collateral Vessel, each duly registered in the relevant registry in favor of the First Lien Collateral Agent, in its capacity as security trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Vessel Security Agreement” means that certain Vessel Security Agreement, dated as of the date hereof, by and among the Guarantors from time to time party thereto and the First Lien Collateral Agent.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)            the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)            the then outstanding principal amount of such Indebtedness.

Section 1.02      Other Definitions.

Term	Defined in Section
“Act”	Section 9.08(a)
“Additional Amounts”	Section 4.18(a)
“Agreed Security Principles”	Section 11.01(f)
“Affiliate Transaction”	Section 4.11(a)
“Appendix”	Section 2.01
“Asset Sale Offer”	Section 4.10(e)
“Asset Sale Offer Amount”	Section 3.09(b)
“Asset Sale Offer Period”	Section 3.09(b)
“Asset Sale Offer Settlement Date”	Section 3.09(b)
“Asset Sale Offer Termination Date”	Section 3.09(c)(i)
“Authorized Agent”	Section 12.08
“Change of Control Offer”	Section 4.15(a)
“Change of Control Payment”	Section 4.15(a)
“Change of Control Payment Date”	Section 4.15(a)
“Code”	Section 4.18(a)(8)
“Collateral”	Section 11.01(a)
“Collateral Vessel”	Section 11.01(a)(iii)
“Covenant Defeasance”	Section 8.03
“Discharge”	Section 8.08(5)
“Event of Default”	Section 6.01
“Excess Proceeds”	Section 4.10(e)
“Excluded Assets”	Section 11.12(2)
“Floater Restructuring Transaction”	Section 11.13(a)
“Incur”	Section 4.09(a)
“Indemnified Taxes”	Section 4.18(a)
“Intercompany Transfers”	Section 4.08(a)(3)
“Legal Defeasance”	Section 8.02
“MD&A”	Section 4.03(a)(1)
“Paying Agent”	Section 2.03
“Payment Default”	Section 6.01(e)(1)
“Permitted Debt”	Section 4.09(b)
“Principal Collateral"	Section 11.01(f)(ii)(4)
“Principal Jurisdiction"	Section 11.01(d)
“Register”	Section 2.03
“Registrar”	Section 2.03
“Restricted Payments”	Section 4.07(a)(4)
“Reversion Date”	Section 4.19(b)
“Shareholder Instruments”	Definition of ARO JV Related Assets
“Specified Tax Jurisdiction”	Section 4.18(a)
“Successor Company”	Section 5.01(a)(1)
“Successor Guarantor”	Section 5.01(b)(1)(A)
“Suspended Covenants”	Section 4.19(a)
“Suspension Period”	Section 4.19(b)
“Taxes”	Section 4.18(a)
“Unrestricted Floater Subsidiary”	Section 11.13(a)
“Unrestricted Floater Subsidiary Credit Facility”	Section 11.13(d)

Section 1.03        Rules of Construction.

Unless the context otherwise requires:

(1)            a term has the meaning assigned to it;

(2)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)            “or” is not exclusive;

(4)            words in the singular include the plural, and in the plural include the singular;

(5)            the meanings of the words “will” and “shall” are the same when used to express an obligation;

(6)            references to sections of or rules under the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(7)            “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision of this Indenture;

(8)            “including” means “including, without limitation”;

(9)            references herein to Articles, Sections and Exhibits are to be construed as references to articles of sections of, and exhibits to, this Indenture, unless the context otherwise requires; and

(10)            unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights and real property.

Section 1.04        Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. The following Trust Indenture Act terms used in this Indenture have the following meanings:

(1)            “indenture securities” means the Notes and the Guarantees.

(2)            “indenture securityholder” means a Holder.

(3)            “indenture to be qualified” means this Indenture.

(4)            “indenture trustee” or “institutional trustee” means the Trustee.

(5)            “obligor on the indenture securities” means the Company, the Guarantors or any other obligor on the Securities.

(6)            All terms used in this Indenture that are defined by the Trust Indenture Act, defined by a Trust Indenture Act reference to another statute or defined by Commission rule under the Trust Indenture Act and not otherwise defined herein have the meanings assigned to them therein.

Section 1.05        Conflict With Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with any provision of the Trust Indenture Act or another provision hereof required to be included in this Indenture by any of the provisions of the Trust Indenture Act, such provision of the Trust Indenture Act shall control to the extent so required. The preceding sentence shall not apply to any provision of this Indenture that modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded.

Article 2
THE NOTES

Section 2.01        Form and Dating.

Provisions relating to the Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”), which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 1 to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have other notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix are part of the terms of this Indenture. The Notes shall be in minimum denominations of $1,000 and integral multiples thereof; provided that after any initial PIK Payment, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

The terms and provisions contained in the Appendix and the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture or a supplemental indenture hereto, as applicable, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any such provision conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02        Execution and Authentication.

At least one Officer of the Company shall sign the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver Notes in an aggregate principal amount of $550,000,000 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in an authentication order of the Company, including PIK Notes and Additional Notes. Such order shall specify the aggregate principal amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and to whom the Notes shall be registered and delivered and, in the case of an issuance of Additional Notes pursuant to Section 2.14 after the Issue Date, shall certify that such issuance is in compliance with Sections 4.09 and 4.12.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03        Registrar and Paying Agent.

The Company shall at all times maintain an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency in the contiguous United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the Trust Indenture Act. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such. Other than for purposes of effecting a redemption or an offer to purchase described in Sections 3.07, 3.09, 4.10 or 4.15 or in connection with Legal Defeasance, Covenant Defeasance or Discharge, the Company or any of its domestically organized wholly-owned Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes at the Corporate Trust Office of the Trustee.

Section 2.04        Paying Agent to Hold Money and PIK Notes in Trust.

Prior to 11:00 a.m. New York City time, on each date on which any principal, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and cash interest, and increase the principal amount of the Notes or issue PIK Notes to pay PIK Interest pursuant to an Authentication Order delivered to the Trustee specifying the PIK Note amount to be issued on the applicable interest payment date, when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium, if any, cash interest, if any, or Additional Amounts, if any, on, the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Holders. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Event of Default under Section 6.01(a) or (b), upon written request to a Paying Agent, require such Paying Agent to forthwith pay to the Trustee all sums so held in trust by such Paying Agent and, in each case, to account for any funds disbursed by such Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Company or any of its Subsidiaries) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05        Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, or to the extent otherwise required under the Trust Indenture Act, the Company shall furnish to the Trustee in writing, at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders. The Company shall otherwise comply with Section 312(a) of the Trust Indenture Act.

Section 2.06        Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. The Company may require payment of a sum sufficient to cover any taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.06 (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.04, 3.07, 3.09, 4.10, 4.15 or 9.06).

Section 2.07        Replacement Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Registrar or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Registrar, Paying Agent and the Trustee and in the judgment of the Company to protect the Company from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company.

Section 2.08        Outstanding Notes.

The Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in interests in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company, any Guarantor or an Affiliate of the Company or any Guarantor holds the Note.

If the Paying Agent (other than the Company or a Subsidiary thereof) holds in trust, in accordance with this Indenture, by 11:00 a.m. New York City time, on a redemption date or other maturity date money sufficient to pay all principal, interest, premium, if any, and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) shall cease to be outstanding and interest on them shall cease to accrue.

Section 2.09        Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, and for purposes of the payment or reimbursement of expenses of the Holders of a majority in aggregate principal amount of the outstanding Notes pursuant to Section 7.07, Notes owned by the Company or any Guarantor, or by any Affiliate of the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee actually knows are so owned will be so disregarded. Notwithstanding anything in this Indenture to the contrary, no Person shall be deemed or presumed to have any such controlling interest, or to be under common control of any other Person with the Company or any Guarantor, solely as a result of such Person and/or such other Person being a Beneficial Owner of more than 10% of the Company’s outstanding Voting Stock, unless, such Person and/or such other Person (as determined in good faith by the Board of Directors of the Company) has the power, directly or indirectly, to direct or cause the direction of the management and policies of the Company, whether through the ownership of the Voting Stock of the Company, by contract, or otherwise.

Section 2.10       Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for Temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits under this Indenture.

Section 2.11        Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, replacement, payment or cancellation. Upon written request, the Trustee will deliver a certificate of such cancellation to the Company. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12        Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest at the rate specified in the second paragraph of Section 4.01 (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date (which special record date shall not be less than 10 days prior to the related payment date) to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13        CUSIP and ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any changes in “CUSIP” or “ISIN” numbers.

Section 2.14        Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Sections 4.09 and 4.12, to issue not more than $150 million aggregate principal amount of Additional Notes under this Indenture, which Additional Notes shall have identical terms and conditions as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, issue price and the date from which interest will accrue. The Initial Notes issued on the Issue Date, and any PIK Notes and Additional Notes, will be equally and ratably secured by the Liens granted to the First Lien Collateral Agent on the Collateral and shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that in the event any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such non-fungible Notes will be issued with a separate CUSIP or ISIN number so they are distinguishable from the Notes issued on the Issue Date.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1)            the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Sections 4.09 and 4.12 that the Company is relying on to issue such Additional Notes; and

(2)          the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first Interest Payment Date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes.

Article 3
REDEMPTION AND PREPAYMENT

Section 3.01               Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or is required to redeem, or offer to redeem, Notes pursuant to Section 3.09, it shall furnish to the Trustee, at least five Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, an Officers’ Certificate setting forth (i) either the clause of Section 3.07 pursuant to which the redemption shall occur or that such redemption shall occur pursuant to Section 3.09, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price or the method by which it will be determined, and (v) whether the Company requests that the Trustee give notice of such redemption.

Section 3.02               Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, unless otherwise required by law or applicable stock exchange or Depository requirements, from the outstanding Notes not previously called for redemption. In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected, not less than five Business Days (unless a shorter period shall be agreeable to the Trustee) prior to the giving of notice of the redemption pursuant to Section 3.03, by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $1.00 or less can be redeemed in part. Notes and portions of Notes selected shall be in amounts of $1.00 or whole multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03               Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge), the Company shall mail or cause to be mailed, by first class mail, or otherwise given in accordance with the procedures of the Depository, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee). Notices of redemption may be subject to one or more conditions specified in the notice of redemption.

The notice shall identify the Notes to be redeemed and shall state:

(a)           the redemption date;

(b)           the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(c)           if any Note is to be redeemed in part only, the portion of the principal amount of such Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion of the original Note will be issued in the name or transferred by book entry to the applicable Holder upon cancellation of the original Note;

(d)           the name and address of the Paying Agent;

(e)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption shall cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(g)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)           the CUSIP (or ISIN) number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP (or ISIN) number, if any, listed in such notice or printed on the Notes; and

(i)            a description of any conditions to the Company’s obligations to complete the redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, as provided in Section 3.01, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.

Section 3.04                Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03, Notes (or portions thereof) called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price, subject to the satisfaction of any conditions to the redemption specified in the notice of redemption. If delivered in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

Section 3.05               Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on any redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as Paying Agent, segregate and hold in trust as provided in Section 2.04) money sufficient in same day funds to pay the redemption price of and accrued interest (including accrued and unpaid PIK Interest which for the avoidance of doubt shall be paid in cash) on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06                Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue in the name of the applicable Holder and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate and mail to such Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same Indebtedness to the extent not redeemed; provided that each new Note shall be in a principal amount of $1.00 and integral multiples of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an authentication order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07               Optional Redemption.

(a)            At any time prior to April 30, 2023, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture, at one time or from time to time, at a redemption price equal to 104.00% of the principal amount thereof, plus accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest on the Notes, and Additional Amounts, if any, to, but not including, the applicable redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in an amount not greater than the net cash proceeds received by the Company from one or more Equity Offerings; provided that:

(1)            at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture (excluding any Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)            the redemption occurs within 120 days after the date of the closing of such Equity Offering.

(b)           At any time prior to April 30, 2023, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon at least 30 days (but not more than 60 days) prior written notice to Holders, at a redemption price equal to 104.00% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest, and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. The Company shall calculate, or cause the calculation of, the Applicable Premium and the Trustee shall have no duty to calculate or verify the Company’s calculations thereof.

(c)           On or after April 30, 2023, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon at least 30 days (but not more than 60 days) prior written notice to Holders, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest, and Additional Amounts, if any, on the Notes redeemed, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 30 of the years indicated below:

Year	Percentage
2023	104.00%
2024	103.00%
2025	102.00%
2026 and thereafter	100.00%

(d)           The Company may redeem the Notes, at its option, at any time in whole but not in part, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest (if any) to, but not including, the applicable redemption date, plus all Additional Amounts, if any, then due and which will become due as a result of the redemption or otherwise (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in the event that the Company determines in good faith that the Company or any Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes or the Guarantees, Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Company or the relevant Guarantor, as applicable (including making payment through a Paying Agent located in another jurisdiction but not, for the avoidance of doubt, changing the jurisdiction of incorporation of the Company or the relevant Guarantor ), as a result of:

(1)            a change in or an amendment to the laws or treaties (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction); or

(2)            any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction);

provided that in the case of Additional Amounts required to be paid as a result of the Company or relevant Guarantor conducting business other than in the place of its incorporation or organization, such amendment or change must be announced or become effective on or after the date in which it begins to conduct business giving rise to the relevant withholding or deduction.

Notwithstanding the foregoing, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company or the relevant Guarantor, as applicable, would be obligated to pay Additional Amounts if a payment in respect of the Notes or the Guarantees were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Before the Company mails or delivers notice of redemption of the Notes as described above, the Company shall deliver to the Trustee and Paying Agent (a) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing that the Company or any Guarantor has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and Paying Agent will be entitled to conclusively rely upon the Officers’ Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the Holders.

(e)            Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.05.

Section 3.08               [Reserved].

Section 3.09               Offer to Purchase by Application of Excess Proceeds.

(a)           In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, it shall follow the additional procedures specified below.

(b)           Each Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Offer Settlement Date”), the Company shall apply all Excess Proceeds (the “Asset Sale Offer Amount”) to the purchase of the Notes and other Indebtedness of the Company or the applicable Restricted Subsidiary as specified in Section 4.10 or, if less than the Asset Sale Offer Amount has been validly tendered (and not validly withdrawn), all Notes and other Indebtedness of the Company or such Restricted Subsidiary, as applicable, validly tendered (and not validly withdrawn) in response to the Asset Sale Offer.

(c)         Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, or otherwise in accordance with the requirements of the Depository, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)          that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Asset Sale Offer Termination Date”);

(ii)         the Asset Sale Offer Amount, the purchase price and the Asset Sale Offer Settlement Date;

(iii)        that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)        that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Asset Sale Offer Settlement Date;

(v)         that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the Company may reasonably request, to the Company or a Paying Agent at the address specified in the notice, before the Asset Sale Offer Termination Date;

(vi)        that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Asset Sale Offer Termination Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(vii)       that, if the aggregate principal amount of Notes or other First Lien Debt surrendered by Holders and holders of such other First Lien Debt, collectively, exceeds the Asset Sale Offer Amount, the Company shall select the Notes and such other First Lien Debt to be purchased from the amount allocated therefor on a pro rata basis unless otherwise required by law or applicable stock exchange or Depository requirements (with such adjustments as may be deemed appropriate by the Company so that only Notes and First Lien Debt in denominations of $1.00 and integral multiples of $1.00 in excess thereof will be outstanding after such purchase); and

(viii)      that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

Promptly after the Asset Sale Offer Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.10. Prior to 11:00 a.m., New York City time, on the Asset Sale Offer Settlement Date, the Company, the Depository or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

Section 3.10               No Mandatory Sinking Fund.

Except as set forth under Sections 3.09, 4.10 and 4.15, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Article 4
COVENANTS

Section 4.01               Payment of Notes.

The Company shall pay or cause to be paid the principal of, cash interest, premium, if any, and increase the principal amount of the Notes or issue PIK Notes to pay the PIK Interest, on, the Notes on the dates and in the manner provided in the Notes.

In the event that the Company determines to pay PIK Interest for any interest period, then Company will deliver a notice (a “PIK Election”) to the Trustee no later than thirty days prior to the beginning of the relevant interest period, which notice will state the total amount of interest to be paid on the Interest Payment Date in respect of such interest period and the amount of such interest to be paid as PIK Interest. The Trustee, on behalf of the Company, will promptly deliver a corresponding notice provided by the Company to the Holders. For the avoidance of doubt, interest on the Notes in respect of any interest period for which a PIK Election is not timely delivered must be paid entirely in cash. Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any purchase of Notes pursuant to Sections 4.10 and 4.13 hereof shall be made solely in cash.

Principal, cash interest and premium, if any, and any PIK Notes or any increased principal amount of Notes sufficient to pay all PIK Interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, cash interest and premium, if any, then due, and upon delivery of an Authentication Order to the Trustee on or prior to the date the payment is due of any PIK Notes to be authenticated and delivered or any increased principal amount of the applicable Global Notes sufficient to pay all PIK Interest. Subject to Section 4.18, all payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any Taxes, unless the withholding or deduction of such Taxes is then required by law.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then-applicable interest rate on the Notes; and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate as on overdue principal to the extent lawful.

Section 4.02               Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee, an affiliate of the Trustee, the Registrar or the Paying Agent) in the contiguous United States where Notes may be presented or surrendered for payment and shall maintain an office or agency in the contiguous United States (which may be an office of the Trustee, an affiliate of the Trustee, the Registrar or the Paying Agent) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be an office or agency for the purpose of service of legal process against the Company or any Guarantor.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03               Reports.

(a)           Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall furnish to the Trustee and the Holders, so long as any Notes are outstanding:

(1)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, for so long as the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, such date as is required under the rules of the SEC for the filing of any quarterly reports for such fiscal quarter (which shall include any extension as the result of any applicable U.S. securities laws or SEC rules, regulations, guidance or guidelines), reports on Form 10-Q or (in the event the Company is a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act) Form 6-K (or, in each case, any successor form) containing, whether or not required, the Company’s unaudited quarterly consolidated financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and a Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(2)            within 90 days after the end of each fiscal year (or, for so long as the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, by such date as is required under the rules of the SEC for the filing of an annual report for each fiscal year (which shall include any extension as the result of any applicable U.S. securities laws or SEC rules, regulations, guidance or guidelines), an annual report on Form 10-K or (in the event the Company is a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act) Form 20-F (or, in each case, any successor form) containing, whether or not required, the Company’s audited consolidated financial statements, a report thereon by the Company’s certified independent accountants and an MD&A for such fiscal year); and

(3)            (i) at such times as would be required to be filed or furnished to the SEC if the Company was subject to Section 13(a) or 15(d) of the Exchange Act (whether or not the Company is then subject to such requirements), current reports on Form 8-K that the Company would have been required to file or furnish pursuant thereto; or (ii) in the event that the Company is a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act, all such other reports and information that the Company is required to file or furnish pursuant thereto.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.

(b)           The Company shall electronically file or furnish, as the case may be, a copy of all such information and reports referred to in clauses (1) through (3) in paragraph (a) above with the SEC for public availability within the time periods specified therein at any time the Company is then subject to Section 13(a) or 15(d) of the Exchange Act and make such information available to the Holders, and if the Notes are represented by one or more Global Notes, the beneficial owners, of the Notes and prospective investors upon request.

(c)           The Company shall be deemed to have furnished such reports referred to in paragraph (a) above to the Trustee and the Holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in paragraph (a) above on its website within the time periods that would apply to non-accelerated filers if the Company were required to file those reports with the SEC. The Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR filing system (or its successor) or postings to any website have occurred.

(d)           In addition, for so long as any Notes remain outstanding and are subject to restrictions on transfer by non-Affiliates under U.S. federal securities laws, the Company will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(e)           Delivery of reports, information and documents to the Trustee pursuant to this Section 4.03 is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with the covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officers’ Certificate).

Section 4.04               Compliance Certificate.

(a)            The Company shall deliver to the Trustee, within 30 days of the delivery of the information required by Section 4.03(a)(2), an Officers’ Certificate stating (i) that a review of the activities of the Company and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the other Note Documents, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the other Note Documents applicable to the Company and is not in default in the performance or observance of any of the terms, provisions and conditions thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto), (ii) either (x) that all action has been taken with respect to the recording, filing, re-recording and refiling of this Indenture and all amendments, supplemental indentures, financing statements, continuation statements and other documents, as are necessary to maintain the perfected Liens created under the Collateral Documents under applicable law, subject to the Agreed Security Principles and reciting the details of such action or referring to prior Officers’ Certificates in which such details are given or (y) that no such action is necessary to maintain such Liens and (iii) whether the Company is in compliance with Section 11.01(b)(ii) as of the date of delivery of the information required by Section 4.03(a)(2). The Issuer also shall comply with Section 314(a)(4) of the Trust Indenture Act.

(b)            The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 10 Business Days of any of its Officers becoming aware of any Default or Event of Default, a written statement specifying the nature of such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05               Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06               Stay, Extension and Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07               Limitation on Restricted Payments.

(a)           The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)            declare or pay any dividend or make any other payment or distribution on account of Equity Interests of the Company or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, consolidation or amalgamation involving the Company or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and excluding dividends or distributions payable to the Company or any Guarantor, including through the payment of dividends or distributions to a non-Guarantor or a series of non-Guarantors if such dividend or distribution is immediately distributed to another Guarantor or the Company upon receipt (and, if such Guarantor has holders of Equity Interests other than the Company or other Restricted Subsidiaries, to its other holders of Equity Interests on a pro rata basis or on a basis that is more favorable to the Company and the Restricted Subsidiaries than pro rata));

(2)            purchase, repurchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger, consolidation or amalgamation involving the Company) any Equity Interests of the Company held by any Person (other than any such Equity Interests held by the Company or any Guarantor ) or any Equity Interests of any Restricted Subsidiary held by an Affiliate of the Company (other than Equity Interests held by the Company or any Guarantor) (in each case other than in exchange for Equity Interests of the Company that do not constitute Disqualified Stock);

(3)            make any principal or premium payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Junior Debt (excluding (a) interest payments on any Indebtedness, (b) any intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries, (c) any such Indebtedness repaid, acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, acquisition or retirement, (d) a payment of principal at the Stated Maturity of any such Indebtedness) and (e) payments with respect to revolving Credit Facilities entered into after the Issue Date in accordance with the terms of this Indenture and as to which the Indebtedness outstanding thereunder was at the time of its Incurrence permitted by the terms of this Indenture to be so Incurred); or

(4)           make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”).

(b)            The provisions of Section 4.07(a) will not prohibit:

(1)            the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or the date of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)            so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company;

(3)            the repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Debt with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(4)            so long as no Default or Event of Default has occurred and is continuing or would occur, the repurchase, redemption, cancellation, or other acquisition or retirement for value of, or agreement to do any of the foregoing with respect to, any Equity Interests of the Company or any Restricted Subsidiary granted pursuant to any Management Incentive Plan Award; provided that the aggregate price paid for all such repurchased, redeemed, cancelled, acquired or retired Equity Interests may not exceed $2 million in any twelve-month period (with any portion of such $2 million that is unused in any twelve-month period to be carried forward to successive twelve-month periods and added to such amount, but with an overall limit in any twelve-month period of $3 million);

(5)          (a) the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities, to the extent such Equity Interests represent a portion of the exercise or conversion price thereof, and (b) the purchase, redemption, net-settlement, or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary held by any current or former officer, director or employee of the Company or any Restricted Subsidiary in connection with the exercise, vesting or settlement of any equity compensation (including, without limitation, any Management Incentive Plan Awards or other stock option, restricted stock or phantom stock award), in each case in this clause (b), solely in order to satisfy any tax withholding obligation with respect to such exercise, vesting or settlement;

(6)            any purchase, redemption, defeasance or other acquisition or retirement of any Junior Debt from proceeds of an Asset Sale or in the event of a Change of Control, in each case only if prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Company or a Restricted Subsidiary has made the Asset Sale Offer or Change of Control Offer, as applicable, as provided in this Indenture and has completed the repurchase of all Notes validly tendered for payment in connection with such Asset Sale Offer or Change of Control Offer in accordance with the requirements of this Indenture;

(7)            so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with Section 4.09;

(8)            cash payments in lieu of the issuance of fractional shares, or payments to dissenting stockholders (a) pursuant to applicable law or (b) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture; and

(9)            so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, any Restricted Payment (excluding the Investment of any Vessel and any Equity Interest or Indebtedness of any owner of any Vessel) so long as the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made under this clause (9) since the Issue Date, does not exceed $100 million (or, following the Floater Restructuring Transaction, does not exceed $50 million).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (9) of this Section 4.07(b) or as a Permitted Investment, the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.07. For the avoidance of doubt, this Section 4.07 will not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of this Indenture.

Section 4.08               Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)            The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries to:

(1)            pay dividends or make any other distributions on its Capital Stock to the Company or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Restricted Subsidiaries; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 4.08;

(2)            make loans or advances to the Company or any of the Restricted Subsidiaries; or

(3)            sell, or transfer any of its properties or assets to the Company or any of the Restricted Subsidiaries (all such actions set forth in these clauses (1) through (3) being collectively referred to as “Intercompany Transfers”).

(b)           The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions on the ability of any of the Restricted Subsidiaries to make Intercompany Transfers existing under or by reason of:

(1)           agreements governing Indebtedness outstanding, and any other limitations or restrictions contained in contracts and agreements, in each case as such agreements and contracts are in effect on the Issue Date;

(2)            restrictions contained in, or in respect of, Hedging Obligations permitted to be Incurred by this Indenture;

(3)            this Indenture, the Intercreditor Agreement, the other Collateral Documents, the Notes and the Guarantees;

(4)            applicable law, rule, regulation or order;

(5)           any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;

(6)            customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(7)            purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased, mortgaged or leased of the nature described in clause (3) of Section 4.08(a);

(8)            any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of any Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9)            Liens permitted to be Incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)          provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11)          restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, providers of Cash Management Arrangements, in each case, under contracts entered into in the ordinary course of business;

(12)         encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) with respect to property under a charter, lease, sub-lease or other agreement (including any Drilling Contracts, charterparty agreements, rig operating, service or management agreements or pool agreements) that has been entered into in the ordinary course for the employment, charter or other hire of such property;

(13)          instruments governing Indebtedness, Disqualified Stock or Preferred Stock that is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.09; provided that, at the time such Indebtedness, Disqualified Stock or Preferred Stock is Incurred, either (a) such encumbrances or restrictions would not reasonably be expected to materially impair the Company’s ability to make scheduled payments of interest and principal on the Notes when due or any Guarantor’s ability to make payment under its Guarantee, as determined in good faith by the Board of Directors of the Company or a Financial Officer of the Company, or (b) the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture and the Notes, as determined in good faith by the Board of Directors or a Financial Officer of the Company;

(14)          restrictions contained in Hedging Obligations permitted under this Indenture;

(15)          any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(16)          with respect to Section 4.08(a)(3), (i) Drilling Contracts with respect to any Vessels; provided that such encumbrance or restriction only extends to the Vessel or other such asset (other than cash or Cash Equivalents) subject to such Drilling Contract and (ii) any joint venture agreement or similar arrangement with respect to any Joint Venture that imposes restrictions on the transfer or assignment of the Equity Interests in such Joint Venture; and

(17)         any Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements or instruments governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements or instruments governing the Refinanced Indebtedness.

Section 4.09               Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)            The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “Incur,” and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing) any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and the Company will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided that the Company or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Preferred Stock in an amount such that, after giving effect to such Incurrence or issuance and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0; and provided further, that (x) any such Indebtedness shall be unsecured and shall be guaranteed only by a Guarantor and (y) the final maturity date of such Indebtedness shall be no earlier than the date that is 91 days after the Maturity Date, the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Maturity Date, and the Weighted Average Life to Maturity of such Indebtedness at the time such Indebtedness is incurred shall not be less than 91 days after the Weighted Average Life to Maturity at such time of the Notes issued on the Issue Date.

(b)           The provisions of Section 4.09(a) will not, however, prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)            the Incurrence by the Company or any Guarantor of Indebtedness under the Notes (including the issuance of Notes as PIK Interest) and the Guarantees thereof, in each case issued on the Issue Date;

(2)            Indebtedness existing on the Issue Date and any guarantees thereof (other than Indebtedness described in clause (1) of this Section 4.09(b));

(3)            the Incurrence by the Company or any Guarantor of (a) Indebtedness consisting of First Lien Debt, the amount of which does not exceed $275 million plus the amount of any future reduction in the outstanding principal amount of the Notes, and (b) Indebtedness consisting of Junior Lien Debt or unsecured Indebtedness up to the greater of (A) $200 million and (B) 8% of Total Assets; provided that (I) any such Indebtedness incurred under this clause (3) shall be guaranteed only by a Guarantor and shall be secured only by assets that constitute Collateral, and (II) (x) if such Indebtedness constitutes First Lien Debt, then except as to Indebtedness constituting revolving credit loans and subject to the last paragraph of this Section 4.09(b), the final maturity date of such Indebtedness shall be no earlier than the Maturity Date, the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Maturity Date (other than on account of customary asset sale, casualty event and change of control provisions), and the Weighted Average Life to Maturity of such Indebtedness at the time such Indebtedness is incurred shall not be less than the Weighted Average Life to Maturity at such time of the Notes issued on the Issue Date, and (y) if such Indebtedness constitutes Junior Lien Debt, then, subject to the last paragraph of this Section 4.09(b), except for up to $50 million of such Indebtedness, the final maturity date of such Indebtedness shall be no earlier than the date that is 91 days after the Maturity Date, the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Maturity Date (other than on account of customary asset sale, casualty event and change of control provisions), and the Weighted Average Life to Maturity of such Indebtedness at the time such Indebtedness is incurred shall not be less than 91 days after the Weighted Average Life to Maturity at such time of the Notes issued on the Issue Date;

(4)            the Incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 4.09(a) or clause (2) or (11) of this Section 4.09(b) or this clause (4);

(5)            the Incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any of the Subsidiaries or Joint Ventures; provided that;

(A)            if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the applicable Guarantees, in the case of a Guarantor, including, for the avoidance of doubt, in accordance with the Global Intercompany Note; and

(B)             upon any (i) subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being held by a Person other than the Company, a Subsidiary or a Joint Venture, or (ii) sale or other transfer of any such Indebtedness to a Person that is not the Company, a Subsidiary or a Joint Venture, the exception provided by this clause (5) shall no longer be applicable to such Indebtedness and such Indebtedness will be deemed to have been Incurred at the time of any such issuance, sale or transfer;

(6)            the Incurrence by the Company or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes:

(7)            the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Guarantor that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Guarantee, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8)            (a) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness in respect of bids, trade contracts, statutory obligations, workers’ compensation claims, self-insurance obligations, surety, customs, importation or appeal bonds (other than surety or appeal bonds related to judgments or litigation), performance bonds, bid bonds, performance guarantees, leases, letters of credit, or other Indebtedness of a like nature, in each case in the ordinary course of business and (b) surety or appeal bonds, supersedeas bonds or payment bonds and similar obligations related to judgments or litigation, provided that the aggregate amount of such bonds (other than such bonds in respect of tax assessments or liabilities) under this clause (b) does not exceed $75 million at any time;

(9)            the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(10)          the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in each case, Incurred in connection with the acquisition or disposition of any business, assets or the Capital Stock of a Subsidiary or any Person, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or the Capital Stock of a Subsidiary or any Person for the purpose of financing such acquisition; provided that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value)) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(11)          Acquired Debt of the Company or any Restricted Subsidiary in an amount equal to the greater of (x) $300 million in the aggregate and (y) the amount that could be incurred (provided, after giving pro forma effect to the relevant transaction, no Default or Event of Default shall exist) in satisfaction of the following leverage ratio tests:

(A)            if such Acquired Debt is secured, then (x) the Liens are only of the type that are permitted pursuant to clause (3) or (11) of the definition of Permitted Liens, and (y) the Consolidated Secured Leverage Ratio shall be less than or equal to the greater of (I) 3.5:1.0 and (II) the Consolidated Secured Leverage Ratio immediately prior to the Incurrence of such Acquired Debt, calculated after giving pro forma effect (which shall assume that any Indebtedness that is in the nature of a revolving or asset-based nature is deemed to be fully drawn for purposes of such calculation, to the extent available to be drawn under such facility) to the acquisition or merger and the Incurrence of such Acquired Debt; and

(B)            if such Acquired Debt is unsecured, then the Consolidated Total Leverage Ratio shall be less than or equal to the greater of (x) 4.0:1.0 and (y) the Consolidated Total Leverage Ratio immediately prior to the Incurrence of such Acquired Debt, calculated after giving pro forma effect (which shall assume that any Indebtedness that is in the nature of a revolving or asset-based nature is deemed to be fully drawn for purposes of such calculation, to the extent available to be drawn under such facility) to the acquisition or merger and the Incurrence of such Acquired Debt;

(12)          the Incurrence by the Company or any Guarantor of Indebtedness, together with any other Indebtedness Incurred pursuant to this clause (12) then outstanding, not in excess of the greater of $175 million and 7% of Total Assets; provided that (x) any such Indebtedness shall be unsecured and shall be guaranteed only by a Guarantor, and (y) subject to the last paragraph of this Section 4.09(b), the final maturity date of such Indebtedness shall be no earlier than the date that is 91 days after the Maturity Date, the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Maturity Date (other than on account of customary asset sale, casualty event and change of control provisions), and the Weighted Average Life to Maturity of such Indebtedness at the time such Indebtedness is incurred shall not be less than 91 days after the Weighted Average Life to Maturity at such time of the Notes issued on the Issue Date;

(13)          Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (or any guarantee thereof or indemnity with respect thereto), in each case, (i) Incurred by the Company or any Guarantor in order to (x) renovate, repair, improve, install or upgrade any Vessel or any other fixed or capital property, equipment or other assets, in each case used in the business of the Company or any Guarantor, and Permitted Refinancing Indebtedness in respect thereof, or (y) acquire, lease, construct or otherwise finance the purchase price of any fixed or capital property, equipment or other assets of the Company or any Guarantor, or (ii) Incurred by any Restricted Subsidiary to (x) renovate, repair, improve, install or upgrade any Vessel or any other fixed or capital property, equipment or other assets of such Restricted Subsidiary or (y) acquire, lease, construct or otherwise finance the purchase price of any fixed or capital property, equipment or other assets of such Restricted Subsidiary, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate amount, together with any other Indebtedness Incurred pursuant to this clause (13) and Permitted Refinancing Indebtedness in respect thereof then outstanding, not to exceed the greater of $75 million and 3% of Total Assets;

(14)          Cash Management Obligations and obligations in respect of any agreement providing for credit cards or purchase cards;

(15)          Indebtedness Incurred in the ordinary course of business to finance take-or-pay obligations contained in supply arrangements;

(16)          the issuance of shares of Preferred Stock of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of Equity Interests or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock ceasing to be a Restricted Subsidiary or any other transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (16);

(17)            Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, or Disqualified Stock or Preferred Stock of, Joint Ventures of the Company or any of its Restricted Subsidiaries, and Permitted Refinancing Indebtedness in respect thereof, so long as the amount of such Indebtedness, Disqualified Stock or Preferred Stock, together with any other Indebtedness, Disqualified Stock and Preferred Stock Incurred or issued pursuant to this clause (17) then outstanding, does not exceed $25 million;

(18)            Indebtedness Incurred or Disqualified Stock issued by the Company or any Restricted Subsidiary or Preferred Stock issued by any of the Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(19)            the Incurrence by the Company or any Restricted Subsidiary of (i) Indebtedness, together with any other Indebtedness Incurred pursuant to this clause (19) and Permitted Refinancing Indebtedness in respect thereof then outstanding, not to exceed $700 million, which may be secured but only pursuant to clause (28) of the definition of Permitted Liens and (ii) Limited Recourse Debt, which may be secured but only pursuant to clause (28) of the definition of Permitted Liens; in each case for the purpose of financing a portion of the purchase price of one or more Vessels (including for the avoidance of doubt the DS-13 and the DS-14) in a single transaction or series of related transactions, so long as the Indebtedness (including the Limited Recourse Debt) Incurred in such transaction or series of related transactions pursuant to this clause (19) (other than such Indebtedness Incurred to finance a portion of the purchase price of the DS-13 and the DS-14) is not more than 85% of the purchase price for such acquired Vessel;

(20)            Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (or any guarantee thereof or indemnity with respect thereto) Incurred by the Company or any Guarantor in order to fund the cost of up to two 20K Contracts in respect of Other Vessels owned by the Company or such Guarantor, in an aggregate amount, together with any other Indebtedness Incurred pursuant to this clause (20) then outstanding, not to exceed $300 million; and

(21)            to the extent constituting Indebtedness, prepayments for property or services under any Drilling Contract in the ordinary course of business.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above or could be Incurred pursuant to Section 4.09(a), the Company or the applicable Restricted Subsidiary will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. The accrual of interest or dividends on Preferred Stock or Disqualified Stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including the payment of paid-in-kind interest), the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment (including the payment of paid-in-kind interest) is included in Consolidated Interest Expense of the Company as accrued.

For the avoidance of doubt, for purposes of determining compliance with this Section 4.09, if any such Indebtedness is issued or incurred in reliance on Total Assets and any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness would cause the percentage of Total Assets (as measured at the time of incurrence) to be exceeded if calculated based on the Total Assets on the date of such refinancing, such percentage of Total Assets will be deemed to not be exceeded, solely with respect to the Incurrence of such Permitted Refinancing Indebtedness, to the extent such Permitted Refinancing Indebtedness does not exceed the amount permitted under clause (i) of the definition of Permitted Refinancing Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)            the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)            the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)            in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)            the Fair Market Value of such assets at the date of determination; and

(B)            the amount of the Indebtedness of the other Person; and

(4)            in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by the specified Person at such date.

Notwithstanding anything to the contrary in this Indenture, the Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency will be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or the applicable Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values

Notwithstanding the provisos regarding the final maturity date, scheduled repayment, mandatory redemption or sinking fund obligations and the Weighted Average Life to Maturity set forth in (i) Section 4.09(b)(3) as to First Lien Debt and Junior Lien Debt permitted thereunder and (ii) Section 4.09(b)(12) as to Indebtedness permitted thereunder, the Company or the Guarantors may Incur up to $50 million of such First Lien Debt, such Junior Lien Debt or such Indebtedness, in the aggregate, which First Lien Debt, Junior Lien Debt or Indebtedness does not comply with such provisos.

Section 4.10      Limitation on Asset Sales.

(a)            The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(1)            the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of consummation of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)            at least 75% of the consideration received in such Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided that the foregoing requirements shall not apply with respect to any Involuntary Transfer.

(b)            For purposes of Section 4.10(a), each of the following will be deemed to be cash:

(1)            any Indebtedness or other liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed, repaid or retired by the transferee of any such assets so long as the Company or such Restricted Subsidiary is released from further liability in respect thereof; and

(2)            any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after receipt thereof, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

(c)            Within 365 days after the receipt of any Net Proceeds (including, without limitation, an Involuntary Transfer), the Company or the applicable Restricted Subsidiary, as the case may be, may apply such Net Proceeds at its option to any combination of the following:

(1)            to purchase, repay or prepay First Lien Debt; provided that if any such purchase, repayment or prepayment is made pursuant to this clause (1), the Company or the applicable Restricted Subsidiary shall equally and ratably repay or offer to repay Notes as provided in Section 3.07 through open-market purchases (to the extent such purchases are at or above 100% of the principal amount there-of) or by making an offer to Holders in accordance with the procedures set forth in Section 3.09 and this Section 4.10 for an Asset Sale Offer;

(2)            to acquire all or substantially all of the assets of, or any Capital Stock of, any Person primarily engaged in a Permitted Business, if, in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary as a result of such acquisition;

(3)            to make a capital expenditure (other than a maintenance capital expenditure) that is used or useful in a Permitted Business; or

(4)            to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels, related assets and the payment of any related Ready for Sea Costs) or make any deposit, installment or progress payment in respect of such assets or payment of any related Ready for Sea Costs, provided that (x) a binding commitment made within the 365-day period described above by the Company or the applicable Restricted Subsidiary to apply Net Proceeds in accordance with clauses (2), (3) and/or (4) above shall satisfy the requirements of such clauses with respect to such Net Proceeds so long as such Net Proceeds are actually so applied within 545 days from the receipt thereof from such Asset Sale and (y) if all or any portion of the assets sold or transferred in such Asset Sale constituted Collateral, in the case of any application of Net Proceeds pursuant to clause (2), (3) or (4) above, the Company shall, or shall cause the applicable Restricted Subsidiary to, as provided in Section 11.01(f)(ii), subject to the Agreed Security Principles, pledge any assets (including, without limitation, any acquired Capital Stock) acquired with such Net Proceeds to secure the Notes Obligations on a first-priority secured basis pursuant to the Collateral Documents in accordance with this Indenture.

(d)            Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may apply the Net Proceeds to temporarily reduce outstanding revolving credit Indebtedness of the Company or any of the Restricted Subsidiaries, respectively, or invest the Net Proceeds in cash and Cash Equivalents.

(e)            Any Net Proceeds that are not applied or invested as provided in Section 4.10(c) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, the Company shall, within 10 Business Days thereof, make an offer (an “Asset Sale Offer”) in accordance with Section 3.09 to all Holders and holders of any other First Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem such First Lien Debt with the proceeds of sales of assets to purchase, prepay or redeem the Notes and such other First Lien Debt on a pro rata basis in an aggregate principal amount equal to the Excess Proceeds. The repurchase date in any Asset Sale Offer shall be specified by the Company, which date will be no earlier than 30 days and no later than 60 days from the date the notice of such Asset Sale Offer is delivered. The offer price in any Asset Sale Offer will be equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid cash interest and Additional Amounts, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest to, but not including, the date of purchase, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, and will be payable in cash; provided that if the Asset Sale Offer is occurring as the result of an Asset Sale involving any of the ARO JV Related Assets or any of the Equity Interests held by the Valaris ARO Shareholder, then the applicable offer price will instead be equal to the sum of (i) the lesser of (A) 103% of the aggregate principal amount of the Notes and (B) the applicable redemption price for the Notes (expressed as percentages of principal amount) pursuant to Section 3.07 that the Company would have had to pay if it had elected to redeem Notes at such time, plus (ii) accrued and unpaid cash interest and Additional Amounts, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest to, but not including, the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and the Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes or other First Lien Debt tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the Notes and other First Lien Debt for purchase on a pro rata basis unless otherwise required by law or applicable stock exchange or Depository requirements (with such adjustments as may be deemed appropriate by the Company so that only Notes and other First Lien Debt in denominations of $1.00 and integral multiples of $1.00 in excess thereof will be outstanding after such purchase). For the purposes of calculating the principal amount of any such Indebtedness not denominated in U.S. dollars, such Indebtedness shall be calculated by converting any such principal amounts into their Dollar Equivalent determined as of the Business Day immediately prior to the date on which the Asset Sale Offer is announced. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those requirements, laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(f)            The provisions of this Section 4.10 with respect to the Company’s obligation to make an Asset Sale Offer as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

(g)            Anything in this Indenture to the contrary notwithstanding, in no event shall (i) the Company or any Restricted Subsidiary sell, transfer or otherwise dispose of a Vessel to (x) an Unrestricted Subsidiary, other than the transfer of Other Vessels to the Unrestricted Floater Subsidiary as and to the extent permitted by this Indenture, or (y) an Excluded Subsidiary that is an Excluded Subsidiary pursuant to clause (a) of the definition thereof or (ii) any Restricted Subsidiary that is an Excluded Subsidiary pursuant to clause (a) of the definition thereof acquire a Vessel.

Section 4.11      Limitation on Transactions with Affiliates.

(a)            The Company will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or lease, sell, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)            the Affiliate Transaction is on terms that are either (a) no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or (b) if, in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the disinterested directors of the Board of Directors approving such Affiliate Transaction or series of related Affiliate Transactions and set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this Section 4.11(a); and

(3)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100 million, the Company delivers to the Trustee a letter from an Independent Financial Advisor stating that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this Section 4.11(a).

(b)            The following items will not be deemed to be Affiliate Transactions, as applicable, and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)            any employment agreement, employee benefit plan, compensation plan or arrangement, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)            payment of reasonable directors’ fees to directors of the Company or any Restricted Subsidiary;

(3)            transactions solely between or among the Company and/or any of the Restricted Subsidiaries;

(4)            the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of capital contributions from, Affiliates of the Company;

(5)            loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business not to exceed $5 million in the aggregate at any one time outstanding;

(6)            transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company that would otherwise constitute an Affiliate Transaction solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(7)            Restricted Payments that do not violate the provisions of Section 4.07;

(8)            transactions between the Company or any of the Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(9)            any agreement as in effect on the Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not materially less favorable, taken as a whole, to the Holders); and

(10)            transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business of the Company and the Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the same time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

Section 4.12      Limitation on Liens.

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any of its property or assets, except for Permitted Liens.

Section 4.13      Further Assurances; Additional Guarantees. Subject to the Agreed Security Principles:

(a)            If, after the Issue Date, (i) the Company acquires or creates any Restricted Subsidiary that is not an Excluded Subsidiary, (ii) any Subsidiary that is not an Excluded Subsidiary acquires any direct or indirect ownership interest in a Vessel, whether in use, idle or otherwise, or any Equity Interests or Indebtedness of any owner of a Vessel, (iii) a Restricted Subsidiary or Subsidiary that was previously an Excluded Subsidiary has ceased to meet the definition thereof or (iv) any Immaterial Subsidiary elects to provide a Guarantee, then the Company shall or shall cause such Person to, (x) within 30 Business Days after the date on which such Restricted Subsidiary is acquired or formed, the date of such acquisition, the date such Restricted Subsidiary ceases to meet the definition of Excluded Subsidiary or the date on which such Immaterial Subsidiary elects to provide a Guarantee, as applicable, execute and deliver to the Trustee a supplemental indenture substantially in the form of Annex A hereto pursuant to which such Person will become a Guarantor; provided that such form may be modified as necessary or advisable to comply with applicable local law or otherwise modified in a manner consistent with the Agreed Security Principles, and (y) use its commercially reasonable efforts to execute all applicable Collateral Documents (and/or supplements or joinder agreements thereto, as applicable) pursuant to which it will grant a Lien on any Collateral held by it in favor of the First Lien Collateral Agent, for the benefit of the Parity Lien Secured Parties (as defined in the Collateral Agent Agreement), and become a Collateral Grantor thereunder, and cause such Liens to be perfected as required thereby.

(b)            The Company and the Guarantors will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture. The Company and the Guarantors will do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be reasonably required by the First Lien Collateral Agent from time to time, or that the First Lien Collateral Agent from time to time may reasonably request (but shall have no duty to), in order to:

(i)            create and perfect a Lien on any asset required to be Collateral;

(ii)           execute, deliver and perform under each Collateral Document to which such Person is required to be a party;

(iii)          carry out the terms and provisions of the Collateral Documents to which such Person is required to be a party;

(iv)          maintain the validity, enforceability and priority of any of the required Collateral Documents and the Liens on the Collateral required to be created thereby; and

(v)           assure, convey, grant, assign, transfer, preserve, protect and confirm to the First Lien Collateral Agent any of the rights granted now or hereafter intended by the parties thereto to be granted to the First Lien Collateral Agent (and the Security Trustee) under the required Collateral Documents with respect to any asset required to be Collateral or under any other instrument executed in connection herewith.

In addition, subject to the Agreed Security Principles, each Restricted Subsidiary organized in any Subject Jurisdiction will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to create or perfect a Lien on the Equity Interests of such Restricted Subsidiary.

Notwithstanding anything set forth herein or in any other Note Documents, the parties hereto agree that each of Rowan Financial Holdings S.à.r.l. and ROWAN 240C#3, Inc. shall be joined as a Guarantor within sixty (60) days of the Issue Date, regardless of whether it constitutes a “Required Guarantor” as of the Issue Date.

Section 4.14      Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence.

Section 4.15      Offer to Repurchase Upon Change of Control.

(a)            If a Change of Control occurs, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum amount of $1.00 and integral multiples of $1.00 in excess thereof) of that Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), plus accrued and unpaid cash interest and Additional Amounts, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. No later than 30 days following any Change of Control, the Company shall deliver a notice to the Trustee and paying agent and each Holder describing the Change of Control and the related transaction or transactions and stating:

(1)            that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(2)            the Change of Control Payment and the Change of Control Payment Date, which will be no earlier than 30 days and no later than 60 days from the date such notice is delivered;

(3)            that any Note not properly tendered will continue to accrue interest;

(4)            that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)            that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(7)            that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those requirements, laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b)            On or before the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)            accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)            deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions Notes properly tendered and not withdrawn; and

(3)            deliver or cause to be delivered to the Trustee and Paying Agent the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c)            The paying agent shall deliver to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (including cash in an amount equal to accrued and unpaid PIK Interest) (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

(d)            Notwithstanding anything to the contrary in this Section 4.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption of all Notes has been given pursuant to Section 3.07, unless there is a default in payment of the applicable redemption price.

(e)            Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f)            The provisions of this Section 4.15 relating to the Company’s obligation to make a Change of Control Offer, including the definition of “Change of Control,” may be waived or modified at any time (including after a Change of Control) with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 4.16      Designation of Restricted and Unrestricted Subsidiaries.

(a)            The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1)            the Company would be permitted to make (i) a Permitted Investment or (ii) an Investment pursuant to Section 4.07, in either case, in an amount equal to the Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2)            such Restricted Subsidiary may be so designated in accordance with the definition of “Unrestricted Subsidiary”;

(3)            the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(4)            the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under the definition of Permitted Investments, as determined by the Company.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary, and any Liens on the assets of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness or Liens are not permitted to be Incurred as of such date under Section 4.09 or 4.12, the Company or the applicable Restricted Subsidiary will be in default of such applicable Section.

(b)            The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(1)            the Company and the Restricted Subsidiaries may Incur the Indebtedness and Liens (and the Company and the Restricted Subsidiaries shall be deemed to Incur such Indebtedness and Liens upon such designation) of such Subsidiary under Sections 4.09 and 4.12;

(2)            the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(3)            the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

Section 4.17      Business Activities.

The Company will not, and will not permit any of the Restricted Subsidiaries to, engage in any business other than Permitted Businesses and ownership of Persons engaged in Permitted Businesses, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

Section 4.18      Payment of Additional Amounts.

(a)            All payments made by or on behalf of the Company or any Guarantor under or with respect to the Notes or the Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, additions to tax, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Company or any Guarantor (including any successor entity) is incorporated, organized, carrying on a business through a branch, agency or permanent establishment or is or is treated as resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made by or on behalf of the Company or any Guarantor (including any successor entity) under or with respect to the Notes or Guarantees or any political subdivision thereof or therein (each a “Specified Tax Jurisdiction” and such Taxes, “Indemnified Taxes”), will at any time be required to be made from any payments made under or with respect to the Notes or the Guarantees, the Company, the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by each Holder after such withholding or deduction (including any withholding or deduction from Additional Amounts) will not be less than the amount such Holder would have received if such Indemnified Taxes had not been withheld or deducted; provided that Indemnified Taxes do not include:

(1)            any Taxes to the extent such Taxes would not have been so imposed but for the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, a trust, a partnership, or a corporation) having any present or former connection with the Specified Tax Jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein (other than the mere acquisition, ownership, holding, enforcement, exercise of rights or receipt of payment in respect of the Notes or the Guarantees);

(2)            any estate, inheritance, gift, sales, excise, transfer, capital gains, personal property Tax or similar Taxes;

(3)            any Taxes to the extent such Taxes are imposed as a result of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Company or the relevant Guarantor, as applicable, any form or document that such Holder or beneficial owner is legally entitled to complete, execute, and deliver, that may be required by law or by reason of administration of such law and that is reasonably requested in writing to be delivered to the Company or the relevant Guarantor in order to enable the Company or the relevant Guarantor to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company or the relevant Guarantor;

(4)            any Taxes to the extent such Taxes would not have been so imposed but for the beneficiary of the payment having presented a Note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(5)            any Taxes to the extent such Taxes are imposed on a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(6)            any Taxes to the extent such Taxes are payable other than by deduction or withholding at source;

(7)            Taxes imposed pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any regulations thereunder or official interpretations thereof, any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement), or any agreement entered into pursuant to section 1471(b)(1) of the Code; or

(8)            any combination of items (1) through (7) above.

(b)            If the Company or any Guarantor, as applicable, becomes obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the Guarantees, the Company or the relevant Guarantor, as applicable, will deliver to the Trustee and Paying Agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor, as applicable, will deliver to the Trustee and Paying Agent promptly thereafter but in no event later than five Business Days prior to the date of payment) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee and Paying Agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof as to the amount of such payments and that such payments are necessary. The Company or the relevant Guarantor, as applicable, will provide the Trustee and Paying Agent with documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of Additional Amounts.

(c)            The Company or the relevant Guarantor or applicable withholding agent, as applicable, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company or the relevant Guarantor or applicable withholding agent, as applicable, will provide the Trustee and Paying Agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of the Taxes so withheld or deducted. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Company to the Holders.

(d)            Whenever in this Indenture or the Notes there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes or the Guarantees, such reference will be deemed to include payment of Additional Amounts as described in this Section 4.18 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. For the avoidance of doubt, with respect to Notes represented by a Global Note, a Holder with respect to Additional Amounts and the related provisions of this Indenture shall be deemed to include a Holder representing the interests of a beneficial owner of the Notes or acting on behalf of a beneficial owner of the Notes.

(e)            The Company or the relevant Guarantor, as applicable, will pay any present or future stamp, issue, registration, value added, court or documentary taxes or any other excise or property taxes, charges or similar levies (including penalties, additional amounts, interest and any other liabilities and reasonable expenses related thereto) that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Guarantees, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes or the Guarantees, and the Company or the relevant Guarantor, as applicable.

(f)            The obligations of the Company and the Guarantors under this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and any transfer by a Holder of its Notes, and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company or any Guarantor is organized, incorporated, engaged in business or is otherwise resident or treated as resident for tax purposes or any jurisdiction from or through which payment is made or any political subdivision or authority or agency thereof or therein.

Section 4.19      Suspended Covenants.

(a)            During any period of time (1) the Notes have an Investment Grade Rating and (2) no Default or Event of Default has occurred and is continuing under this Indenture, the Company and the Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.09, 4.10 and 5.01(a)(3) of this Indenture (collectively, the “Suspended Covenants”).

(b)            In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 4.19(a) and, subsequently, Moody’s, S&P or Fitch, as applicable, withdraws its rating or downgrades the rating assigned to the Notes so that the Notes do not have an Investment Grade Rating, or an Event of Default (other than with respect to the Suspended Covenants) occurs and is continuing (the “Reversion Date”), then the Company and the Restricted Subsidiaries shall, on and after the Reversion Date, be subject to the Suspended Covenants. The period of time between the date the Suspended Covenants become suspended and the Reversion Date is referred to herein as the “Suspension Period.” During the Suspension Period, the Board of Directors of the Company may not designate any of the Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.16. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind under this Indenture or the Notes will be deemed to have occurred as a result of a failure of the Company and the Restricted Subsidiaries to comply with a Suspended Covenant during the Suspension Period.

(c)            Calculations made on and after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as if Section 4.07 had been in effect at all times since the Issue Date, but not during the Suspension Period, and no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made during the Suspension Period. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Period will be classified as having been incurred pursuant to clause (2) of Section 4.09(b).

(d)            The Company shall provide the Trustee and Holders with prompt written notice of any event or events giving rise to a Suspension Period or a Reversion Date, the date thereof and identifying the Suspended Covenants. The Trustee shall have no duty to monitor the ratings of the Notes or the occurrence of a Suspension Period or a Reversion Date, or to notify Holders of the same.

(e)            Notwithstanding that the Suspended Covenants may be reinstated, without causing a Default or Event of Default, following a Reversion Date the Company and the Restricted Subsidiaries shall be permitted to honor any contractual commitments entered into during the Suspension Period; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

Section 4.20      Maintenance of Insurance. The Company shall maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations or as is appropriate, as such customary industry practices change from time to time, and cause the Company and the Guarantors to be listed as insured and shall use its best efforts (it being acknowledged and agreed that such standard shall not require the Company to change its insurer unless it is commercially reasonable to do so) to: (x) cause the First Lien Collateral Agent to be listed as loss payee on property and property casualty policies with respect to the Collateral Vessels; and (y) cause the First Lien Collateral Agent to be listed as an additional insured (or equivalent) on liability policies with respect to the Collateral Vessels, or as loss payee on liability policies, in the format customary for the applicable market, with respect to the Collateral Vessels; provided that in the case of each of the foregoing clause (x) and clause (y), so long as the relevant insurer has not received notice of a Notified Parity Lien Default (as defined in the Collateral Agency Agreement), any insurance proceeds payable by such insurer pursuant to any such insurance policy shall be paid to the Company or the relevant Guarantor; provided, further that any such proceeds received by the Company or any Guarantor shall be applied in accordance with Section 4.10. Notwithstanding the foregoing, self-insurance by the Company or any Subsidiary, through deductibles, self-insured retentions or coinsurance, coverage placed through captive insurance or otherwise, shall not be deemed a violation of this Section 4.20 so long as such self-insurance is reasonable and prudent considering the Company’s and the Guarantors’ business, properties and loss history, applicable governmental requirements, and applicable customary industry practices (including without limitation those in connection with deepwater operations), in each case as they change from time to time; provided that any proceeds of any insurance coverage placed through a captive insurer shall be treated in the same manner as the proceeds of insurance maintained with an insurance company. The Company may maintain its Guarantors’ insurance on behalf of them.

Section 4.21      [Reserved].

Section 4.22      ARO JV Shareholder and ARO Indebtedness.

(a)            The Company shall not permit ARO JV Shareholder to engage in any material business other than as incidental to its ownership of ARO JV Related Assets.

(b)            In the event that the Company or any of its Subsidiaries receives cash or Cash Equivalents in respect of any repayment or prepayment of any Indebtedness of ARO, such cash and Cash Equivalents shall be treated as Net Proceeds and shall be subject to the provisions of Section 4.10(c).

Article 5
SUCCESSORS

Section 5.01      Merger, Consolidation, or Sale of Assets.

(a)            The Company will not, directly or indirectly: (A) amalgamate, consolidate or merge with or into another Person (whether or not the Company is the Person formed by or surviving any such amalgamation, consolidation or merger); or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, in each case, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(1)            either (x) the Company will be the surviving or continuing Person or (y) the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of a Permitted Jurisdiction (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2)            the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes and the other Notes Obligations and the Collateral Documents to which the Company is a party, if any, and agrees to be bound by all the provisions of this Indenture and such Collateral Documents pursuant to a supplemental indenture or an amendment thereto, as applicable;

(3)            immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)            in the event that the Successor Company is organized in a jurisdiction that is different from the jurisdiction in which the Company was organized immediately before giving effect to such transaction, the Successor Company has delivered to the Trustee an Opinion of Counsel stating that the obligations of the Successor Company under this Indenture are enforceable under the laws of such Permitted Jurisdiction, subject to customary exceptions;

(5)            if applicable, the Successor Company causes such amendments, supplements or other instruments with respect to the Collateral Documents to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the First Lien Collateral Agent on any Collateral owned by or transferred to the Successor Company and delivers an opinion of counsel as to the enforceability thereof and such other matters as the Trustee may reasonably request;

(6)            any Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the First Lien Collateral Agent for the benefit of the Parity Lien Secured Parties (as defined in the Collateral Agency Agreement), and (c) not be subject to any other Lien other than Permitted Liens; and

(7)            the Company or Successor Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case, stating that such amalgamation, consolidation, merger or transfer and any supplemental indentures and each amendment comply with this Section 5.01(a).

For purposes of the foregoing, entry by the Company or any Subsidiary of the Company into one or more Drilling Contracts with respect to any Vessels entered into in the ordinary course of business will be deemed not to constitute a sale, assignment, transfer, conveyance or other disposition subject to this Section 5.01(a).

(b)            The Company shall not permit any Guarantor to, directly or indirectly, amalgamate, consolidate or merge with or into (whether or not such Guarantor is the surviving Person), another Person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Guarantor, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(1)            immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default exists;

(A)           (x) such Guarantor is the surviving Person or (y) the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”), if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and its Guarantee and any Collateral Documents pursuant to a supplemental indenture or other documents or instruments;

(B)            in the event that the Successor Guarantor is organized in a jurisdiction that is different from the jurisdiction in which such Guarantor was organized immediately before giving effect to such transaction, the Successor Guarantor has delivered to the Trustee and Collateral Agent an opinion of counsel stating that the obligations of the Successor Guarantor under this Indenture, the Notes and the Collateral Documents are enforceable under the laws of such Permitted Jurisdiction, subject to customary exceptions;

(C)            if applicable, the Successor Guarantor causes such amendments, supplements or other instruments with respect to the Collateral Documents to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the First Lien Collateral Agent on any Collateral owned by or transferred to the Successor Guarantor and delivers an Opinion of Counsel as to the enforceability thereof and such other matters as the Trustee may reasonably request;

(D)            any Collateral owned by or transferred to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the First Lien Collateral Agent for the benefit of the holders of the First Lien Obligations, and (c) not be subject to any other Lien other than Permitted Liens; and

(E)            the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such amalgamation, merger, consolidation or transfer and any supplemental indentures and amendments delivered in connection therewith comply with this Section 5.01(b); or

(2)            such amalgamation, consolidation, merger or transfer does not violate the provisions of Section 4.10;

provided that, notwithstanding the foregoing, any Guarantor may, directly or indirectly, amalgamate, consolidate or merge with or into the Company or another Guarantor and any Guarantor may sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Guarantor, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to the Company or another Guarantor, provided that the Company or the applicable Guarantor(s) shall comply with the Agreed Security Principles.

Section 5.02      Successor Substituted.

Upon any amalgamation, consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company or a Guarantor in accordance with Section 5.01 in which the Company or such Guarantor is not the surviving entity, the Successor Company or Successor Guarantor shall succeed to, and be substituted for (so that from and after the date of such amalgamation, consolidation or merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or the “Guarantor” shall refer instead to the Successor Company or Successor Guarantor and not to the Company or such Guarantor, respectively), and may exercise every right and power of, the Company or the Guarantor under this Indenture with the same effect as if the Successor Company or Successor Guarantor had been named as the Company or a Guarantor in this Indenture; provided that the Company or such Guarantor shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s assets that meets the requirements of this Indenture.

Article 6

DEFAULTS AND REMEDIES

Section 6.01      Events of Default.

Each of the following is an “Event of Default”:

(a)            default in any payment of interest or any Additional Amounts with respect to the Notes when due, which default continues for 30 days;

(b)            default in the payment when due (at maturity, upon optional redemption, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the Notes or failure by the Company to redeem or repurchase the Notes when required pursuant to this Indenture or the Notes;

(c)            failure by the Company or any Guarantor to comply with Section 5.01;

(d)            failure by the Company or any of the Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any covenant or agreement (other than a default referred to in clauses (a) and (b) above) contained in this Indenture, the Collateral Documents or the Notes;

(e)            a default under mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

(1)            is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2)            results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(f)            failure by the Company or any of the Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50 million, which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgments are covered by insurance (and the applicable insurance provider has been notified of such judgments and has not denied coverage), an enforcement action proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g)            (1) the Collateral Documents shall for any reason cease to create a valid and perfected first-priority Lien (except to the extent creation of such perfected first-priority Lien is not required under the Agreed Security Principles) on any portion of the Collateral having a Fair Market Value in excess of $25 million (in each case, other than in accordance with the terms of this Indenture, the Intercreditor Agreement or the terms of the Collateral Documents) or (2) the Company or any Restricted Subsidiary asserts in writing that any Lien created under the Collateral Documents is invalid or unenforceable;

(h)           except as permitted by this Indenture or any Guarantee, any Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any Person duly acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Guarantee;

(i)            the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(1)            commences a voluntary case,

(2)            consents in writing to the entry of an order for relief against it in an involuntary case,

(3)            consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4)            makes a general assignment for the benefit of its creditors, or

(5)            admits in writing it generally is not paying its debts as they become due;

(j)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)            is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(2)            appoints a Custodian (x) of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or (y) for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

(3)            orders the liquidation of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(4)            and the order or decree remains unstayed and in effect for 60 consecutive days; or

(k)            an event of default shall occurred under the Unrestricted Floater Subsidiary Credit Facility by reason of (i) a change of control (as provided in Annex E-1) or (ii) a violation of the anti-hoarding provisions thereof (as described in Annex E-1) and either the lender(s) thereunder shall fail to terminate the Unrestricted Floater Subsidiary Credit Facility and accelerate the Indebtedness thereunder or, having accelerated such Indebtedness, shall fail to undertake all commercially reasonable efforts to collect such Indebtedness.

Section 6.02      Acceleration.

Subject to the succeeding sentence, if any Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding sentence, if an Event of Default specified in clause (i) or (j) of Section 6.01 occurs, all outstanding Notes shall become due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium or Additional Amounts, if any, that have become due solely because of the acceleration) have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 6.03      Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest, premium, if any, and Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04      Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes (other than a Payment Default or payment Event of Default that resulted from an acceleration that has been rescinded). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05      Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the First Lien Collateral Agent or of exercising any trust or power conferred on the Trustee or the First Lien Collateral Agent, including arising under or in connection with this Indenture, the Collateral Documents or applicable law. However, the Trustee or the First Lien Collateral Agent, as the case may be, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or First Lien Collateral Agent, as the case may be, determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in any financial or personal liability. In case an Event of Default has occurred and is continuing, prior to taking any action hereunder, the Trustee and First Lien Collateral Agent shall be entitled to indemnification or security (or both) satisfactory to the Trustee and First Lien Collateral Agent, respectively, against all loss, liability and expenses caused by the taking or not taking of such action.

Section 6.06      Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts, if any, when due, pursuant to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)            such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)            Holders of at least 25% in aggregate principal amount of the then outstanding Notes have made a written request to the Trustee to pursue the remedy;

(c)            such Holders have offered the Trustee, and the Trustee has received (if requested), security or indemnity (or both) satisfactory to the Trustee against any loss, liability or expense;

(d)            the Trustee has not complied with such request within 60 days after its receipt of the request and the offer of security or indemnity (or both) satisfactory to it; and

(e)            Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07      Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the rights of any Holder to receive payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08      Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal of, interest, premium, if any, and Additional Amounts, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and Additional Amounts, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09      Trustee is Authorized to File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and First Lien Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, First Lien Collateral Agent, and each of their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and First Lien Collateral Agent any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee and First Lien Collateral Agent under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, First Lien Collateral Agent, and each of their agents and counsel, and any other amounts due the Trustee and First Lien Collateral Agent under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10      Priorities.

If the Trustee collects any money pursuant to this Article 6, subject to the Intercreditor Agreement and the Collateral Agency Agreement, it shall pay out the money in the following order:

(a)            First: to the Trustee and its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and costs and expenses of collection incurred by the Trustee;

(b)            Second: to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

(c)            Third: to the Company or to such other Person as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11      Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12      The First Lien Collateral Agent.

Whenever in the exercise of any remedy available to the Trustee or the exercise of any trust or power conferred on it with respect to the Notes, the Trustee may also direct the First Lien Collateral Agent in the exercise of any of the rights and remedies available to the First Lien Collateral Agent pursuant to the Collateral Documents.

Article 7
TRUSTEE

Section 7.01      Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture, as modified or supplemented by a supplemental indenture, if any, and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)            in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)            The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i)            this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), (c) and (f) of this Section 7.01.

(e)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)            No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(g)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee, the First Lien Collateral Agent and the other Agents, in each of its capacities hereunder and in its capacity as Trustee and First Lien Collateral Agent under any other agreement executed in connection with this Indenture to which the Trustee or First Lien Collateral Agent is a party.

(h)            Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of the Trust Indenture Act.

Section 7.02      Rights of Trustee.

(a)            The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)            Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(d)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)            If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee, and the Trustee has received, indemnity or security (or both) satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(g)            The Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a) or 6.01(b), if the Trustee is also the Paying Agent; or (2) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification.

(h)            The permissive rights of the Trustee to act hereunder shall not be construed as a duty.

(i)            In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)            The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and titles of officers authorized at such times to take specified actions pursuant to this Indenture.

Section 7.03      Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any of their Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act of 1939, amended), it must eliminate that conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.

Section 7.04      Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any other Note Document, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05      Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if, in accordance with Section 7.02(g), the Trustee has knowledge thereof, the Trustee shall deliver to the Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, or interest, premium, or Additional Amounts, if any, on, any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06      Reports by Trustee to Holders.

Within 60 days after each December 31 beginning December 31, 2021, the Trustee shall mail to each Holder a brief report dated as of such December 31 that complies with Section 313(a) of the Trust Indenture Act if and to the extent required thereby. The Trustee also shall comply with Section 313(c) of the Trust Indenture Act.

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify the Trustee promptly in writing whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with Section 313(d) of the Trust Indenture Act.

Section 7.07      Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such reasonable compensation as the Company and the Trustee may agree in writing for the Trustee’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors shall indemnify the Trustee, jointly and severally, against any and all losses, liabilities, damages, claims or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses (including, without limitation, fees and expenses of counsel) of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense may be attributable to its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable judgment. The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company and the Guarantors shall not relieve the Company or the Guarantors of their obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The Company and the Guarantors, jointly and severally, agree: (i) to pay to agents, counsel, accountants and experts retained by the Holders of a majority in aggregate principal amount of the outstanding Notes (as a single group) compensation for their respective services to the Holders of a majority in aggregate principal amount of the outstanding Notes incurred in connection with the negotiations, preparation, execution and delivery of the Collateral Documents, and (ii) to reimburse the Holders of a majority in aggregate principal amount of the outstanding Notes (as a single group) upon request for all reasonable out-of-pocket expenses that they Incur or pay in connection with the enforcement or protection of their rights under or in connection with this Indenture and the other Collateral Documents, including costs of collection (such expenses shall include the reasonable compensation and expenses, disbursements and advances of, as applicable, agents, counsel, accountants and experts), including, in each case, the costs and expenses of enforcing this Indenture or other Collateral Documents against the Company and the Guarantors (including this Section 7.07) and defending themselves against any claim asserted by the Company, the Guarantors or any other Person (other than a Holder in its capacity as such)) or liability in connection with this Indenture or any other Collateral Documents.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest or Additional Amounts, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or 6.01(j) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to the First Lien Collateral Agent and each other Agent, and the Company’s and each Guarantor’s obligations under this Section 7.07 to compensate and indemnify the Trustee shall extend likewise to the First Lien Collateral Agent and each other Agent.

Section 7.08      Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing upon thirty (30) days’ notice at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor trustee. The Company may remove the Trustee if:

(a)            the Trustee fails to comply with Section 7.10;

(b)            the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)            a receiver, Custodian or public officer takes charge of the Trustee or its property; or

(d)            the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor trustee; provided that if such Holders do not reasonably promptly appoint a successor Trustee, then the Company shall appoint a successor Trustee.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% of the aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s and the Guarantors’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09      Successor Trustee by Merger, etc.

If the Trustee consolidates with, or merges or converts into, or transfers or sells all or substantially all of its corporate trust business or assets to, another corporation or banking association, the successor corporation or banking association without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders.

Section 7.10      Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that satisfies the requirements of Section 310(a)(1), (2) and (5) of the Trust Indenture Act in every respect. The Trustee shall be a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. No obligor upon the Notes shall serve as a Trustee. The Trustee shall comply with Section 310(b) of the Trust Indenture Act; provided that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met.

Section 7.11      Preferential Collection of Claims Against the Issuer.

The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.

Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01      Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at any time, elect to have either Section 8.02 or Section 8.03 be applied with respect to all outstanding Notes and all obligations of the Guarantors upon compliance with the conditions set forth below in this Article 8.

Section 8.02      Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, the Company shall be deemed to have discharged its obligations with respect to all outstanding Notes and, to the extent related to the Notes and the Guarantees, the Collateral Documents to which it is a party, each Guarantor shall be deemed to have discharged its obligations with respect to its Guarantee and, to the extent related to the Notes and the Guarantees, the Collateral Documents to which it is a party and each other Collateral Grantor shall be deemed to have discharged its obligations with respect to the Collateral Documents, to the extent related to the Notes and the Guarantees, to which it is a party, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below) and to have satisfied all its other obligations under the Notes or such Guarantees and this Indenture, and the Company and the other Collateral Grantors shall be deemed to have satisfied all of their obligations under the Collateral Documents, to the extent related to the Notes and the Guarantees (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)            the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium, interest (including PIK Interest) and Additional Amounts, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(b)            the Company’s obligations with respect to the Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.10 and 4.02 and the Appendix;

(c)            the rights, powers, trusts, duties, indemnities and immunities of the Agents, and the Company’s and the Guarantors’ obligations in connection therewith and under Section 7.07; and

(d)            the Legal Defeasance and Covenant Defeasance provisions of this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03      Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their respective obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02, 4.04, 4.06, 4.14, and 4.18) and in Article 11 and under all Collateral Documents, to the extent related to the Notes and the Guarantees, to which it is a party on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(e) through 6.01(h) shall not constitute Events of Default.

Section 8.04      Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and cash interest and Additional Amounts, if any, on, the outstanding Notes (including an amount of cash equal to all accrued and unpaid PIK Interests to the applicable date) on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b)            in the case of an election under Section 8.02, the Company shall have delivered to the Trustee, the Registrar and the Paying Agent an Opinion of Counsel confirming that:

(1)            the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)            since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)            in the case of an election under Section 8.03, the Company shall have delivered to the Trustee, the Registrar and the Paying Agent an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)            no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise in connection with, the borrowing of funds to be applied to such deposit pursuant to this Section 8.04 (and any similar concurrent deposit relating to other Indebtedness) or the grant of any Lien securing such borrowing);

(e)            such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound;

(f)            the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others; and

(g)            the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05      Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.08 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest, premium, if any, and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 8.08 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 8.08 which, in the opinion of a nationally recognized investment banking, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 8.06      Repayment to the Company.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or interest, premium, if any, or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, interest, premium, if any, or Additional Amounts, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the written request and expense of the Company cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07      Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.05, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.05; provided that, if the Company or any Guarantor makes any payment of principal of, interest, premium, if any, or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Company or such Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities deposited with or held by the Trustee or the Paying Agent.

Section 8.08      Discharge.

This Indenture, the Guarantees and, to the extent related to the Notes and the Guarantees, all Collateral Documents shall be discharged and shall cease to be of further effect as to all Notes issued hereunder (except as to (x) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (1)(b) of this Section 8.08, and as more fully set forth in such clause (1)(b), payments in respect of the principal of and interest, premium, if any, and Additional Amounts, if any, on, such Notes when such payments are due, (y) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.10 and 4.02 and the Appendix and (z) the rights of the Trustee and each Agent under Section 7.07 and the Company’s obligations in connection therewith), and the Trustee, at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture with respect to all the Notes, when:

(1)            either:

(a)            all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)            all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation of principal, premium and Additional Amounts, if any, and accrued interest, if any, on the Notes to the date of maturity or redemption;

(2)            in respect of clause (1)(b) of this Section 8.08, the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to such other instrument, and in each case the granting of Liens to secure such borrowings);

(3)            the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(4)            the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5)            the Company has delivered (a) an Officers’ Certificate to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied and (b) an Opinion of Counsel to the Trustee stating that all conditions precedent to Discharge have been satisfied.

Article 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01      Without Consent of Holders of Notes.

Notwithstanding the provisions of Section 9.02, without the consent of any Holder, the Company, the Guarantors, the Trustee and, if any amendment relates to any Collateral Document, the First Lien Collateral Agent, may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents in the following circumstances:

(a)            to cure any ambiguity, defect or inconsistency;

(b)            to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)            to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(d)           to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(e)           [reserved];

(f)            to evidence and provide for the acceptance of the appointment under this Indenture and the Collateral Documents of a successor Trustee or First Lien Collateral Agent;

(g)           to enter into additional or supplemental Collateral Documents and to add additional assets as Collateral to secure the Notes and the Guarantees;

(h)           to release Collateral or any Guarantee when permitted or required by this Indenture, the other Collateral Documents, or to amend or supplement any Collateral Document in accordance its terms;

(i)            to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes and to add any additional Guarantor;

(j)            to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(k)           to provide for the issuance of PIK Notes or the increase of the principal amount of the Notes to pay PIK Interest in accordance with the terms of this Indenture;

(l)            in the event that any PIK Notes are issued as Definitive Notes, to make appropriate amendments to this Indenture to reflect a minimum denomination of certificated PIK Notes of $1.00 and establish minimum redemption amounts for certificated PIK Notes;

(m)          to enter into any and all Collateral Documents and the transactions contemplated thereby respecting the registration and mortgaging of any of the Collateral Vessels and to perfect the security interests and Liens granted therein;

(n)           to accept and consent to, and to take, any and all steps to perfect a security interest in any of the Collateral Vessels and other Collateral granted pursuant to the Collateral Documents; or

(o)           to comply with requirements of the Trust Indenture Act of 1939, as amended, if applicable, or any securities exchange on which the Notes are listed for trading or quotation.

In addition, the Intercreditor Agreement and the Collateral Agency Agreement may be amended in accordance with their terms and without the consent of any Holder or the Trustee with the consent of the parties thereto or otherwise in accordance with their terms, including to add additional Indebtedness as First Lien Obligations or Junior Lien Obligations and to add as parties thereto persons holding such Indebtedness (or any authorized agent thereof or trustee therefor) and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the First Lien Obligations or Junior Lien Obligations, as applicable, then outstanding, in each case to the extent permitted by the First Lien Documents.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.07, the Trustee shall join with the Company and the Guarantors in the execution of any amendment or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the First Lien Collateral Agent shall be obligated to enter into any such amendment or supplemental indenture that affects the Trustee and/or First Lien Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise.

Section 9.02      With Consent of Holders of Notes.

Except as provided above in Section 9.01 and below in this Section 9.02, the Company, the Guarantors, the Trustee and the First Lien Collateral Agent may amend or supplement this Indenture, the Notes and the Collateral Documents by the execution of a supplemental indenture or, in the case of any amendment or supplement to the Collateral Documents, by the execution of an appropriate amendment or supplement thereto, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Guarantees or any Collateral Document may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), in each case in addition to any required consent of holders of other First Lien Obligations that may be required with respect to an amendment of or waiver under a Collateral Document. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a)            reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)            reduce the principal of, or change the fixed maturity of, any Note or alter the premium payable upon any redemption or repurchase of the Notes pursuant to Sections 3.07, 3.09, 4.10 or 4.15;

(c)            reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)            waive a Default or Event of Default in the payment of principal of, or premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(e)            make any Note payable in money other than that stated in the Notes;

(f)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or premium, if any, interest, if any, or Additional Amounts, if any, on, the Notes;

(g)            waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.07, 3.09, 4.10 or 4.15);

(h)            release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i)            subordinate the Notes or the Guarantees in right of payment to any other Indebtedness;

(j)            amend or impair the contractual right of any Holder to institute suit for the enforcement of any payment due in respect of Notes on or after the Maturity Date (or, in the case of redemption or repurchase, on or after the redemption or repurchase date); or

(k)            make any change in the preceding amendment, supplement and waiver provisions.

In addition, except as otherwise provided in this Indenture or any Collateral Document, and subject to the Requirements of the Trust Indenture Act, the consent of Holders of at least two-thirds in aggregate principal amount of the then outstanding Notes will be required to release Liens for the benefit of the Holders on all or substantially all of the Collateral, other than in accordance with this Indenture, the Intercreditor Agreement and the other Collateral Documents.

Upon the request of the Company and upon the receipt by the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.07, the Trustee shall join with the Company and the Guarantors in the execution of such amendment, supplement or waiver, unless such amendment, supplement or waiver affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment, supplemental indenture or waiver.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03      Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, any Guarantee or the Notes will be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04      Consents in Connection with Purchase, Tender or Exchange.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 9.05      Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of such Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and, except as provided in the second succeeding paragraph, thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.05.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (j) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.06      Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.07      Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment or supplemental indenture or grant any waiver authorized pursuant to this Article 9 if the amendment or supplemental indenture or waiver does not adversely affect its rights, duties, liabilities or immunities. If any such amendment, supplemental indenture or waiver does adversely affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplemental indenture or grant such waiver. In executing any such amendment, supplemental indenture or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplemental indenture or waiver is authorized or permitted by this Indenture and the Collateral Documents, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms and that all conditions precedent to such supplemental indenture have been complied with, subject to customary assumptions and qualifications.

Section 9.08     Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders shall be in writing may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including the Depository or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and the Depository or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, the Depository holding interests in such Global Note in the records of the Depository; and (ii) with respect to any Global Note, any consent or other action given, made or taken by an Agent Member by electronic means in accordance with the “Automated Tender Offer Procedures” system or other customary procedures of, and pursuant to authorization by, the Depository shall be deemed to constitute the Act of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by the Depository of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the applicable policies and procedures of the Depository.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)            The ownership of Notes shall be proved by the Register.

(d)            Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.

Article 10
GUARANTEES OF NOTES

Section 10.01     Subsidiary Guarantees.

Subject to this Article 10, each of the Guarantors hereby absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, on a senior basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder and thereunder, that:

(a)            the principal of, and premium, if any, interest, if any, on, or Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, and premium, if any, and (to the extent permitted by law) interest, if any, on, and Additional Amounts, if any, on, the Notes, and all other payment Obligations of the Company to the Holders, the Trustee or the First Lien Collateral Agent under this Indenture or the Notes will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and

(b)            in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise.

Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is an absolute, unconditional, present and continuing guarantee of payment and performance (and not a guarantee of collection) and is in no way conditioned upon any attempt to collect from the Company or any other Guarantor or any other action, occurrence or circumstance whatsoever.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company which does not satisfy in full the Guaranteed Obligations, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

If any Holder, the Trustee or the First Lien Collateral Agent is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, trustee or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee, First Lien Collateral Agent or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the First Lien Collateral Agent, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Section 10.02     Releases of Guarantees.

The Guarantee of a Guarantor will be automatically and unconditionally released: (1) in connection with any sale, transfer or other disposition (including by merger, consolidation, amalgamation, distribution, dividend or otherwise) of all or substantially all of the assets of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition is conducted in accordance with Sections 4.10 and 5.01(b), as applicable; (2) in connection with any sale, transfer or other disposition (including by merger, consolidation, amalgamation, distribution, dividend or otherwise) of all of the Capital Stock of such Guarantor, following which such Guarantor is no longer a Restricted Subsidiary of the Company, if the sale or other disposition is conducted in accordance with Sections 4.10 and 5.01(b), as applicable; (3) upon Legal Defeasance, Covenant Defeasance or Discharge in accordance with Article 8 or all amounts due and payable by the Company under this Indenture or the Notes shall have been paid in full; (4) unless an Event of Default has occurred and is continuing, upon the dissolution or liquidation of such Guarantor in compliance with Section 5.01(b); or (5) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with this Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that any of the conditions described in the foregoing clauses (1) through (5) has occurred, the Trustee shall execute any documents reasonably requested by the Company at the Company’s expense in order to evidence the release of any Guarantor from its obligations under its Guarantee. Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest, premium, if any, and Additional Amounts, if any, on, the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

Section 10.03     Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state or foreign law to the extent applicable to any Guarantee. The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state or foreign law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment under its Guarantee shall be entitled, upon payment in full of all guaranteed Obligations under this Indenture, to seek contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.04     “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

Section 10.05     Execution and Delivery.

The execution by each Guarantor of this Indenture (or a supplemental indenture hereto) evidences the Guarantee of such Guarantor, whether or not the person signing as an Officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 10.06     Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of Section 10.01; provided that no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.07     Jurisdiction Specific Riders.

(a)            Angola. Notwithstanding anything set out to the contrary in this Indenture and in any other Note Document:

(i)            Notwithstanding anything set out to the contrary in this Indenture or any other Note Document:

(1)            the obligation of any Guarantor incorporated under the laws of Angola (an “Angola Guarantor”) to grant any Guarantee and the obligations of any Angola Guarantor under this Indenture and any Guarantee Agreement and Collateral Document shall be subject to proper compliance with the Angolan law requirements and formalities and limited to what is legally permitted under Angolan laws and the articles of association of such Angola Guarantor;

(2)            the maximum secured amount of the obligations of any Guarantor incorporated under the laws of Angola to $7,500,000;

(3)            the capacity and authority of any Angola Guarantor are governed by Angolan laws are limited to what is legally permitted under Angolan laws and the articles of association of such Angola Guarantor;

(4)            the obligation of any Angola Guarantor to grant any Guarantee and the obligations of any Angola Guarantor under this Indenture and any Guarantee Agreement and Collateral Document are subject to compliance with any applicable foreign exchange licensing requirements and any applicable taxes under Angolan law;

(5)            any obligations in respect of (i) distribution of dividends of an Angola Guarantor and (ii) hedging agreements imposed on an Angola Guarantor are limited to what is legally permitted under Angolan laws and under the articles of association of such Angola Guarantor;

(6)            the choice of jurisdiction under any Collateral Document to which an Angola Guarantor is party is limited to what is legally permitted under the Angolan procedural courts; and

(7)            any judgment in respect of this Indenture or any Note Document or Collateral Document obtained in a foreign court on private law matters not subject to the exclusive jurisdiction of Angolan courts would be recognised and enforced by a court in Angola without re-litigation or re-examination of the merits of such judgment provided that (a) the party who wishes to have the award recognised and confirmed in Angola submits a request with the Supreme Court for such purpose.

(b)           Australia.

For the purposes of this Section 10.07(b), “Australian PPSA” means the Personal Property Securities Act 2009 (Cth) and each reference to “Guarantor” shall be read as a reference to each Guarantor which is incorporated in Australia.

(i)            Each Guarantor represents and warrants to the Trustee that it does not enter into this document or hold any of the Collateral as trustee of any trust.

(ii)           Each Guarantor will perform the Obligations in the manner provided in this document or in any other Note Document.

(iii)          Each Guarantor will ensure that no Event of Default occurs. Without affecting the liability of any Guarantor or any power in any other respect (including where a breach of this Section 10.07(b)(iii) is a breach of any other provision of any Note Document), no Guarantor is liable in damages for a breach of its obligations under this Section 10.07(b)(iii) but the Trustee may exercise the powers following any breach of this Section 10.07(b)(iii) in accordance with the Note Documents during the period the Event of Default is continuing.

(iv)          Each Guarantor will notify the Trustee in writing:

(1)            promptly of any details necessary for the registration by the Collateral Agent of an effective financing statement including the serial numbers of any Collateral that must be described by serial number in a financing statement under the Australian PPSA acquired by it after the date of this document; and

(2)            promptly (and in any event within 5 Business Days (as defined in the Australian PPSA)) of an event in Section 10.07(b)(iv)(2)(A) or Section 10.07(b)(iv)(2)(B) occurring:

(A)            if it is allocated a new or different ARBN; or

(B)            if it does not have an ACN, ABN or ARBN, of any change to its name.

(v)           Each Guarantor will take all steps necessary to:

(1)            ensure that there are no provisions in its constitution that may restrict any transfer of the shares of the Equity Interests in that Guarantor in connection with the enforcement of any Lien granted under any Note Document; and

(2)            notwithstanding any provision contained in its constitution, approve any transfer of the shares of Equity Interests in that Guarantor where the transfer arises in connection with the enforcement of any Lien granted under any Note Document.

(vi)          For the purposes of sections 115(1) and 115(7) of the Australian PPSA:

(1)            the Collateral Agent need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and

(2)            sections 142 and 143 are excluded.

(vii)         For the purposes of section 115(7) of the Australian PPSA, the Collateral Agent need not comply with sections 132 and 137(3).

(viii)        Each Guarantor agrees not to:

(1)            exercise its rights to make any request of the Collateral Agent under section 275 of the Australian PPSA;

(2)            authorise the disclosure of any information under that section; or

(3)            waive any duty of confidentiality that would otherwise permit non-disclosure under that section.

(ix)          Each Guarantor waives its rights to receive any notice that is required by any provision of the Australian PPSA (including a notice of a verification statement).

(x)           Nothing in Sections 10.07(b)(vi) to 10.07(b)(ix) prohibits the Collateral Agent from giving a notice under the Australian PPSA or any other law.

(xi)          Except as required by law, for purposes of section 275(6) of the Australian PPSA, each Guarantor and the Collateral Agent agrees not to disclose information of the kind mentioned in section 275(1) of the Australian PPSA except to the extent a party is permitted to disclose such information pursuant to this Agreement or any other Note Document.

(c)            Cayman Islands.

(i)            Each Guarantor incorporated in the Cayman Islands shall, subject to the Agreed Security Principles, immediately upon execution of this Indenture, make an entry of details of the security interests created by this Indenture on its Register of Mortgages and Charges maintained at its registered office in the Cayman Islands pursuant to section 54 of the Companies Act (as revised) in the Cayman Islands (the “Cayman Register of Mortgages and Charges”) and, provide a certified copy of such Cayman Register of Mortgages and Charges to the First Lien Collateral Agent within 14 Business Days from the execution of this Indenture.

(ii)           Each Guarantor which grants a security interest over Equity Interests issued by an exempted company incorporated in the Cayman Islands shall, within the timeframes set out in the relevant Pledge Agreement and subject to the Agreed Security Principles, deliver or procure to be delivered to the First Lien Collateral Agent, the ancillary documents set out in the relevant Pledge Agreement, including:

(1)            a duly executed and undated instrument of transfer in respect of such Equity Interests;

(2)            share certificates representing the Equity Interests being secured (if applicable);

(3)            executed and dated irrevocable proxies in respect of such Equity Interests;

(4)            executed but undated resignation letters and executed authorisation letters signed by all the directors in respect of such company;

(5)            executed letter of undertaking in respect of such company;

(6)            shareholder resolutions amending its memorandum and articles of such company;

(7)            executed notice of mortgage to registered office provider in respect of such company; and

(8)            a certified copy of the register of members of such company which has been updated to include a notation acknowledging the security interests created hereby.

(iii)          Each Guarantor hereby irrevocably waives any right to require a proceeding first against the Company or any other Person, any right to request the division of their payment obligation among the Guarantors and any right to request that collateral be foreclosed upon, however such rights may be denominated under the laws of any jurisdiction.

(d)           Brazil. Notwithstanding anything to the contrary in this Indenture or any other Note Document, the obligation of any Guarantor incorporated under the laws of the Federative Republic of Brazil (“Brazilian Guarantor”) under any Guarantee and / or any Collateral Document shall be subject and / or limited to what is legally permitted under Brazilian law, including, but not limited to:

(i)            As the Guarantee and/or the Collateral granted by any Brazilian Guarantor is deemed to be an ancillary obligation, according to the Brazilian law, any judgment obtained in a court outside Brazil against the Brazilian Guarantor for the enforcement of such Guarantee and/or Collateral in respect to the underlying obligations arising from this Indenture or any Note Document which were declared or considered null, void or unenforceable, may not be confirmed by the Brazilian courts;

(ii)           any decision by a non-Brazilian court against the Brazilian Guarantor (except for a decision involving real estate located in Brazil, declaration of bankruptcy of a Brazilian entity or declaration of insolvency of any individual domiciled in Brazil, for which the Brazilian courts have exclusive jurisdiction) is enforceable in Brazil if previously confirmed by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça);

(iii)          even though the agreement which formalizes the Guarantee and/or the Collateral expressly stipulates that it is governed by any foreign law, such law will only be recognized and enforced in Brazil if not against Brazilian national sovereignty, human dignity, morality or public policy (soberania nacional, dignidade da pessoa humana, bons costumes or ordem pública);and

(iv)          the binding effect and enforceability of the obligations assumed by the Brazilian Guarantor under the Guarantee and / or the Collateral Documents are subject to all limitations arising from (1) bankruptcy (falência), insolvency (insolvência civil), liquidation, reorganization and judicial or extrajudicial recovery (recuperação judicial or extrajudicial); (2) certain credits, such as costs related to these proceedings (i.e., trustees' fees), credits granted to the Brazilian Guarantor after filing of judicial recovery (recuperação judicial), labor claims, secured credits by fiduciary or in rem guarantees up to the value of the secured assets, social security and tax claims (except for tax penalties) and other claims enjoying special or general privilege or statutorily preferred claims, which may have preference if any of the events described in item (1) occurs; (3) possible unavailability of remedies for specific performance or injunctive relief; (4) concepts of materiality, reasonableness, good faith, public policy and fair dealing, such as contractual conditions providing that a certain act or fact shall be determined solely by one party (condição potestativa); (5) other laws of general application relating to or affecting the rights of creditors generally, including (without limitation) fraudulent conveyance or intervention by the Brazilian governmental.

(e)            British Virgin Islands.

(i)            Each Guarantor incorporated in the British Virgin Islands shall, subject to the Agreed Security Principles, as soon as reasonably practicable and within 14 days after the date of any Collateral Document under which such Guarantor grants any security interest enter details of any such security interest created by such Guarantor in its register of charges in accordance with section 162 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BVI Act”) and shall provide the First Lien Collateral Agent with a certified copy of such register so updated.

(ii)           Each Guarantor incorporated in the British Virgin Islands shall, subject to the Agreed Security Principles, as soon as reasonably practicable and within 14 days after the date of any Collateral Document under which such Guarantor grants any security interest, effect registration, or assist the First Lien Collateral Agent in effecting registration, of the security interests created pursuant to each applicable Collateral Document with the Registrar of Corporate Affairs pursuant to section 163 of the BVI Act by making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) deliver or procure to deliver to the First Lien Collateral Agent, the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing the requirements of section 163 of the BVI Act as to registration of the security interests created pursuant to each applicable Collateral Document has been complied with and the filed stamped copy of the approved form containing the relevant particulars of the security interests created;

(iii)          Each Guarantor which grants a security interest over Equity Interests issued by a company incorporated in the British Virgin Islands shall, within the timeframes set out in the relevant Pledge Agreement and subject to the Agreed Security Principles, deliver or procure to be delivered to the First Lien Collateral Agent, the ancillary documents set out in the relevant Pledge Agreement, including (subject to the terms of the relevant Pledge Agreement):

(1)            a duly executed and undated instrument of transfer in respect of such Equity Interests;

(2)            share certificates representing the Equity Interests being secured (if applicable and to the extent not already in the possession of the First Lien Collateral Agent);

(3)            executed irrevocable proxies in respect of such Equity Interests;

(4)            executed but undated resignation letters and executed authorisation letters signed by all the directors of such company;

(5)            shareholder resolutions amending the memorandum and articles of such company (where required by the terms of the applicable Pledge Agreement); and

(6)            notice of mortgage to registered agent in respect of such company

(iv)          Each Guarantor hereby irrevocably waives any right to require a proceeding first against the Company or any other Person, any right to request the division of their payment obligation among the Guarantors and any right to request that collateral be foreclosed upon, however such rights may be denominated under the laws of any jurisdiction.

(f)            Indonesia. For the purposes of this Section 10.07(f), each reference to “Guarantor” shall be read as a reference to each Guarantor which is incorporated in Indonesia.

(i)            Each Guarantor undertakes to each of the Holders that whenever the Company does not pay any amount when due under or in connection with the Notes, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor, in respect of that amount and for that purpose each Guarantor hereby waives, in favor of each of the Holders, any and all of its rights, protections, privileges and defenses provided by law to a guarantor and in particular waives the provisions in Articles 1402, 1430, 1439, 1831, 1833, 1837, 1838, 1843 and 1847 to 1850 (inclusive) of the Indonesian Civil Code (the “ICC”);

(ii)           Each Guarantor confirms that its guarantee under this Article 10 is binding on it as an indivisible debt under the ICC;

(iii)          Each Guarantor agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify each of the Holders immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Notes on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under the Notes if the amount claimed had been recoverable on the basis of a guarantee. Such indemnity is an independent undertaking and constitutes that entity’s (as an Indonesian Guarantor) own debt and obligation, as meant by or in accordance with Article 1316 of the ICC, separate from the guarantee contained in paragraph (i) above; and

(iv)          Each Guarantor shall at its cost comply with all reporting requirements issued by Bank Indonesia and the Indonesian Ministry of Finance in respect of the guarantee issued under this Article 10.

(g)            Jersey. In each Note Document, where it relates to a person, at any relevant time: (w) incorporated (or dissolved) under the Companies (Jersey) Law 1991; (x) established, constituted or formed in Jersey; (y) which carries on, or has carried on, business in Jersey; or (z) that has immovable property at such time in Jersey, a reference to:

(i)            a composition, compromise, assignment or arrangement with any creditor winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, “bankruptcy” (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991 and any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991;

(ii)           a “liquidator”, “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés or any other person performing the same function of each of the foregoing;

(iii)          “Security” or a “security interest” includes, without limitation, any hypothéque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or the SIJL and any related legislation; and

(iv)          any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any property of such Person (or the making of such declaration).

(h)            Gibraltar.

(i)            Each Guarantor incorporated in Gibraltar shall, subject to the Agreed Security Principles, immediately upon execution of this Indenture, make an entry of details of the security interests created by this Indenture on its Register of Mortgages and Charges maintained at its registered office in Gibraltar pursuant to section 177 of the Gibraltar Companies Act (the “Gibraltar Register of Mortgages and Charges”) and, provide a certified copy of such Gibraltar Register of Mortgages and Charges to the First Lien Collateral Agent within 14 Business Days from the execution of this Indenture.

(ii)           Each Guarantor which grants a security interest over Equity Interests issued by a company incorporated in Gibraltar shall, within the timeframes set out in the relevant Pledge Agreement and subject to the Agreed Security Principles, deliver or procure to be delivered to the First Lien Collateral Agent, the ancillary documents set out in the relevant Pledge Agreement, including:

(1)            a duly executed and undated instrument of transfer in respect of such Equity Interests;

(2)            share certificates representing the Equity Interests being secured (if applicable);

(3)            executed and dated irrevocable proxies in respect of such Equity Interests;

(4)            executed but undated resignation letters and executed authorisation letters signed by all the directors in respect of such company; and

(5)            a certified copy of the register of members of such company which has been updated to include a notation acknowledging the security interests created hereby.

(iii)          Each Guarantor incorporated in Gibraltar hereby irrevocably waives any right to require a proceeding first against the Company or any other Person, any right to request the division of their payment obligation among the Guarantors and any right to request that collateral be foreclosed upon, however such rights may be denominated under the laws of any jurisdiction.

(i)            Hong Kong.

(i)            Each Guarantor incorporated under the laws of Hong Kong shall promptly and in any event within the time period prescribed by law:

(1)            create and maintain a register of charges, to the extent this has not already been done, (the “Register of Charges”) and enter particulars of any registerable security interest created pursuant to any Collateral Document in such Register of Charges in accordance with the requirements of the laws of Hong Kong;

(2)            deliver or procure to be delivered to the First Lien Collateral Agent a certified copy of the updated Register of Charges recording the particulars of any registerable security interest created pursuant to any Collateral Document;

(3)            effect the timely registration of the particulars of any registerable security interest created or intended to be created pursuant to any Collateral Document with all relevant public registers in Hong Kong which the First Lien Collateral Agent reasonably considers necessary or desirable to perfect, protect and/or preserve any such security interest (and/or the priority thereof) including, without limitation, the registers maintained by the Hong Kong Companies Registry, in accordance with the requirements under all applicable laws and regulations of Hong Kong and provide such assistance to the First Lien Collateral Agent in respect thereof which the First Lien Collateral Agent may reasonably require;

(ii)           Each Guarantor incorporated under the laws of Hong Kong hereby irrevocably authorises the First Lien Collateral Agent to make such filings and/or registrations of any registerable security interest created or intended to be created under any Collateral Document and to take any and all appropriate action and to complete and execute any and all documents and instruments which the First Lien Collateral Agent reasonably considers necessary or desirable (including, without limitation, the registrations described in Section 10.07(i)(i)(3) above) for the purposes of perfecting, protecting and/or preserving any such security interest (and/or the priority thereof).

(iii)          Each Collateral Grantor of a security interest over Equity Interests issued by a company incorporated under the laws of Hong Kong shall within 90 days from the Issue Date (or such later date as the First Lien Collateral Agent reasonably agree) deliver to the First Lien Collateral Agent valid and duly issued original share certificate(s) with respect to all of such Equity Interests, duly executed but undated original instruments of transfer and bought and sold notes in respect of such Equity Interests (in each case with the names of the transferees left blank) and such other instruments and documents as may be necessary, or as the First Lien Collateral Agent may reasonably request, subject to the Agreed Security Principles.

(j)             Luxembourg.

(i)            For the purposes of this Section 10.07(j),

(1)            “Luxembourg Guarantor” shall mean any Guarantor whose registered office, head office, place of effective management, domicile, establishment, habitual residence and/ or place of central administration is in Luxembourg and whose centre of main interest (as that term is used in Article 3(1) of the Regulation (EU) No 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) is in Luxembourg.

(2)            “Group” shall mean the Company and its Subsidiaries from time to time.

(ii)           Luxembourg legal concepts expressed in English terms in this Agreement and any other Note Document may not correspond to the original French or German terms relating thereto.

(iii)          In this Agreement and any other Note Document, where it relates to a Luxembourg Guarnator, a reference to:

(1)            a winding up, dissolution or administration includes:

A.            being declared bankrupt (faillite déclarée);

B.            being subject to liquidation judiciaire; and

C.            having filed for controlled management (gestion contrôlée);

D.            a trustee in bankruptcy includes a curateur;

E.            an administrator includes a commissaire or a juge délégué;

F.            a moratorium includes a reprieve from payment (sursis de paiements) or a concordat préventif de faillite;

G.            a receiver or an administrative receiver does not include a juge commissaire or a curateur;

H.            an attachment includes a saisie.

(iv)          Notwithstanding any provisions to the contrary in any Note Document, the aggregate obligations and liabilities of any Luxembourg Guarantor for the obligations of any Collateral Grantor or any other Person in which such Luxembourg Guarantor has no direct or indirect equity interest, shall be limited at any time to an amount not to exceed the greater of ninety-five percent (95%) of:

(1)            the sum of:

A.            such Luxembourg Guarantor’s “capitaux propres” (as referred to in Annex I to the Grand Ducal Regulation, dated December 18, 2015, setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Law of December 19, 2002 on the register of commerce and companies and the accounting and annual accounts of undertakings, as amended) (the “Own Funds”); and

B.            debt owed to such Luxembourg Guarantor by any other member of the Group, which is subordinated in right of payment (whether generally or specifically) to any claim of any Holder under any of the Note Documents (the “Lux Subordinated Debt”),

each as determined on the basis of the then latest available annual accounts of such Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date of this Agreement, and

(2)            the sum of:

A.            such Luxembourg Guarantor’s Own Funds and

B.            such Luxembourg Guarantor’s Lux Subordinated Debt,

each as determined on the basis of the then latest available annual accounts of such Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date of this Agreement is called.

(v)           Where for the purpose of the determination to be made under clause (iv), no duly established annual accounts are available for the relevant reference period (which, for the avoidance of doubt, includes circumstances in which no final annual accounts have been established in due time in respect of the then most recently ended financial year) the relevant Luxembourg Guarantor shall, promptly, establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the relevant Luxembourg Guarantor’s Own Funds and Lux Subordinated Debt will be determined.

(vi)          Notwithstanding anything to the contrary, no Luxembourg Guarantor guarantees any amounts due under the Notes Documents if and to the extent the granting of a guarantee for such amounts would constitute an unlawful financial assistance violating article 1500-7 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended, to the extent applicable.

(vii)         The limitation in sub-paragraph (iv) above shall not apply to any amounts borrowed by the Luxembourg Guarantor or by any of its direct or indirect Subsidiaries under this Agreement or any amounts borrowed, or made available, under any Note Document and on lent to the Luxembourg Guarantor or to any of its direct or indirect Subsidiaries.

(k)            Malta.

(i)            It is hereby expressly acknowledged that:

(1)            the choice of the law of the State of New York as the law in accordance with which this Agreement shall be governed is a valid choice of law under the laws of Malta, and should be recognised and applied by the courts of Malta to the extent that such laws are not deemed to be against Maltese public policy;

(2)            A judgement enforcing this Agreement against any Guarantor incorporated under the laws of Malta (the “Maltese Guarantor”) is subject to procedural rules regulating the recognition and enforcement of judgements in Malta which allow the judgment debtor to challenge recognition and enforcement on a limited number of grounds including where the judgment is manifestly contrary to public policy in Malta;

(3)            notwithstanding anything to the contrary herein or in any other Note Document, it should be noted inter alia, that in the event of an enforcement of this Agreement in the Maltese Courts, (assuming that they have jurisdiction), the Maltese Courts can in particular instances be expected to apply Maltese law as the lex fori in respect of procedural matters and other particular matters such as those relating to prescription (time-bar) where the law of the forum is applicable under private international law rules. In terms of Maltese Law, the Maltese Courts may raise the plea of prescription ex officio despite waiver of such claim by the Maltese Guarantor;

(4)            notwithstanding anything to the contrary herein or in any other Note Document, it should be noted inter alia, in terms of Article 1926 of the Maltese Civil Code (Chapter 16 of the Laws of Malta) a guarantee can only exist in respect of a valid obligation. Moreover, in terms of Article 1927 of the Maltese Civil Code, the guarantee under this Agreement cannot exceed what is due by the Company and may not be enforced to the extent contracted under more onerous conditions;

(5)            the enforceability of the rights and remedies under this Agreement in the Maltese Courts is also limited and subject to:

A.            the plea of set-off which in terms of Section 1196(2) of the Maltese Civil Code, operates ipso jure and even without the knowledge of the debtors, unless otherwise agreed; and

B.            the laws of insolvency, bankruptcy and moratorium which generally affect the enforceability of creditors’ rights.

(ii)           The Maltese Guarantor hereby irrevocably waives and renounces any right to require a proceeding first against the Company or any other Person (the benefit of discussion) and any right to request the division of their payment obligation among the Guarantors (the benefit of division).

(l)            Mexico.

(i)            Notwithstanding any other provisions in this Indenture to the contrary, with respect to any action or proceedings arising out of or relating to this Indenture involving any Guarantor incorporated under the laws of Mexico, each of the parties hereto:

(1)            expressly, irrevocably and unconditionally agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof;

(2)            expressly, irrevocably and unconditionally waives any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise; and

(3)            expressly, irrevocably and unconditionally waives any object to those courts on the ground of venue or forum non conveniens.

(m)          Switzerland.

(i)            If and to the extent that:

(1)            a Guarantor incorporated in Switzerland and/or having its registered office in Switzerland (a “Swiss Guarantor”) guarantees obligations other than obligations of one of its wholly owned direct or indirect subsidiaries (the “Restricted Obligations”); and

(2)            a payment in fulfilling such obligations would in accordance with applicable Swiss law constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under then applicable mandatory Swiss law, such Restricted Obligations (and the amount of any payment in relation thereto) shall from time to time be limited to the amount as determined in accordance with applicable Swiss law as then in effect (the “Swiss Available Amount”). This limitation shall not release the Swiss Guarantor from its obligations in excess of the Swiss Available Amount, but merely postpone the performance date thereof until such times as performance is again permitted under applicable Swiss law. Any and all indemnities and guarantees of such Swiss Guarantor contained in any Note Documents shall be construed in a manner consistent with this Section 10.07(m).

(ii)           In case a Swiss Guarantor who must make a payment in respect of Restricted Obligations under this Indenture is obliged to withhold Swiss Withholding Tax in respect of such payment, such Swiss Guarantor shall:

(1)            use its best efforts that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability for such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(2)            if the notification procedure pursuant to the preceding sub-paragraph does not apply, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to the preceding sub-paragraph applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration;

(3)            notify the First Lien Collateral Agent that such notification, or as the case may be, deduction has been made and provide the First Lien Collateral Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;

(4)            in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person other than the First Lien Collateral Agent, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction:

(A)          be in a position to apply for a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and pay to the First Lien Collateral Agent upon receipt any amounts so refunded; or

(B)           if the First Lien Collateral Agent, the Trustee or a Holder is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment and if requested by the First Lien Collateral Agent, provide the First Lien Collateral Agent, the Trustee or a Holder those documents that are required by law and applicable tax treaties to be provided by the payer of such tax in order to enable the First Lien Collateral Agent, the Trustee or a Holder to prepare a claim for refund of Swiss Withholding Tax. The First Lien Collateral Agent, the Trustee and any Holder shall co-operate with each other to secure such refund.

(iii)          If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (ii) above, the First Lien Collateral Agent shall be entitled to further request payment under the Guarantee and other indemnity granted to it under this Indenture or any other Note Document and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further payments shall always be limited to the Swiss Available Amount. In case the proceeds irrevocably received by the First Lien Collateral Agent, the Trustee or the Holder pursuant to paragraph (ii)(4) above and this paragraph (iii) have the effect that the proceeds received by the Frist Lien Collateral Agent, the Trustee and the Holder exceed the obligations, then the First Lien Collateral Agent, the Trustee or the Holder shall promptly return such overcompensation to the Swiss Guarantor.

(iv)          If and to the extent requested by the First Lien Collateral Agent and if and to the extent this is from time to time permitted under applicable Swiss mandatory law notwithstanding the restrictions referred to in Section 10.07(m), in order to allow the First Lien Collateral Agent, the Holders and the Trustee to obtain a maximum benefit under the Note Documents and, in particular, the Guarantee, the Swiss Guarantor shall take all such measures and/or promptly procure the fulfilment of all such prerequisites, in each case to the extent within its power, as are necessary and appropriate to achieve, without delay, payment under the Guarantee towards the discharge of the Restricted Obligations and to enable it to promptly perform its obligations under this Indenture and make the (required) payment(s) thereunder from time to time, including the following:

(1)            the preparation of an up-to-date (interim) audited balance sheet of the Swiss Guarantor;

(2)            the confirmation of the auditors of the Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable reserves;

(3)            the passing of unanimous written resolutions of the quotaholders of the Swiss Guarantor approving the (resulting) distribution;

(4)            the conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(5)            to the extent permitted by applicable Swiss law, (A) write up or realize any of its assets shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of a realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig) and/or (B) reduce its quota capital; and

(6)            all such other measures necessary or useful and/or to promptly procure the fulfilment of all prerequisites reasonably necessary to allow the Swiss Guarantor to promptly make the payments and perform the obligations agreed hereunder from time to time with a minimum of limitations.

(n)           Thailand.

(i)            The Guarantors who shall enter into this Indenture in favor of the Holders are as follows:

(1)            Ensco (Thailand) Limited (“Thai Entity”);

(2)            All shareholders of the Thai Entity, namely (i) Ensco Oceanics Company LLC (ii) Ensco Offshore International Holdings Limited and (iii) Ensco Overseas Limited (“Shareholders of the Thai Entity”).

(ii)           Notwithstanding anything set out to the contrary in this Indenture or any other Note Document to the contrary, the provisions in this Section (n) shall be applied to the Thai Entity to the extent not contrary of Thai laws.

(iii)          The Guarantee by the Thai Entity shall take effect from Issue Date of relevant Notes to the date on which all sum expressed to be payable by the Company under this Indenture or any other Note Document have been unconditionally and irrevocably paid and discharged in full or, alternatively, upon a defeasance or discharge as provided in Section 8.08.

(iv)          The Thai Entity’s obligations hereunder shall remain in full force and effect until the principal of, and premium, if any, interest, if any, on, or Additional Amounts, if any, on, the Notes is paid in full and interest on the overdue principal of, and premium, if any, and (to the extent permitted by law) interest, if any, on, and Additional Amounts, if any, on, the Notes, and all other payment Obligations of the Company to the Holders, the Trustee or the First Lien Collateral Agent under this Indenture or the Notes is paid in full. If at any time any payment of the principal of, and premium, if any, interest, if any, on, or Additional Amounts, if any, on, the Notes or any other amount payable by the Company under this Indenture or any other Note Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Thai Entity’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

(v)           To the extent permitted under applicable law, the Thai Entity irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against or any other person. In particular, the Thai Entity irrevocably waives its right to require the Trustee to pursue or exhaust the Trustee’s legal or equitable remedies against the Company prior to exercising the Trustee’s rights under the Guarantee.

(vi)          The Thai Entity irrevocably waives, to the extent permitted by applicable law, any rights which it may have under Sections 684, 687, 688, 689, 690, 697 or 701 of the Civil and Commercial Code of Thailand (“CCC”) or any other similar provisions.

(vii)         If acceleration of the time for payment of any amount payable by the Company under this Indenture or any other Note Document is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture or any other Note Document are nonetheless payable by the Thai Entity hereunder forthwith on demand by the Trustee or the Holders.

(viii)        Notwithstanding anything to the contrary to this Article 10, the Thai Entity, and by its acceptance of a Note, each Holder, hereby confirms that it is the intention of all such parties for the Guarantee not to constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable law of any other jurisdiction. To effectuate that intention, the Trustee, the Holders and the Thai Entity hereby irrevocably agree that the obligations of the Thai Entity under this Guarantee are limited in an amount not to exceed the maximum amount that can be guaranteed by the Thai Entity without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transferor similar laws affecting the rights of creditors generally.

(ix)          The maximum amount of liability of the Thai Entity under this Article 10 shall be capped at an amount equal to 125 percent of the outstanding aggregate principal amount of the Notes.

(x)           The Holders, the Trustee and the First Lien Collateral Agent, shall, within 60 days from the date the Company is in default, issue a written demand to the Thai Entity calling on the guarantee pursuant to Section 686 of the CCC.

(o)            Egypt.

(i)            Under Egyptian law, claims may become time-barred; limitation periods vary under Egyptian law depending on the nature of the claim in question, with 15 years being the maximum time period for claims to be brought. Egyptian law prohibits the waiver of any prescription right or the amendment of the prescription periods provided under Egyptian law.

(ii)           Under Egyptian law, a guarantee is only valid if the underlying guaranteed obligation is valid. In addition, a guarantor’s obligations towards a Holder cannot be more burdensome than the guaranteed obligation (i.e. the guaranteed obligation cannot be more onerous than the underlying debt). In addition to the above, a Holder (i.e. the beneficiary of a guarantee) cannot claim monies or enforce obligations under the guarantee from the guarantor, until the Holder has taken action against the Company, as the initial debtor. However, the guarantor may waive such right in the guarantee agreement. The guarantee of a future or contingent debt or obligation is null and void unless the guaranteed amount is determined or capped in advance.

(iii)          In addition, Egyptian or other applicable laws, including laws with respect to fraudulent conveyance or voidable preferences, necessary corporate power and the issuance of proper corporate resolutions, could render the guarantee partially or entirely voidable or otherwise ineffective.

(iv)         Under Egyptian law, the payment of interest and fees made by an Egyptian entity to a non-resident holder of the Notes may be subject to a withholding tax at the rate of 20%. That being said, there is no established precedent related to the applicable Egyptian tax regime to payments made by an Egyptian resident guarantor guaranteeing a foreign issuer of notes.

(v)          Further, this Agreement will be subject to stamp duty tax, in accordance with Egyptian law, to be paid when used in Egypt for a legal purpose, for example such as a claim by the Holders for payment in Egypt or any other legal procedures where the required stamp duty tax must be paid. Currently, the stamp duty tax amounts to approximately EGP 1 per page.

(p)           Nigeria

(i)            Guarantor under this Section 10.07(p) shall refer to each Guarantor incorporated under the Laws of the Federal Republic of Nigeria (“Nigerian Guarantor”);

(ii)           Any obligation and security interest created by a Nigerian Guarantor under this Indenture or any Collateral Documents shall be subject to applicable Nigerian law;

(iii)          Where the Collateral provided by each Nigerian Guarantor under this Indenture and the Collateral Documents, represents 50% or more of the current book value of the Nigerian Guarantor’s assets, the shareholders of the Nigerian Guarantor must approve same by special resolution (i.e., three-fourths votes) or by simple majority, subject to its memorandum and articles of association;

(iv)         Each Nigerian Guarantor shall enter the particulars of all security interests created pursuant to this Indenture and the Collateral Documents, into its register of charges (the “Nigerian Register of Charges”) which particulars shall include the date of the creation of the security interest, the amount secured, description of the security i.e. mortgage, debenture or charge, the assets or interests subject to the security and the person(s) entitled to the same;

(v)          The Collateral Documents executed by each Nigerian Guarantor must be stamped at the applicable stamp duty rate at the relevant Stamp Duties Office of the Nigerian Federal Inland Revenue Service within forty (40) days, if executed in Nigeria, and if executed outside Nigeria, within 30 of the receipt of the Collateral Documents in Nigeria;

(vi)         Each Nigerian Guarantor shall within ninety (90) days of the creation of any registrable security interest over its property and/or assets, lodge the instrument in respect of the same for registration and the requisite statutory forms at the Corporate Affairs Commission of Nigeria, which shall upon payment of the applicable fees, issue a registration certificate constituting prima facie evidence of due compliance with the provisions of the Companies and Allied Matters Act 2020 on the registration of security interests;

(vii)        In respect of a Lien over Vessels pursuant to this Indenture and the Collateral Documents, each Nigerian Guarantor shall lodge and record at the Nigerian Central Ship Registry the particulars of any Liens by way of mortgage, debentures or charges or similar security created over any Nigerian registered Vessels wholly or part owned by it;

(viii)       Each Nigerian Guarantor shall deliver and procure to be delivered to the First Lien Collateral Agent, the updated Nigerian Register of Charges in Section 10.07(p)(iv), a certified true copy of the registration certificates in Section 10.07(p)(vi) and in Section 10.07(p)(vii).

(q)            Kingdom of Saudi Arabia. For the purpose of this section 10.07(q), each reference to a “Guarantor” shall be read as reference to each Guarantor which is incorporated in the Kingdom of Saudi Arabia:

(i)            The Guarantors who shall enter into this Indenture in favor of the Holders are as follows:

(1)            ENSCO Arabia limited (“Saudi Entity”);

(2)            The shareholder of the Saudi Entity, namely Ensco Maritime Limited (the “Shareholder of the Saudi Entity”);

(ii)           The obligation of the Saudi Entity and/or the Shareholder of the Saudi Entity to grant any security to the Holder shall be limited to the extent permitted under the Saudi Laws.

(iii)          No security to be created or perfected over a property or any movable or immovable asset of the Saudi Entity in contrary of the Saudi Law.

(iv)          No security over the shares of the Saudi Entity shall be perfected without the registration of a pledge share agreement with the Ministry of Commerce.

(v)           The Saudi Entity will register the securities with the Ministry of Commerce and/or any other applicable authority within Saudi Arabia.

(vi)         The Saudi Entity will register the mortgage of assets and vessels with the relevant authorities within Saudi Arabia in accordance with the applicable rules.

(vii)        The Shareholders of the Saudi Entity shall take any action necessary to affect the transfer or sale of the shares or any other asset owned by the Saudi Entity in compliance with the Saudi Arabian laws.

(viii)       The Saudi Entity does not guarantee or promise issuance and/or registration of any mortgage over its vessels or otherwise in Saudi Arabia subject to any limitation applicable under the relevant regulations.

(ix)          The collateral shall be limited to what is permitted under the applicable law in Saudi Arabia.

(x)           The Saudi Entity may not be able to obtain insurance of indebtedness or insurance for failure to fulfil its obligation under the issued security note(s) for any pledge of shares or mortgage of its assets in Saudi Arabia.

(xi)          A pledge of shares in the Kingdom of Saudi Arabia and subsequent transfer of shares to a non-Saudi person may be subject to applicable tax.

(r)            United Arab Emirates. Each Guarantor incorporated in the United Arab Emirates agrees that the provisions of Articles 1089, 1092, 1101 and 1105 of the UAE Federal Law No (5) of 1985 regarding the law of civil transactions (as amended) (the “UAE Civil Code”) shall not apply to the guarantee provided by such Guarantor pursuant to this Indenture and, without limiting the generality of the foregoing, each Guarantor further agrees that, in relation to Article 1092 of the UAE Civil Code, neither the Trustee nor any Holder (nor any person(s) acting on their behalf) shall be obliged to make any demand under the guarantee set forth in this Indenture within the six-month period mentioned in that Article.

Article 11
SECURITY

Section 11.01     Collateral Documents; Additional Collateral. Subject to the Agreed Security Principles:

(a)            The Obligations will be secured by the following (collectively, the “Collateral”):

(i)            a first-priority perfected Lien on 100% of the Equity Interests of each Restricted Subsidiary, the Unrestricted Floater Subsidiary and each other Unrestricted Subsidiary directly owned by the Company or any Guarantor; and

(ii)           a first-priority perfected Lien on substantially all other assets of the Company and each Guarantor, including (A) all Vessels owned by the Company or any Guarantor (other than any Excluded Vessel) (all such Vessels, the “Collateral Vessels”), (B) all accounts receivable, general intangibles, equipment, spare parts, Drilling Contracts and Internal Charters, and (C) all deposit accounts, securities accounts and commodity accounts in any Subject Jurisdiction (other than Excluded Accounts), which accounts shall be required to be subject to account control agreements (or other similar arrangements) to the extent provided in clause (v) of Section 11.01(f); provided that notwithstanding anything to the contrary herein or in any other Note Document, the Collateral shall not include any Excluded Property.

(b)            (i) At all times from and after the Issue Date, but subject to the time periods set forth in Section 11.01(b)(ii) with respect to any Jackup Rigs acquired after the Issue Date, all Jackup Rigs owned by the Company and its Subsidiaries (other than any Excluded Vessels) shall be subject to Vessel Mortgages, and (ii) as of the Issue Date, and as of each date that is sixty dates after the date of delivery of the Company’s most recent annual consolidated balance sheet in accordance with Section 4.03 during each year after the Issue Date, subject to Section 11.13, Other Vessels having an aggregate value, as reflected on the most recent annual consolidated balance sheet of the Company, of at least 70% of the aggregate value of all Other Vessels (excluding any Excluded Vessel described in clause (c) or (i) of the definition thereof) owned by the Company and its Subsidiaries on the Issue Date shall be subject to Vessel Mortgages.

(c)            [Reserved].

(d)            After the Issue Date, the Company shall cause each Guarantor to make all filings in each Subject Jurisdiction (including, without limitation, filings of continuation statements and amendments to Uniform Commercial Code financing statements in the United States (or the applicable political subdivision, territory or possession thereof) that may be necessary to continue the effectiveness of such Uniform Commercial Code financing statements), and take all other actions as are reasonably necessary or required by the Collateral Documents to maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Collateral Documents in the Collateral as a first-priority perfected Lien; provided that, other than with respect to such filings (i) in the Principal Jurisdictions that are solely within the control of the Company or any Guarantor, and do not require the approval or countersignature of any other Person, including the First Lien Collateral Agent (except to the extent that the First Lien Collateral Agent has granted such approval or countersignature) and (ii) listed on Annex B-1, the Company shall be deemed to satisfy the requirements of this Section 11.01(d) if the Company shall use its commercially reasonable efforts to make such filings and take all other actions as are reasonably necessary or required by the Collateral Documents to maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Collateral Documents in the Collateral as a first-priority perfected Lien, in each case within the time periods set forth in this Section 11.01 and the Collateral Documents. “Principal Jurisdictions” means the United States, the United Kingdom and, if different, the jurisdiction of formation or organization of the Company.

(e)            [Reserved].

(f)             Notwithstanding anything else herein or in any other Note Documents to the contrary, in determining whether any Guarantee shall be given or any Lien or security interest shall be created or perfected, the obligations of the Company and any Subsidiary shall be subject to the following security principles in all respects (such principles, the “Agreed Security Principles”):

(i)            (1)           The Collateral Documents and perfection steps listed on Annex B-1 shall be entered into or completed, as applicable, prior to or on and substantially contemporaneously with the occurrence of the Issue Date.

(2)           The Collateral Documents and perfection steps listed on Annex B-2 shall be entered into or completed, as applicable, within sixty (60) days of the Issue Date.

(3)           With respect to any Collateral existing on the Issue Date and not subject to such initial Collateral Documents and perfection steps listed on Annex B-1 or Annex B-2, the Company and the Guarantors shall, within sixty (60) days of the Issue Date, use commercially reasonable efforts to deliver Collateral Documents, and take any required perfection steps, with respect to such Collateral in accordance with this Article 11; provided that if it is reasonably expected that such Collateral may be delivered or any such required perfection steps may be taken within a longer period of time, continue to use commercially reasonable efforts to do so, until such time as it is no longer reasonable to expect that such Collateral may be delivered or such perfection steps could be taken using commercially reasonable efforts.

(ii)            In accordance with the provisions of Section 4.13 and this Article 11, if:

(1)           any asset of the type which is required to constitute Collateral pursuant to this Indenture or the Collateral Documents is acquired by the Company or any Guarantor, or any such asset no longer constitutes Excluded Property, and such asset is not automatically subject to a first-priority perfected Lien in favor of the First Lien Collateral Agent (excluding Vessels, which are covered by clause (2) of this Section 11.01(f)(ii)); or

(2)           a Subsidiary of the Company that is not already a Guarantor is required to become a Guarantor pursuant to Section 4.13,

then the Company, such Guarantor or such Subsidiary, as the case may be, shall use its commercially reasonable efforts to, within the applicable time period set forth in Section 11.01(f)(ii)(2) for Vessels, or otherwise, within sixty (60) days of (I) the date of acquisition of any such Collateral, or (II) the date on which a Subsidiary becomes a Guarantor pursuant to Section 4.13, as applicable, execute and deliver the necessary Collateral Documents in order to grant to the First Lien Collateral Agent a first-priority perfected Lien in all assets of such Guarantor or such other Subsidiary that are required to, but do not already, constitute Collateral. In each case described above, each Guarantor shall execute and deliver such other Collateral Documents, deliver any certificates (including in the case of real property (other than any Excluded Property), title insurance) to the First Lien Collateral Agent in respect of the applicable Collateral as required by this Indenture and the applicable Collateral Documents and take all other appropriate actions to ensure the First Lien Collateral Agent, for the benefit of the Holders and holders of other First Lien Obligations, has a first-priority perfected Lien therein in accordance with this Section 11.01.

(3)          Notwithstanding the foregoing, upon delivery of any Vessel under construction to the Company or any Guarantor as owner thereof after the Issue Date (to the extent such Vessel is not an Excluded Vessel), the acquisition by the Company or any Guarantor of any Vessel after the Issue Date (to the extent such Vessel is not an Excluded Vessel or already subject to a Vessel Mortgage), the Company shall within thirty (30) days for Vessels registered in Liberia and within ninety (90) days for all other Vessels of such delivery, acquisition (provided that such initial thirty (30) day period or ninety (90) day period, as applicable, referred to above with respect to any such Vessel shall be automatically extended by an additional thirty (30) days at the expiration thereof if the Company is diligently pursuing the applicable steps required by this clause (3)), use its commercially reasonable efforts to execute and deliver, or cause such Guarantor to execute and deliver, and cause to be filed for recording (or make arrangements for recording thereof) in the appropriate vessel or ship registry, a Vessel Mortgage or, if applicable, an assignment and assumption of an existing Vessel Mortgage as shall be necessary or appropriate to grant to the First Lien Collateral Agent a Lien over such Vessel owned by the Company or any of its Guarantors, as applicable.

(4)           Anything to the contrary in this Indenture or any Note Document notwithstanding, neither the Company nor any Guarantor shall (A) Dispose of (t) any Collateral Vessel, (u) any ARO JV Related Assets, (v) any Equity Interests of any Joint Venture that owns or charters any Vessel, or any Equity Interests of any Subsidiary of the Company or such Guarantor that owns any such Equity Interests in any such Joint Venture, (w) any deposit account, securities account or commodity account, (x) any accounts receivable, (y) any Drilling Contract with respect to a Collateral Vessel or (z) any insurance policy insuring any Collateral Vessel (collectively, “Principal Collateral”), in each case on which the First Lien Collateral Agent has a first priority perfected Lien, to any other Subsidiary of the Company, including in a transaction between the Company or any Guarantor permitted pursuant to Section 5.01(b), or (B) reflag any Collateral Vessel on which the First Lien Collateral Agent has a first priority perfected Lien, unless—

(I)            such Subsidiary, if it is not already a Guarantor, becomes a Guarantor pursuant to Section 4.13, and

(II)           contemporaneously with any such Disposition of such Principal Collateral or reflagging of a Collateral Vessel, such Subsidiary shall grant to the First Lien Collateral Agent, a first priority perfected Lien on such Principal Collateral; provided that so long as the Company or any Subsidiary is using its commercially reasonable efforts to provide the First Lien Collateral Agent with such a first priority perfected Lien, failure to create or perfect such a first priority perfected Lien shall not constitute a Default or Event of Default if:

(A)           the Company or the relevant Guarantor is using commercially reasonable efforts to create and perfect such first priority perfected Lien as soon as reasonably practicable,

(B)            such first priority perfected Lien is created or perfected within sixty (60) days of such Disposition or reflagging, and

(C)            at any time, which for these purposes shall include a period of ninety (90) days after the time a relevant Lien is created and perfected, there shall not be more than three (3) Collateral Vessels and, in addition to any such Collateral Vessels, other Principal Collateral with an aggregate Fair Market Value, as reasonably determined by the Company, in excess of $100 million as to which a Lien remains uncreated or unperfected in reliance on this proviso and clause (C) of this Section 11.01(f)(ii)(4)(II), in the aggregate.

The provisions of this Section 11.01(f)(ii)(4) shall not apply to any transaction(s) permitted under Section 11.13 or any Investment made pursuant to clause (18) of the definition of Permitted Investments.

(5)           The provisions of Section 11.01(f)(ii)(4) shall apply mutatis mutandis to (x) Principal Collateral transferred to a Successor Company pursuant to clause (6) of Section 5.01(a); (y) Principal Collateral transferred to a Successor Guarantor pursuant to clause (D) of Section 5.01(b); and (z) any Principal Collateral acquired with Net Proceeds of an Asset Sale of Principal Collateral in accordance with Section 4.10.

Notwithstanding anything to the contrary, and for the avoidance of doubt, failure to create or perfect any Lien or security interest in any Collateral in accordance with this Section 11.01(f)(ii) shall not constitute a Default or Event of Default so long as the Company or the applicable Subsidiary has used its commercially reasonable efforts to create or perfect such Lien or security interest within the time periods required herein or in the Collateral Documents, if and to the extent that any such time period is permitted herein or therein.

(iii)           The Note Documents shall not require any party to take steps to create or perfect any Lien in Excluded Property, and the Excluded Property shall be deemed to be excluded from the coverage of any representations, warranties or covenants in each Collateral Document. All references to a “first-priority perfected Lien” in this Section 11.01 shall be understood to be subject to Permitted Prior Liens, if any, and the terms of the Intercreditor Agreement.

(iv)           Perfection through account control agreements or other actions shall not be required for any deposit accounts, securities accounts or commodities accounts other than:

(1)          such accounts (other than Excluded Accounts) established and maintained by the Company or any Guarantor in any Principal Jurisdiction; and

(2)           any other deposit accounts, securities accounts or commodities accounts (other than Excluded Accounts) established and maintained by the Company or any Guarantor to the extent that, at any time in the last six months, such account, together with all other accounts established and maintained at the same branch of the relevant financial institution, has had an average balance over a 5-calendar day period in excess of $10 million;

provided that the aggregate amount maintained in all deposit accounts, securities accounts and commodities accounts established and maintained by the Company or any of its Restricted Subsidiaries outside of the Principal Jurisdictions that are not subject to account control agreements or other actions that perfect the Liens of the First Lien Collateral Agent in such accounts, may not exceed $50 million at any time; provided, however, that an additional $10 million in the aggregate may be held in deposit accounts, securities accounts and commodities accounts established and maintained by the Company or any of its Restricted Subsidiaries outside of the Principal Jurisdictions that are not subject to account control agreements or other actions that perfect the Liens of the First Lien Collateral Agent in such accounts to the extent that such amount is unable to be transferred to accounts established and maintained by the Company or any Guarantor in the Principal Jurisdictions or otherwise subject to account control agreements or other actions that perfect the Liens of the First Lien Collateral Agent in such accounts because such transfer would: (1) be prohibited by applicable laws, rules or regulations (but only to the extent of such prohibition); (2) have a material tax impact (but only to the extent of such impact); or (3) result in a material loss due to currency conversion requirements that cannot be avoided by the exercise of commercially reasonable efforts.

(v)            None of the Company or the Guarantors shall be required to take any actions under the U.S. Security Agreement or otherwise with respect to the creation or perfection of Liens on any Collateral within or subject to the laws of the United States of America, other than actions relating to or arising in connection with:

(1)           the delivery of certificated securities and the delivery of debt instruments (including intercompany promissory notes, but only to the extent governed by the laws of the United States) with a value in excess of $5 million individually, or $10 million in the aggregate, and the Global Intercompany Note;

(2)           the execution and delivery of, and performance under, a security agreement governed by the laws of the United States and any required short-form intellectual property documentation with respect to any material intellectual property, if any;

(3)           to the extent the Collateral consists of deposit accounts, securities accounts or commodities accounts established and maintained in the United States, the execution and delivery of, and performance under, account control agreements for each such deposit account, each such securities account and each such commodities account;

(4)           the filing of UCC-1 financing statements and UCC-3 continuation statements;

(5)           to the extent the Collateral consists of a Collateral Vessel flagged in the United States, the execution, delivery and submission for filing of a Vessel Mortgage, to the extent required pursuant to clause (ii) of Section 11.01(a);

(6)           to the extent the Collateral consist of fee owned real property, the execution, delivery and filing of real estate mortgages and fixture filings;

(7)           any security interest filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office required under the U.S. Security Agreement; and

(8)           other actions reasonably and mutually agreed between the First Lien Collateral Agent and the Company.

(vi)          None of the Company or the Guarantors shall be required to take any actions with respect to the creation or perfection of Liens on any Collateral that are within or subject to the laws of any jurisdiction other than:

(1)           the Subject Jurisdictions;

(2)           solely with respect to any Collateral Vessel, (I) execution of a Vessel Mortgage and registration thereof in the relevant jurisdiction in which such Collateral Vessel is flagged, to the extent required pursuant to clause (ii) of Section 11.01(a); and (II) (1) the filing of UCC-1 financing statements and UCC-3 continuation statements with respect to or including the Collateral Vessel, and (2) to the extent it may be done using commercially reasonable efforts in any other relevant Subject Jurisdiction, the filing of a similar charge (or the taking of similar action) with respect to or including the Collateral Vessel; and

(3)           (I) solely with respect to the ARO JV Related Assets, if at any time the ARO JV Related Assets do not constitute Excluded Collateral, the jurisdiction of organization of the ARO JV Shareholder, to the extent it is possible to grant a security interest over such ARO JV Related Assets in such jurisdiction by the use of commercially reasonable efforts, and (II) with respect to the Equity Interests of the ARO JV Shareholder, to the extent it is possible to grant a security interest over such Equity Interests in such jurisdiction by the use of commercially reasonable efforts, the jurisdiction(s) of organization of the holder(s) of such Equity Interests;

(4)           (I) solely with respect to any Other JV Related Assets, if at any time such Other JV Related Assets do not constitute Excluded Collateral, the jurisdiction of organization of any applicable Restricted Subsidiary that owns such Other JV Related Assets, to the extent it is possible to grant a security interest over such Other JV Related Assets in such jurisdiction by the use of commercially reasonable efforts; and (II) with respect to the Equity Interests of any Other JV Related Assets, to the extent it is possible to grant a security interest over such Equity Interests in such jurisdiction by the use of commercially reasonable efforts, the jurisdiction(s) of organization of the holder(s) of such Equity Interests.

Except as set forth in clause (y) of the foregoing sentence, no Guarantee or Collateral Document shall be required to be delivered under the laws of any jurisdiction other than the Subject Jurisdictions.

(vii)          General statutory limitations, “thin capitalization” rules, fraudulent preference, fraudulent conveyance, illegality, criminal liability, personal liability of any officer or directors (or equivalent) and analogous principles may restrict a Restricted Subsidiary from providing a Guarantee or granting Liens on its assets or may require that any Guarantee and/or security be limited to a certain amount. To the extent that any such limitations, rules and/or principles referred to above require that the Guarantee and/or security is limited by an amount or otherwise in order to make such guarantee or security legal, valid, binding or enforceable or to avoid the relevant Restricted Subsidiary from breaching any applicable law or otherwise in order to avoid personal or criminal liability of the officers or directors (or equivalent) of the Company or any Guarantor, the limit shall be no less than the maximum limit required by those limitations, rules or principles. To the extent the maximum limit can be increased, or any such limitations, rules or principles avoided, by actions or omissions on the part of the Company or any Guarantor, the Company or such Guarantor, as applicable, shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to increase the maximum limit permitted by those limitations, rules or principles.

(viii)         Subject to Section 11.01(f)(i) and Section 11.01(f)(ii), from and after the Issue Date, to the extent not otherwise completed concurrently with the Issue Date, the Company and any applicable Guarantors shall use their commercially reasonable efforts to register any Liens created under any Collateral Document and take other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice in the relevant Subject Jurisdiction(s) as soon as reasonably practicable in line with applicable market practice after such security is granted and, in any event, within the time periods specified by applicable law or regulation (to the extent that if registration is made after the time period specified by applicable law or regulation, such Lien will not be perfected or enforceable), in order to ensure due priority, perfection and enforceability of the Liens on the Collateral required to be created by the relevant Collateral Document.

(ix)            No security interest granted in motor vehicles and other assets (other than any Vessels) subject to certificates of title shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1 financing statement (or the local equivalent in any Subject Jurisdiction)).

(x)            Subject to Section 11.01(f)(ii), Section 11.01(f)(iii), Section 11.01(f)(vi) and Section 11.01(f)(xi), the Company and the Guarantors shall pledge, or cause to be pledged, the Equity Interests of each Subsidiary (other than a Subsidiary that is a Joint Venture) that—

(1)           is a Guarantor;

(2)           owns a Vessel or becomes the owner of a Vessel;

(3)           is a party to a Drilling Contract;

(4)           is the owner, directly or indirectly, of an interest in any Joint Venture to which the Company or any Subsidiary is a party;

(5)           is the Unrestricted Floater Subsidiary; or

(6)           has assets, as reflected in the most recent annual consolidated balance sheet of the Company delivered pursuant to Section 4.03, of in excess of $50 million,

except in each case to the extent that and for so long as such Equity Interests secure, and are expressly permitted hereunder to secure, other Indebtedness, and such pledge is prohibited by the terms of such other Indebtedness; provided that the Equity Interests of any Discretionary Guarantor shall only be required to be pledged if such Equity Interests are owned by the Company or another Guarantor and not otherwise excluded from the Collateral pursuant to any other provision of the Agreed Security Principles.

(xi)            Each Collateral Document in respect of a pledge of Equity Interests of (x) any Subsidiary incorporated, organized or formed in the United States will be governed by the laws of the State of New York, and (y) any Subsidiary that is incorporated, organized or formed outside of the United States may be governed by the laws of such Subsidiary’s jurisdiction of formation or organization if such jurisdiction is a Subject Jurisdiction or if such jurisdiction is not a Subject Jurisdiction, then by the laws of the State of New York. Neither the Company nor any Guarantor shall be required to provide any security or take any perfection step in respect of any Equity Interests held in any direct Subsidiary of the Company or any Guarantor incorporated, organized or formed outside a Subject Jurisdiction, unless such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction; it being understood and agreed that, absent an Event of Default that is continuing, there shall be no requirement (and the First Lien Collateral Agent shall not request) that any local law perfection steps or collateral documents with respect to Equity Interests be taken in any jurisdiction other than a Subject Jurisdiction.

(xii)           Other than with respect to (A) a Collateral Vessel, (B) a pledge of accounts as provided in Section 11.01(f)(iv), (C) a pledge of Equity Interests as provided in Section 11.01(f)(x), (D) a pledge of intellectual property as provided in Section 11.01(f)(xiv), (E) Drilling Contracts, (F) insurance policies and (G) so long as possible in the applicable Subject Jurisdiction using commercially reasonable efforts, the Global Intercompany Note, in each case within or governed by the laws of the applicable Subject Jurisdiction, security interests granted by any entity organized in a Subject Jurisdiction where composite “all asset” security is customary shall be limited to a floating charge.

(xiii)          Information, such as lists of assets, if required by applicable law or market practice in any Subject Jurisdiction to be provided in order to create or perfect any security under any Collateral Document, will be specified in such Collateral Document, and all such information shall be provided by the Company or the applicable Restricted Subsidiary, as applicable, at intervals no more frequent than annually (unless it is market practice in any Subject Jurisdiction to provide such information more frequently in order to perfect or protect such security under such Collateral Document, but in any case not more often than quarterly) or, so long as an Event of Default is continuing, following the First Lien Collateral Agent’s request.

(xiv)         No registration of the Liens on intellectual property constituting Collateral shall be required other than in the United States Patent and Copyright Office or other relevant federal registry, as applicable, or the equivalent offices or registries in any other Principal Jurisdiction.

(xv)          Neither the Company nor any Guarantor shall be required to give notice of any security interest created over any of its book debts or accounts receivable to the relevant debtors, unless an Event of Default has occurred and is continuing.

(xvi)         No documentation with respect to the creation or perfection of liens shall be required for spare parts and equipment other than as would be customarily provided for in a Vessel Mortgage over the applicable Vessel, except to the extent (A) such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction or (B) the fair market value of any such asset reasonably capable of becoming Collateral exceeds $30,000,000.

(xvii)        No lien searches shall be required other than customary searches in the United States and, upon the request of the First Lien Collateral Agent, in any other Principal Jurisdictions, it being understood that no such searches, other than in the United States, will be performed prior to the Issue Date.

(xviii)       Even if these Agreed Security Principles do not require the Company or any Guarantor to create or perfect a security interest over any particular asset or property, the Company or any such Guarantor may elect in writing to create or perfect such security interest, and in such case these Agreed Security Principles shall not be read to exclude such asset or property from the Collateral.

Section 11.02    Letters of Quiet Enjoyment. The First Lien Collateral Agent shall, promptly upon the written request of the Company (and in any case within 10 Business Days of receipt of any such written request), execute each Letter of Quiet Enjoyment required by a counterparty to any Drilling Contract.

Section 11.03     Releases of Collateral.      The Notes Obligations will no longer be required to be secured by Liens on Collateral, and subject to the terms of the Intercreditor Agreement and the other Collateral Documents, the Liens securing the Notes Obligations will be released automatically:

(a)            in whole, upon the full and final payment and performance of all Notes Obligations;

(b)            in part, with respect to any asset constituting Collateral, if such Collateral is sold or otherwise disposed of to:

(i)            a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor in a transaction that is not prohibited by this Indenture, subject to compliance with Section 4.10 (other than the provisions thereof relating to the future use of the proceeds of such sale or other disposition), and, in each case, the Company has delivered to the First Lien Collateral Agent and the Trustee an Officers’ Certificate certifying to such effect and, if such Collateral has a Fair Market Value that exceeds $50,000,000, an Opinion of Counsel (with customary assumptions and qualifications for such types of opinion); provided that (A) pending its application or use in compliance with Section 4.10, any cash received from a disposition of Collateral shall be deposited in a deposit account controlled by the First Lien Collateral Agent and held as Collateral and, from such deposit account, the applicable Collateral Grantor may withdraw funds to deploy the proceeds of an Asset Sale in compliance with Section 4.10, and (B) to the extent that any Collateral is sold or otherwise disposed of for non-cash consideration in accordance with the terms of Section 4.10, the non-cash consideration received shall be pledged as Collateral under the Collateral Documents in accordance with the requirements of this Indenture and the Collateral Documents, including Section 11.01(f)(ii)(4);

(ii)            a Person that is (either before or after giving effect to such transaction) the Company or a Guarantor in a transaction that is not prohibited by this Indenture, but only with respect to any Lien created under the laws of the jurisdiction of organization of the applicable transferor (it being acknowledged and agreed that any Lien attaching to such Collateral upon its transfer to the applicable transferee shall not be released, and any such transaction shall comply with Section 11.01(f)(ii)(4), if applicable);

(c)            in whole, upon Legal Defeasance pursuant to Section 8.02, Covenant Defeasance pursuant to Section 8.03 or Discharge pursuant to Section 8.08;

(d)            in part, with respect to the assets of any Guarantor that is released from its Guarantee in accordance with Section 10.02;

(e)            in part, with respect to (I) any Other Vessel (A) if it is not necessary for such Other Vessel to be subject to a Vessel Mortgage in order for the Company to comply with Section 11.01(b)(ii); (B) if a Floater Restructuring Transaction shall occur and such Other Vessel has been or will be contributed to the Unrestricted Floater Subsidiary in a transaction permitted by this Indenture; and (C) if such Other Vessel becomes or will become an Excluded Vessel pursuant to clauses (c) or (i) of the definition thereof, (II) any Vessel if such Vessel has been or will be contributed to a Joint Venture pursuant to clause (13) of the definition of Permitted Investments, and (III) as to any Vessel, if such Vessel becomes or will become an Excluded Vessel pursuant to clauses (e) of the definition thereof; provided that in each case, the Company has delivered to the First Lien Collateral Agent and the Trustee an Officers’ Certificate certifying to such effect and, if such Collateral has a Fair Market Value that exceeds $50,000,000, an Opinion of Counsel (with customary assumptions and qualifications for such types of opinion);

(f)             in whole or in part, with the consent of the requisite Holders as provided in Section 9.02;

(g)            in part, with respect to the Equity Interests in any Restricted Subsidiary that are required to be subject to Liens that secure only Indebtedness (including Permitted Refinancing Indebtedness) Incurred pursuant to clause (19)(i) of Section 4.09(b) pursuant to the terms of such Indebtedness, provided that such Restricted Subsidiary does not hold any other assets or property that is not Excluded Property; and provided further that the Company has delivered to the First Lien Collateral Agent and the Trustee an Officers’ Certificate certifying to such effect and, if such Collateral has a Fair Market Value that exceeds $50,000,000, an Opinion of Counsel (with customary assumptions and qualifications for such types of opinion); and

(h)            in whole or in part, as provided in the Intercreditor Agreement or the other Collateral Documents.

The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, Section 314(b) of the Trust Indenture Act, relating to evidence of recording of Supplemental Indentures, and Section 314(d) of the Trust Indenture Act, relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Collateral Documents, to be complied with. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer except in cases where Section 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee. To the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to Section 314(b)(2) of the Trust Indenture Act, the Company shall furnish such opinion not more than 60 but not less than 30 days prior to March 31 of each calendar year.

Notwithstanding anything to the contrary in the preceding paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms thereof and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders (whether issued to Company or to any other Person), all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

The Company will not be required to comply with Section 314(d) of the Trust Indenture Act with respect to any of the following:

(i)             cash payments (including for the scheduled repayment of Indebtedness) in the ordinary course of business or consistent with past practice;

(ii)            sales or other dispositions of inventory in the ordinary course of business or consistent with past practice;

(iii)           collections, sales or other dispositions of accounts receivable in the ordinary course of business or consistent with past practice; and

(iv)          sales or other dispositions in the ordinary course of business or consistent with past practice of any property the use of which is no longer necessary or desirable in, and is not material to, the conduct of the business of the Company and its Subsidiaries;

provided, however, the Company’s right to rely on the above will be conditioned upon the Company’s delivering to the Trustee, within 30 calendar days following the end of each year, an Officers’ Certificate to the effect that all releases during such year in respect of which the Company did not comply with Section 314(d) of the Trust Indenture Act in reliance on the above were made in the ordinary course of business or consistent with past practice.

The Company will otherwise comply with the provisions of Section 314 of the Trust Indenture Act.

Section 11.04     Release Documentation. Upon compliance with the conditions to the release of all or any portion of the Collateral set forth in Section 11.03, the First Lien Collateral Agent shall forthwith take all action reasonably requested by the Company (at the expense of the Company, and accompanied by an Officers’ Certificate and, if required pursuant to Section 11.03, an Opinion of Counsel, that the conditions precedent to such release have been satisfied) to release and re-convey to the applicable Collateral Grantor the applicable portion of the Collateral, without recourse or warranty of any kind or nature, that is authorized to be released pursuant to Section 11.03, and shall deliver such Collateral in its possession to the applicable Collateral Grantor, including, without limitation, executing and delivering releases and satisfactions wherever required. Notwithstanding anything herein to the contrary, in the event of any transfer, sale or other disposition of all or any part of the assets of a Collateral Grantor constituting Collateral to the Company or any other Collateral Grantor (including by way of merger, consolidation or amalgamation) or a reflagging of a Collateral Vessel in a transaction permitted by the terms of this Indenture, the First Lien Collateral Agent shall forthwith take all action reasonably requested by the Company (at the expense of the Company, and accompanied by an Officers’ Certificate and, if such Collateral has a Fair Market Value that exceeds $50,000,000, an Opinion of Counsel that the conditions precedent to such release have been satisfied) to release such Collateral, but only if and to the extent necessary to consummate such transfer, sale or disposition; provided that, if required pursuant to the Agreed Security Principles, arrangements have been made for the contemporaneous pledge of such Collateral by the successor in accordance with the terms of the Collateral Documents and this Indenture.

Section 11.05     [Reserved].

Section 11.06     First Lien Collateral Agent. Subject to Section 12.10:

The Trustee and each of the Holders by acceptance of the Notes hereby designate and appoint the First Lien Collateral Agent as the Trustee’s and the Holders’ collateral agent, and as applicable, security trustee, under the Collateral Documents, and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorize the First Lien Collateral Agent, in such capacity and, as applicable, as security trustee, to execute and deliver the Collateral Documents and to take such action on their behalf under the provisions of the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the First Lien Collateral Agent by the terms of this Indenture and the Collateral Documents, together with such powers as are reasonably incidental thereto. The First Lien Collateral Agent hereby accepts such designation and appointment and agrees to act as the First Lien Collateral Agent, and as applicable, security trustee, on the conditions contained in this Section 11.06. Each Holder agrees that any action taken by the First Lien Collateral Agent in accordance with the provisions of this Indenture and the Collateral Documents, and the exercise by the First Lien Collateral Agent of any rights or remedies set forth herein and therein, shall be authorized and binding upon all Holders. The First Lien Collateral Agent may resign and be removed and its successor appointed in accordance with the provisions of Section 7.08 governing the resignation and removal of the Trustee and the appointment of a successor Trustee.

The Trustee is authorized and directed by the Holders, and the Holders by acquiring the Notes are deemed to have authorized the Trustee, as applicable, to (i) enter into the Intercreditor Agreement and the Collateral Agency Agreement, (ii) bind the Holders on the terms as set forth in the Intercreditor Agreement and the Collateral Agency Agreement, (iii) perform and observe its obligations and exercise its rights and powers under the Intercreditor Agreement and the Collateral Agency Agreement, including entering into amendments permitted by the terms of this Indenture, the Intercreditor Agreement and the other Collateral Documents and (iv) cause the First Lien Collateral Agent to enter into and perform its obligations under the Collateral Documents. The First Lien Collateral Agent is authorized and directed by the Trustee and the Holders, and the Holders by acquiring the Notes are deemed to have authorized the First Lien Collateral Agent, to (i) enter into the Collateral Documents to which it is a party, (ii) bind the Trustee and the Holders on the terms as set forth in such Collateral Documents and (iii) perform and observe its obligations and exercise its rights and powers under such Collateral Documents, including entering into amendments permitted by the terms of this Indenture or the Collateral Documents. Each Holder, by its acceptance of a Note, is deemed to have consented and agreed to the terms of the Intercreditor Agreement and each other Collateral Document, as originally in effect and as amended, restated, replaced, supplemented or modified from time to time in accordance with its terms or the terms of this Indenture. Each of the Trustee and the Holders by acquiring the Notes is hereby deemed to (i) agree that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (ii) acknowledge that it has received a copy of the Intercreditor Agreement and that the exercise of certain of the Trustee’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Each of the Holders by acquiring the Notes is hereby deemed to direct the Trustee to appoint, and by the First Lien Collateral Agent’s acceptance of each Mortgage is deemed to appoint on behalf of each of the Holders with respect to each such Mortgage, the First Lien Collateral Agent as its mortgagee trustee to (i) receive, hold, administer and enforce the Mortgages covering the Vessels, and (ii) act on its behalf with regard to (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred thereon under, or pursuant to each such Mortgage (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by the Company or the relevant Restricted Subsidiaries in each such Mortgage), (b) all monies, property and other assets paid or transferred thereto or vested therein or in any agent thereof or received or recovered thereby or by any agent thereof pursuant to, or in connection with, each such Mortgage, whether from the Company, a Restricted Subsidiaries or any other person, and (c) all monies, investments, property or other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable thereby or by any agent thereof in respect of the same (or any part thereof). Notwithstanding anything to the contrary, the First Lien Collateral Agent may, at the sole expense of the Company, request the direction of the Holders of at least a majority in aggregate principal amount of the outstanding Notes with respect to any action or matter.

The First Lien Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any of the Collateral Grantors or is cared for, protected or insured or has been encumbered, or that the First Lien Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Collateral Grantors’ property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto. The First Lien Collateral Agent shall have no obligation to exercise in any particular manner or under any duty of disclosure or fidelity, any of the rights, authorities and powers granted or available to the First Lien Collateral Agent pursuant to this Indenture or any Collateral Document.

The grant of permissive rights or powers to the First Lien Collateral Agent shall not be construed to impose duties to act. For the avoidance of doubt, nothing herein shall require the First Lien Collateral Agent or Trustee to file financing statements or continuation statements or file or record any document or instrument, or be responsible for perfecting or maintaining the security interests purported to be created by the Collateral Documents and such responsibility shall be solely that of the Company, nor shall the First Lien Collateral Agent or the Trustee be responsible for, and neither the First Lien Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. Notwithstanding anything to the contrary set forth in any Collateral Document, the First Lien Collateral Agent shall not be required to take any enforcement action outside of the United States; provided that the First Lien Collateral Agent will cooperate with the Holders and the Company in the appointment of a sub agent with respect to enforcement actions outside of the United States.

Notwithstanding anything else to the contrary herein, the First Lien Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers.

Whether or not expressly stated therein, in acting under any Collateral Document, the First Lien Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to it under this Indenture, as if such rights, privileges, immunities or indemnities were set forth in such Collateral Document. The First Lien Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to the Trustee.

Neither the Trustee nor the First Lien Collateral Agent shall be liable or responsible for the failure of the Company or any Guarantors to maintain insurance on the Collateral, nor shall either of them be responsible for any loss due to the insufficiency of such insurance or by reason of the failure of any insurer to pay the full amount of any loss against which it may have insured to the Company, the Guarantors, the Trustee, the First Lien Collateral Agent or any other Person.

Upon the receipt by the First Lien Collateral Agent of a written request of the Company in the form of an Officers’ Certificate, the First Lien Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date that is permitted or authorized by the terms of this Indenture. Such Officers’ Certificate shall (i) state that it is being delivered to the First Lien Collateral Agent pursuant to this Section 11.06 and (ii) instruct the First Lien Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the First Lien Collateral Agent of an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied

Section 11.07     Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released from the Liens in favor of the First Lien Collateral Agent shall be bound to ascertain the authority of the First Lien Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 11.03 have been satisfied.

Section 11.08     [Reserved].

Section 11.09     Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Collateral Documents and to apply such funds as provided in Section 6.10.

Section 11.10     Powers Exercisable by Receiver or Trustee. In case any Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or any Collateral Grantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Collateral Grantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 11.

Section 11.11   Compensation and Indemnification. The First Lien Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.07 (with the references to the Trustee therein being deemed to refer to the First Lien Collateral Agent).

Section 11.12     Negative Pledge.

If (and only if) the Company or any Restricted Subsidiary has Incurred Junior Debt permitted under Section 4.09(b)(3)(b) or any Indebtedness that is unsecured and permitted under Sections 4.09(a), (b)(3)(b), (b)(4), (b)(12) or (b)(17), any portion of which Indebtedness or of any Permitted Refinancing Indebtedness in respect thereof remains outstanding, each of the Company and the Restricted Subsidiaries shall comply with this Section 11.12.

For purposes of this Section 11.12, “Excluded Assets” shall mean each of the following assets, but only for so long as the First Lien Collateral Agent does not have a perfected first priority Lien (subject to Permitted Prior Liens) on such assets:

(x) the ARO JV Related Assets described in clauses (i), (ii) and (iii) of the definition thereof;

(y) any Other JV Related Assets (but only if such Other JV Related Assets are in respect of Joint Ventures that are engaged in owning or chartering a Vessel) described in clauses (i), (ii) or (iii) of the definition thereof; or

(z) any Excluded Vessel referred to in clauses (a), (b), (c), (d), (e) or (i) of the definition thereof.

Notwithstanding any other provisions of this Indenture or the Collateral Documents, each Subsidiary that is either (I) the direct owner of any Excluded Asset, (II) the first Guarantor in the chain of ownership of the Subsidiaries that directly or indirectly own such Excluded Asset (the “First Guarantor”), but solely if the First Lien Collateral Agent does not have a perfected first priority Lien on the assets of such First Guarantor or (III) a Subsidiary of the First Guarantor, but solely if the First Lien Collateral Agent does not have a perfected first priority Lien on the assets of such Subsidiary, shall not:

(a)            grant, create or permit to exist any Lien on in its assets, other than (x) Liens permitted pursuant to clauses (1), (3), (4), (5), (6), (7), (8), (9), (11; but not as applied to clause (10)), (12), (13), (16), (17), (18), (20), (21), (22), (23) and (27) of the definition of Permitted Liens, and (y) in the case of any such Subsidiary that owns an Excluded Vessel, Liens permitted pursuant to clauses (19), (25) and (28) of the definition of Permitted Liens; and

(b)           Incur any Indebtedness (other than intercompany Indebtedness or First Lien Debt), including any guarantee of any Indebtedness, except (x) Indebtedness permitted pursuant to clauses (1), (2), (4; but not as applied, directly or indirectly, to clause (4.09(a)), (5), (8), (9), (10), (11), (13), (14), (15), (16), (18) and (21) of Section 4.09(b), and (y) in the case of any such Subsidiary that owns an Excluded Vessel, Indebtedness permitted pursuant to clauses (13)(ii), (19) and (20) of Section 4.09(b); or

(c)            engage in any business or activity other than (x) as related to its direct or indirect ownership or operation of an Excluded Asset or an Excluded Asset Non-Guarantor Subsidiary, and all activities incidental thereto, and (y) any business or activity conducted by such Subsidiary prior to or as of the Issue Date, including ownership of any Collateral owned by such Subsidiary prior to or as of the Issue Date and all activities incidental thereto.

Section 11.13     Floater Restructuring Transaction.

(a)            Anything in this Indenture or the Collateral Documents to the contrary notwithstanding, the Company and any of the Restricted Subsidiaries shall be permitted to transfer and contribute to a wholly-owned Unrestricted Subsidiary (together with any successor thereto by reason of a merger, amalgamation, sale of substantially all assets or other business combination transaction, the “Unrestricted Floater Subsidiary”), in a single transaction or a series of transactions, all or substantially all of:

(i)             the Other Vessels owned by the Company and the Restricted Subsidiaries; and/or

(ii)            the Equity Interests in one or more Subsidiaries that owns and/or operates such Other Vessels;

on the terms and conditions set forth in this Section 11.13 (such transfer, the “Floater Restructuring Transaction”); provided, however, that (A) no Default or Event of Default has occurred and is continuing under this Indenture or would result from the Floater Restructuring Transaction, and (B) immediately after giving pro forma effect to the Floater Restructuring Transaction, the Adjusted Interest Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than 2.0 to 1.0. For these purposes, “substantially all” shall mean Other Vessels or Equity Interests in Subsidiaries owning Other Vessels having an aggregate value equal to at least 51% of the aggregate value of all Other Vessels at the time owned by the Company and the Restricted Subsidiaries, as reflected on the most recent consolidated balance sheet of the Company determined in accordance with GAAP.

(b)            The Company shall provide notice to the Trustee of the Floater Restructuring Transaction at least thirty (30) days prior to the date on which the Floater Restructuring Transaction is consummated, which notice shall include (i) the name and jurisdiction of formation of the Unrestricted Floater Subsidiary; (ii) the anticipated date of consummation of the Floater Restructuring Transaction; (iii) the identity of all Other Vessels and/or Equity Interests included in the Floater Restructuring Transaction and the value thereof as reflected on the most recent consolidated balance sheet of the Company determined in accordance with GAAP; (iv) the kind and amount of all other assets to be transferred and contributed to the Unrestricted Floater Subsidiary as permitted by this Section 11.13; and (v) the Company’s calculations of its Adjusted Interest Coverage Ratio after giving pro rata effect to the Floater Restructuring Transaction.

(c)            Concurrently with or at any time after the Floater Restructuring Transaction, in addition to the Other Vessels and Equity Interests in Subsidiaries owning and/or operating Other Vessels transferred or contributed in accordance with Section 11.13(a), the Company and any Restricted Subsidiary shall be permitted to transfer and contribute to the Unrestricted Floater Subsidiary or any Subsidiary thereof:

(i)             Up to $150 million in cash or Cash Equivalents;

(ii)            All equipment and spare parts that are used exclusively in the operation, maintenance or repair of the contributed Other Vessels (including, for the avoidance of doubt, any Other Vessels owned by any Subsidiary whose Equity Interests were contributed to the Unrestricted Floater Subsidiary in accordance with Section 11.13(a)(ii));

(iii)            All Drilling Contracts associated with the contributed Other Vessels (including, for the avoidance of doubt, any Other Vessels owned by any Subsidiary whose Equity Interests were contributed to the Unrestricted Floater Subsidiary in accordance with Section 11.13(a)(ii));

(iv)            Any other assets incidental to the operation of the contributed Other Vessels (but no other material assets or property) (collectively, the assets described in clauses (c)(i) through (iii) are referred to herein as the “Floater Related Assets”); and

(v)            the Equity Interests in one or more Subsidiaries that owns the Floater Related Assets, and any ordinary course accounts payable and accounts receivable owned by any Subsidiary whose Equity Interests were contributed to the Unrestricted Floater Subsidiary in accordance with Section 11.13(a)(ii) or this clause (v).

(d)           The Company and/or its Restricted Subsidiaries shall be permitted from time to time to enter into one or more unsecured revolving credit facilities (collectively, an “Unrestricted Floater Subsidiary Credit Facility”) with the Unrestricted Floater Subsidiary, providing for borrowing capacity not to exceed $350 million in principal amount in the aggregate for all such facilities (and additional amounts necessary to pay interest on such facilities), having the terms set forth on Annex E-1 to this Indenture, and otherwise having customary terms for facilities of this type.

(e)           The Unrestricted Floater Subsidiary shall be permitted to utilize the intellectual property of the Company and/or its Restricted Subsidiaries in the ordinary course and consistent with past practice, subject to the Unrestricted Floater Subsidiary’s entering into an agreement with the Company and/or its Restricted Subsidiaries for a non-exclusive royalty free license to use such intellectual property, having the terms set forth on Annex E-2 to this Indenture, and otherwise having customary terms for an agreement of this type.

(f)            Any assets of the Company or its Restricted Subsidiaries constituting Collateral that are transferred and contributed to the Unrestricted Floater Subsidiary shall, upon such contribution and transfer in accordance with this Section 11.13, cease to constitute Collateral, and shall be released from the lien and security interest of this Indenture, as provided in Article 11; provided that all of the equity interests of the Company or any of its Restricted Subsidiaries in the Unrestricted Floater Subsidiary shall at all times constitute Collateral, subject to the provisions on maintenance, perfection and release of Collateral generally under Article 11.

(g)           Other than as provided in this Section 11.13, all contracts, agreements and arrangements between the Company and any Restricted Subsidiary, on the one hand, and the Unrestricted Floater Subsidiary, on the other, including any contract, agreement or arrangement whereby the Company or any Restricted Subsidiary provides any goods or services to the Unrestricted Floater Subsidiary, or furnishes any performance or similar guarantee on behalf of the Unrestricted Floater Subsidiary to a third party not otherwise prohibited by the terms of this Indenture, shall be at arms’ length and on terms no less favorable to the Company or any relevant Restricted Subsidiary as would have been negotiated with an unaffiliated third party. Any such contract, agreement or arrangement shall be subject to the provisions of Section 4.11.

(h)           For the avoidance of doubt, and notwithstanding anything to the contrary in this Indenture, except as expressly permitted by this Section 11.13, no contribution, transfer, sale, assignment or other disposition of assets of the Company or any Restricted Subsidiary to the Unrestricted Floater Subsidiary shall be deemed a Permitted Investment or a Restricted Payment that is permitted in accordance with Section 4.07.

Article 12
MISCELLANEOUS

Section 12.01     Notices.

All notices and other communications by the Company, any Guarantor or the Trustee to the other parties hereto shall be duly given if in writing in the English language and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or e-mail transmission or overnight air courier guaranteeing next day delivery, to their respective addresses set forth below:

If to the Company or any Guarantor:

Valaris Limited

2 Church Street

Hamilton HM 11, Bermuda

Attention: Michael McGuinty, Senior Vice President and General Counsel

Email: Michael.McGuinty@valaris.com

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX US 77002

Attention: Julian J. Seiguer, P.C. and Michael W. Rigdon

Email: Julian.seiguer@kirkland.com and Michael.rigdon@kirkland.com

If to the Trustee or First Lien Collateral Agent:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, Delaware 19801
Attention: Geoffrey J. Lewis
Facsimile: (302) 421-9137
Email: glewis@wsfsbank.com

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given (a) at the time delivered by hand, if personally delivered, (b) five Business Days after being deposited in the mail, postage prepaid, if mailed, (c) when receipt is acknowledged, if transmitted by facsimile or e-mail, and (d) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address shown above or to such other address or addresses as the Company, any Guarantor or the Trustee, by written notice to the other parties hereto, may designate from time to time.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Register kept by the Registrar. All notices and communications to a Holder shall be deemed to have been duly given (a) five Business Days after being deposited in the mail, postage prepaid, if mailed, and (b) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address of the Holder shown on the Register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If either the Company or any Guarantor mails a notice or communication to any Holder, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by any Holder shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders thereof may be made electronically in accordance with the applicable procedures of the Depository.

Section 12.02     Communications by Holders with Other Holders.

Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

Upon any request or application by the Company to the Trustee or any Agent to take any action or refrain from taking any action under this Indenture, the Trustee or such Agent shall be entitled to receive from the Company:

Section 12.03     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or any Agent to take any action or refrain from taking any action under this Indenture, the Trustee or such Agent shall be entitled to receive from the Company:

(a)            an Officers’ Certificate (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.04     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 314(a)(4) of the Trust Indenture Act) shall comply with the provisions of Section 314(e) of the Trust Indenture Act and shall include:

(a)           a statement that the person making such certificate or opinion has read such condition or covenant;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition or covenant has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.05     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06     No Personal Liability of Directors, Officers, Employees and Stockholders.

No present, past or future director, officer, employee, incorporator or stockholder of the Company, the Company or any Guarantor, as such, will have any liability for any obligations of the Company, the Company or any Guarantor under this Indenture, the Notes, the Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.07     Governing Law.

THIS INDENTURE, THE NOTES AND THE GUARANTEES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.08     Jurisdiction.

The Company and Guarantors agree that any suit, action or proceeding against the Company or any Guarantors brought by any Holder or the Trustee arising out of or based upon this Indenture, the Notes or the Guarantees may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and any Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Notes or the Guarantees, if any, including such actions, suits or proceedings relating to the securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and any Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or such Guarantors, as the case may be, in the manner provided by this Indenture or by any other legal means. Each of the Company and each Guarantor has appointed CSC Corporation (the “Authorized Agent”) as agent for service of process in any suit, action or proceeding arising out of or based upon this Indenture, the Notes and any Guarantees which may be instituted in any U.S. federal or New York state court located in the City of New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Company and each Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company and such Guarantors. Notwithstanding the foregoing, any action involving the Company or such Guarantor arising out of or based upon this Indenture, the Notes or any Guarantees may be instituted by any Holder or the Trustee in any court of competent jurisdiction in New York, New York. Each of the Company and any Guarantor agrees to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the Notes are paid in full.

Section 12.09     WAIVER OF JURY TRIAL.

EACH OF THE COMPANY, THE GUARANTORS, THE FIRST LIEN COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10     Intercreditor Agreement and Collateral Agency Agreement Control.

To the extent the terms of this Indenture directly conflict with a provision in either the Intercreditor Agreement or the Collateral Agency Agreement, the terms of the Intercreditor Agreement or the Collateral Agency Agreement, as applicable, shall control.

Section 12.11     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company, the Company or their respective Subsidiaries or of any other Person. Except as provided in Section 12.10, any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12     Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the First Lien Collateral Agent in this Indenture shall bind their respective successors.

Section 12.13     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14     Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15     Counterparts.

The parties hereto may sign any number of copies of this Indenture. This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (.pdf) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 12.16     Language of Notices, Etc.

Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture shall be in writing and in the English language, except that any published notice may be in an official language of the country of publication.

Section 12.17     U.S.A. PATRIOT Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act), all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide to the Trustee and First Lien Collateral Agent such information as it may request, from time to time, in order for the Trustee and First Lien Collateral Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 12.18     Force Majeure.

Neither the Trustee nor any Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or such Agent that prevents the Trustee or such Agent from performing such act or fulfilling such duty, obligation or responsibility hereunder (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire, facsimile or other wire or communication facility).

Section 12.19     Foreign Sanction Regulations.

The Company agrees to comply in all material respects with applicable economic, financial or trade sanctions regulations, including but not limited to, those administered by the Office of Foreign Assets Control of the U.S. Treasury Department, it being understood that this covenant is for the benefit of the Trustee only, no Holder or other Person shall have rights under this covenant as a third party beneficiary, and any breach of this covenant shall not be the basis for a Default or Event of Default under Section 6.01.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed and delivered as of the date first above written.

VALARIS LIMITED, as the Company

By:	/s/ Garth Lorimer Turner
	Name:	Garth Lorimer Turner
	Title:	Director

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee and Collateral Agent,

By:	/s/ Geoffrey J. Lewis
	Name:	Geoffrey J. Lewis
	Title:	Vice President

[Signature Page to Indenture]

GUARANTORS:

ATLANTIC MARITIME SERVICES LLC
ROWANDRILL, LLC
ROWAN MARINE SERVICES, LLC, each as a
Grantor

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Vice President and Secretary

ENSCO DRILLING MEXICO LLC
ENSCO HOLDING COMPANY
ENSCO INTERNATIONAL INCORPORATED
ENSCO OFFSHORE INTERNATIONAL LLC
ENSCO OFFSHORE LLC
ENSCO UNITED INCORPORATED
INTERNATIONAL TECHNICAL SERVICES
LLC, each as a Grantor

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Vice President - Treasurer

ENSCO DEEPWATER USA II LLC
ENSCO OCEANICS COMPANY LLC
ENSCO ASIA COMPANY LLC, each as a Grantor

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	President

OFFSHORE DRILLING SERVICES LLC, as a
Grantor

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Manager

ROWAN SERVICES LLC, as a Grantor

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Vice President and Secretary

[Signature Page to Indenture]

ENSCO INCORPORATED, as a Grantor

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Vice President - Treasurer

ATWOOD OCEANICS, LLC
ATWOOD OCEANICS MANAGEMENT LLC,
each as a Grantor

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Manager

ATWOOD DEEP SEAS, LTD., as a Grantor

By:	Atwood Hunter LLC
Its:	General Partner

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Manager

ENSCO CORPORATE RESOURCES LLC
PRIDE INTERNATIONAL LLC, each as a Grantor

By:	/s/ David A. Armour
	Name:	David A. Armour
	Title:	Vice President

ROWAN COMPANIES, LLC, as a Grantor

By:	/s/ Jonathan P. Cross
	Name:	Jonathan P. Cross
	Title:	President

[Signature Page to Indenture]

PRIDE INTERNATIONAL MANAGEMENT COMPANY LP, as a Grantor

By:	Ensco International Management GP LLC
Its:	General Partner

By:	/s/ Christian Ochoa
Name: Christian Ochoa
Title: Vice President and Secretary

ENSCO INVESTMENTS LLC, as a Grantor

By:	/s/ Peter Wilson
Name: Peter Wilson
Title: Manager
Location:Banchory, Aberdeenshire, Scotland, UK

ENSCO MARITIME LIMITED as a Guarantor

By:	/s/ Kevin Klein
Name: Kevin Klein
Title: Director

ENSCO DO BRAZIL PETRÓLEO E GÁS LTDA. ENSCO OFFSHORE PETRÓLEO E GÁS LTDA.

By:	/s/ Vinicius Lemes
Name: Vinicius Lemes
Title: Managing Financial Officer

PRIDE GLOBAL II LTD.

By:	/s/ Kevin Klein
Name: Kevin Klein
Title: Director

[Signature page to Indenture]

ENSCO MANAGEMENT CORP.

By:	/s/ Abhay M. Shetty
	Name:	Abhay M. Shetty
	Title:	Director

ENSCO GLOBAL IV LTD.

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO INTERNATIONAL LTD.

By:	/s/ Jonathan P. Cross
	Name:	Jonathan P. Cross
	Title:	Director

ALPHA ACHIEVER COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ALPHA ADMIRAL COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ALPHA ARCHER COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ALPHA AURORA COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

[Signature page to Indenture]

ALPHA ORCA COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO DRILLING I LTD.

By:	/s/ Jonathan P. Cross
	Name:	Jonathan P. Cross
	Title:	Director

ENSCO OCEAN 2 COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO OFFSHORE INTERNATIONAL COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO OVERSEAS LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

ENSCO TRANSNATIONAL I LTD.

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

ENSCO ENDEAVORS LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	President

[Signature page to Indenture]

ENSCO DEVELOPMENT LIMITED

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO OCEANICS INTERNATIONAL COMPANY

By:	/s/ Abhay M. Shetty
	Name:	Abhay M. Shetty
	Title:	Director

ENSCO GLOBAL II LTD.

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

RDC ARABIA DRILLING, INC.

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

ATWOOD OFFSHORE WORLDWIDE LIMITED

By:	/s/ Abhay M. Shetty
	Name:	Abhay M. Shetty
	Title:	Director

ENSCO LIMITED

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO VISTAS LIMITED

By:	/s/ David A. Armour
	Name:	David A. Armour
	Title:	Director

[Signature page to Indenture]

ENSCO (BARBADOS) LIMITED

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO OCEAN 1 COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO TRANSNATIONAL III LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

ENSCO GLOBAL LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ENSCO HOLDINGS I LTD.

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Director

PACIFIC OFFSHORE LABOR COMPANY

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ALPHA OFFSHORE DRILLING SERVICES COMPANY

By:	/s/ Abhay M. Shetty
	Name:	Abhay M. Shetty
	Title:	Director

ATWOOD OCEANICS PACIFIC LIMITED

By:	/s/ Abhay M. Shetty
	Name:	Abhay M. Shetty
	Title:	Director

[Signature page to Indenture]

ENSCO ASSOCIATES COMPANY

By:	/s/ David A. Armour
	Name:	David A. Armour
	Title:	Director

ROWAN DRILLING (TRINIDAD) LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

ROCAL CAYMAN LIMITED

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

RCI INTERNATIONAL, INC.

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

ENSCO OFFSHORE INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Jonathan P. Cross
	Name:	Jonathan P. Cross
	Title:	Director

ENSCO UNIVERSAL HOLDINGS I LTD.

By:	/s/ Jonathan P. Cross
	Name:	Jonathan P. Cross
	Title:	Director

ENSCO UNIVERSAL HOLDINGS II LTD.

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

[Signature page to Indenture]

ENSCO CAPITAL LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

Ralph Coffman Luxembourg S.à.r.l. as Guarantor

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Class A Manager and authorized signatory

Rowan Rigs S.à.r.l. as Guarantor

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Class A Manager and authorized signatory

Rowan Offshore Luxembourg S.à.r.l. as Guarantor

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Class A Manager and authorized signatory

RDC Holdings Luxembourg S.à.r.l. as Guarantor

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Class A Manager and authorized signatory

[Signature page to Indenture]

Rowan International Rig Holdings S.à.r.l. as Guarantor

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Class A Manager and authorized signatory

RDC Offshore Luxembourg S.à.r.l. as Guarantor

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Class A Manager and authorized signatory

RDC MALTA LIMITED

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

RDC OFFSHORE MALTA LIMITED

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

MANATEE LIMITED

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

MANTA RAY LIMITED

By:	/s/ Colleen Grable
	Name:	Colleen W. Grable
	Title:	Director

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

[Signature page to Indenture]

ENSCO OFFSHORE INTERNATIONAL, INC.

By:	/s/ Nicolas Jaciuk
	Name:	Nicolas Jaciuk
	Title:	Director

ENSCO JERSEY FINANCE LIMITED

By:	/s/ Jonathan P. Cross
	Name:	Jonathan P. Cross
	Title:	Director

ENSCO GLOBAL GMBH

By:	/s/ Stephen L. Mooney
	Name:	Mooney, Stephen L.
	Title:	Chairman of ENSCO Global GmbH

ENSCO GLOBAL GMBH

By:	/s/ Nicolas Jaciuk
	Name:	Jaciuk, Nicolas
	Title:	Managing Officer of ENSCO Global GmbH

ENSCO GLOBAL GMBH

By:	/s/ Kevin Klein
	Name:	Klein, Kevin
	Title:	Managing Officer of ENSCO Global GmbH

ENSCO INTERCONTINENTAL GMBH

By:	/s/ Stephen L. Mooney
	Name:	Mooney, Stephen L.
	Title:	Chairman of Ensco Intercontinental GmbH

ENSCO INTERCONTINENTAL GMBH

By:	/s/ Nicolas Jaciuk
	Name:	Jaciuk, Nicolas
	Title:	Managing Officer of Ensco Intercontinental GmbH

[Signature page to Indenture]

ENSCO INTERCONTINENTAL GMBH

By:	/s/ Kevin Klein
	Name:	Klein, Kevin
	Title:	Managing Officer of Ensco Intercontinental GmbH

ENSCO WORLDWIDE GMBH

By:	/s/ Stephen L. Mooney
	Name:	Mooney, Stephen L.
	Title:	Chairman of ENSCO Worldwide GmbH

ENSCO WORLDWIDE GMBH

By:	/s/ Nicolas Jaciuk
	Name:	Jaciuk, Nicolas
	Title:	Managing Officer of ENSCO Worldwide GmbH

ENSCO WORLDWIDE GMBH

By:	/s/ Kevin Klein
	Name:	Klein, Kevin
	Title:	Managing Officer of ENSCO Worldwide GmbH

ROWAN COMPANIES LIMITED

By:	/s/ Jonathan P. Cross
	Name:	Jonathan P. Cross
	Title:	Director

ENSCO HOLDCO LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

[Signature page to Indenture]

ENSCO OFFSHORE U.K. LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ENSCO SERVICES LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ENSCO UK DRILLING LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ENSCO U.K. LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ENSCO UNIVERSAL LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ENSCO GLOBAL INVESTMENTS LP

By:	ENSCO Universal Limited
Its:	General Partner

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

[Signature page to Indenture]

ENSCO DEEPWATER DRILLING LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ENSCO TRANSCONTINENTAL II LP

By:	ENSCO Transcontinental II LLC
Its:	General Partner

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Manager

ENSCO GLOBAL RESOURCES LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ROWAN NO. 1 LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ROWAN NO. 2 LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

ROWAN DRILLING (U.K.) LIMITED

By:	/s/ Peter Wilson
	Name:	Peter Wilson
	Title:	Director

[Signature page to Indenture]

Guarantor

Executed and delivered as a deed on behalf of

RD INTERNATIONAL SERVICES PTE. LTD.

in accordance with

Section 41B of the Companies Act, Chapter 50 of Singapore

/s/ Stephen Fordham
Name: Stephen Fordham
Director

Guarantor

Executed and delivered as a deed on behalf of

ENSCO ASIA PACIFIC PTE. LIMITED

in accordance with

Section 41B of the Companies Act, Chapter 50 of Singapore

/s/ Abhay Muddanna Shetty
Name: Abhay Muddanna Shetty
Director

Guarantor

Executed and delivered as a deed on behalf of

PETROLEUM INTERNATIONAL PTE. LTD.

in accordance with

Section 41B of the Companies Act, Chapter 50 of Singapore

/s/ Abhay Muddanna Shetty
Name: Abhay Muddanna Shetty
Director

[Signature page to Indenture]

EXECUTED and DELIVERED as a deed by	) /s/ Colleen W. Grable
)Director
) Name: Colleen W. Grable
Atwood Offshore Drilling Limited	)
as Grantor	)
)
acting by two directors	)
) /s/ Christian J. Ochoa
) Director
) Name: Christian J. Ochoa
)
)
)

ENSCO (MYANMAR) LIMITED, as a Grantor

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Director

ENSCO ARABIA COMPANY LTD.

By:	/s/ Edward Cozier II
	Name:	Edward Cozier II
	Title:	General Manager

ENSCOROWAN GHANA DRILLING LIMITED

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Director

Executed as a deed by ENSCO AUSTRALIA PTY LIMITED in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Nicolas Jaciuk	/s/ Abhay M. Shetty

[Signature page to Indenture]

Executed as a deed by ATWOOD AUSTRALIAN WATERS DRILLING PTY LTD in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Nicolas Jaciuk	/s/ Abhay M. Shetty
Signature of director	Signature of director

NICOLAS JACIUK	ABHAY M. SHETTY
Name of director	Name of director

Signature of director	Signature of director

NICOLAS JACIUK	ABHAY M. SHETTY
Name of director	Name of director

Executed as a deed by ATWOOD OCEANICS AUSTRALIA PTY LIMITED in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Nicolas Jaciuk	/s/ Abhay M. Shetty
Signature of director	Signature of director

NICOLAS JACIUK	ABHAY M. SHETTY
Name of director	Name of director

Rowan Financial Holdings S.à r.l..

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Manager A

By:	/s/ Marco Weijermans
	Name:	Marco Weijermans
	Title:	Manager B

[Signature page to Indenture]

Rowan 240C#3, Inc.

By:	/s/ Colleen Grable
	Name:	Colleen Grable
	Title:	Director

RALPH COFFMAN CAYMAN LIMITED

By:	/s/ Colleen Grable
	Name:	Colleen Grable
	Title:	Director

GREAT WHITE SHARK LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

GREEN TURTLE LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

ROWAN DRILLING (GIBRALtar) LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

ROWAN Offshore (GIBRALtar) LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

ROWAN N-Class (GIBRALtar) LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

[Signature page to Indenture]

ROWAN NORWAY (GIBRALtar) LIMITED

By:	/s/ Kevin Klein
	Name:	Kevin Klein
	Title:	Director

ROWAN COFFMAN LIMITED

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Director

Marine blue LIMITED

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Director

ROWAN US HOLDINGS (GIBRALTAR) LIMITED

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Director

ROWAN Drilling services LIMITED

By:	/s/ Christian Ochoa
	Name:	Christian Ochoa
	Title:	Director

ATwood Offshore drilling LIMITED

By:	/s/ Colleen Grable
	Name:	Colleen Grable
	Title:	Director

[Signature page to Indenture]

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO NOTES

1. Definitions

1.1 For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Accredited Investor” means an “accredited investor” as defined in Rule 501 under the Securities Act.

“Depository” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Transfer Restricted Securities” means Notes that bear or are required to bear the legend set forth in Section 2.2(b)(i) hereof.

“Unrestricted Notes” means any Notes that are not Transfer Restricted Securities.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“AI Notes”	2.4
“Global Note”	2.1(a)
“Regulation D”	2.4
“Regulation S”	2.1(a)
“Regulation S Notes”	2.1(a)
“Resale Restriction Termination Date”	2.2(b)
“Restricted Global Note”	2.1(a)
“Restricted Notes Legend”	2.2(b)
“Restricted Period”	2.1(b)
“Rule 144A”	2.1(a)
“Rule 144A Notes”	2.1(a)

2.1 The Notes.

(a) Form and Dating. Initial Notes offered and sold in reliance on Rule 144A (“Rule 144A Notes”) under the Securities Act (“Rule 144A”) or in reliance on Regulation S (“Regulation S Notes”) under the Securities Act (“Regulation S”), shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form without interest coupons with the global Notes legend and Restricted Notes Legend (each, unless and until becoming an Unrestricted Note in accordance with Section 2.2(b)(ii) below, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Notes Custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Beneficial interests in a Restricted Global Note representing Initial Notes sold in reliance on either Rule 144A or Regulation S may be held through Euroclear or Clearstream, as indirect participants in the Depository. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided. Unrestricted Notes issued in global form and Restricted Global Notes are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.”

App. - 1

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and Section 2.02 of the Indenture, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Notes Custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Prior to the expiration of the period through and including the 40th day after the later of the commencement of the offering of any Initial Notes and the closing of such offering (such period, the “Restricted Period”), beneficial interests in the Restricted Global Note representing Regulation S Notes may be transferred or exchanged for beneficial interests in the Restricted Global Note representing Rule 144A Notes only if (i) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A, (ii) the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that the Notes are being transferred to a Person who the transferor reasonably believes to be a QIB within the meaning of Rule 144A and is purchasing for its own account or the account of a QIB, in each case in a transaction meeting the requirements of Rule 144A, and (iii) the transfer is in accordance with all applicable securities laws of the states of the United States and other jurisdictions. After the expiration of the Restricted Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Notes.

App. - 2

Beneficial interests in a Restricted Global Note representing Rule 144A Notes may be transferred to a Person who takes delivery in the form of an interest in the Restricted Global Note representing Regulation S Notes, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Registrar a written certificate (in the form provided in Exhibit 1 hereto) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

(c) Certificated Notes. Except as provided in Section 2.3, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes. Certificated Notes shall not be exchangeable for beneficial interests in Global Notes.

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Trustee a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Trustee shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

App. - 3

(b) Legend.

(i) Except as permitted by the following paragraphs (ii) and (iii), each Note certificate evidencing the Global Notes and the certificated Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear the applicable legend in substantially the following form (“Restricted Notes Legend”):

If the Note is a Rule 144A Note:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

App. - 4

If the Note is a Regulation S Note:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(ii) Upon a sale or transfer after, in the case of (A) any Note acquired pursuant to Rule 144A, the applicable holding period under Rule 144A under the Securities Act (the “Resale Restriction Termination Date”) therefor, or (B) any Note acquired pursuant to Regulation S, the expiration of the Restricted Period, all requirements that such Note bear a Restricted Notes Legend shall cease to apply and a Global Note without the applicable Restricted Notes Legend may be issued to the transferee of such Note. The applicable Restricted Notes Legend on any Note shall be removed at the written request of the Company on or after the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable. Without limiting the generality of the preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Security, an Unrestricted Note without such legend, registered to the same Holder and in an equal principal amount and in the case of Global Notes, complying with the Depository’s procedures, and (A) upon receipt by the Trustee of a written order of the Company stating that the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable, to such Transfer Restricted Security has occurred and requesting the authentication and delivery of an Unrestricted Note in exchange therefor (which order shall not be required to be accompanied by any Opinion of Counsel or any other document) given at least three Business Days in advance of the proposed date of exchange specified therein (which shall be no earlier than such Resale Restriction Termination Date or termination of the Restricted Period, as applicable) and (B) approval by the Depository, the Trustee shall authenticate and deliver such Unrestricted Note to the Depository or pursuant to such Depository’s instructions or hold such Note as Note Custodian for the Depository and shall request the Depository to, or, if the Trustee is Note Custodian of such Transfer Restricted Security, shall itself, surrender such Transfer Restricted Security in exchange for such Unrestricted Note without such legend and thereupon cancel such Transfer Restricted Security so surrendered, all as directed in such order. For purposes of determining whether the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable, has occurred with respect to any Notes evidenced by a Transfer Restricted Security or delivering any order pursuant to this Section 2.2(b)(ii) with respect to such Notes, (i) only those Notes which a Principal Officer of the Company actually knows (after reasonable inquiry) to be or to have been owned by an Affiliate of the Company shall be deemed to be or to have been, respectively, owned by an Affiliate of the Company; and (ii) “Principal Officer” means the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

App. - 5

For purposes of this Section 2.2(b)(ii), all provisions relating to the removal of the legend set forth in paragraph (i) above shall relate, if the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable, has occurred only with respect to a portion of the Notes evidenced by a Transfer Restricted Security, to such portion of the Notes so evidenced as to which the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable has occurred.

Each Holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such Holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the legend set forth in Section 2.2(b)(i) (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such legend) at any time after the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable.

(iii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) pursuant to Rule 144, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iv) Notes issued upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) to an Accredited Investor pursuant to Rule 501 under the Securities Act shall be issued in definitive, fully registered non-global form without interest coupons and shall not be issued as Global Notes; provided that certificated Notes may be transferred to QIBs in accordance with Rule 144A or acquired in reliance on Regulation S and exchanged for interests in Global Notes pursuant to this Section 2.2.

App. - 6

(v) In the event that a Global Note is exchanged for certificated Notes pursuant this Appendix A, such Notes may be transferred or exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.2 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other reasonable procedures as may from time to time be adopted by the Company and notified to the Trustee in writing.

(c) OID Legend. To the extent required by Section 1275(c)(1)(A) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.1275-3(b)(1), each Note issued at a discount to its stated redemption price at maturity shall bear a legend in substantially the following form (with any necessary amendments thereto to reflect any amendments occurring after the Issue Date to the applicable sections):

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT THE COMPANY AT 2 CHURCH STREET, HAMILTON HM 11, BERMUDA, ATTENTION: MICHAEL MCGUINTY, SENIOR VICE PRESIDENT AND GENERAL COUNSEL, AND THE COMPANY WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.

(d) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, or if any certificated Note is exchanged for such a beneficial interest, the principal amount of Notes represented by such Global Note shall be reduced or increased, as appropriate, and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction or increase, as the case may be.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall, upon its receipt of an authentication order from the Company, authenticate certificated Notes and Global Notes at the Registrar’s request.

App. - 7

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon any exchange or transfer pursuant to Sections 2.10, 3.04, 3.07, 3.09, 4.10, 4.15 and 9.05 of the Indenture).

(iii) The Registrar shall not be required to register the transfer or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before selection of Notes to be redeemed.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, interest, if any, on, or Additional Amounts, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange. Accordingly, for purposes of clause (1) of Section 4.09(b) of the Indenture, Notes “issued on the Issue Date” shall be deemed to refer to and include any Notes issued in exchange for, or upon registration of transfer of, or in lieu of, any such Notes (or any predecessor Notes thereof) pursuant to the Indenture.

(f) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

App. - 8

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.3 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either case the Company fails to appoint a successor depository within 90 days, (ii) the Company, at its option, but subject to the Depository’s requirements, notifies the Trustee in writing that it elects to cause the issuance of the certificated Notes, or (iii) an Event of Default has occurred and is continuing and the Depository notifies the Trustee of its decision to exchange the Global Notes for certificated Notes.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in minimum denominations equal to $1,000 or an integral multiple thereof (provided that after any initial PIK Payment, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.2(b), bear a Restricted Notes Legend.

(c) Subject to the provisions of Section 2.3(b), the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

2.4 AI Notes. Anything to the contrary in this Appendix notwithstanding, the Initial Notes may also be offered and sold to Accredited Investors in reliance on Regulation D (“Regulation D”) under the Securities Act (“AI Notes”), and the terms and conditions in this Appendix relating to Rule 144A Notes shall apply to the AI Notes mutatis mutandis, including such changes as may be necessary to comply with applicable securities laws, and with references to a QIB being replaced with respect thereto to references to an Accredited Investor, and including provision such that beneficial interests in a Restricted Global Note representing Rule 144A Notes may be transferred to a Person who takes delivery in the form of an interest in the Restricted Global Note representing AI Notes, without any requirement for certification.

App. - 9

EXHIBIT I TO RULE 144A/REGULATION S APPENDIX

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Exhibit 1 to App. - 1

[Restricted Notes Legend-Rule 144A Notes]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

[Restricted Notes Legend-Regulation S Notes]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Exhibit 1 to App. - 2

No. [ ] Principal Amount $[ ]

Accr. Inv. ISIN: US91889FAB76

Accr. Inv. CUSIP: 91889F AB7

144A ISIN: [US91889FAA93]

144A CUSIP: [91889F AA9]

Regulation S ISIN: [USG9460GAB70]

Regulation S CUSIP: [G9460G AB7]

Valaris Limited

Senior Secured First Lien Notes due 2028

Valaris Limited, an exempted company incorporated under the laws of Bermuda with registration number 56245 (together with its successors and assigns under the Indenture hereinafter referred to), promises to pay to CEDE & CO., or registered assigns, the principal sum of [ ] Dollars on April 30, 2028 or such greater or lesser amount as may be indicated on Schedule A hereto

Interest Payment Dates: May 1 and November 1. Record Dates: April 15 and October 15. Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, Valaris Limited has caused this instrument to be duly executed.

VALARIS LIMITED

By:
Name:
Title:

Exhibit 1 to App. - 3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated: April 30, 2021

Exhibit 1 to App. - 4

[FORM OF REVERSE SIDE OF NOTE]

First Lien Notes due 2028

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            Interest. Valaris Limited, an exempted company incorporated under the laws of Bermuda with registration number 56245 (together with its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the unpaid principal amount of this Note (including any PIK Notes and increase in principal as a result of the payment of PIK Interest) at a rate per annum as set forth below. The Company will pay interest semi-annually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), commencing November 1, 2021. In certain circumstances specified in the Indenture, the Company may be required to pay Additional Amounts with respect to the Notes. Whenever in this Note there is mentioned, in any context, the payment of amounts based upon the principal amount of this Note or of principal, interest or of any other amount payable under, or with respect to, this Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. If any date for payment on the Notes falls on a day that is not a Business Day, such payment may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the Notes will be payable at the Company’s option pursuant to a PIK Election (i) at the annual rate of 8.25% payable in cash, (ii) at the annual rate of 5.125% payable in cash and 5.125% payable by increasing the principal amount of the outstanding Notes represented by one or more Global Notes or, with respect to Definitive Notes represented by individual certificates, if any, by issuing additional “PIK Notes” in certificated form in each case by rounding up to the nearest $1.00, or (iii) at the annual rate of 12.00% payable by increasing the principal amount of the outstanding Notes represented by one or more Global Notes or, with respect to Definitive Notes represented by individual certificates, if any, by issuing additional “PIK Notes” in certificated form in each case by rounding up to the nearest $1.00. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment (as defined below), the Notes will accrue interest on such increased principal amount from and after the related interest payment date of such PIK Payment. References herein and in the Indenture to the “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment. On any interest payment date on which the Company pays PIK Interest with respect to a Global Note, the principal amount of such Global Note will increase by an amount equal to the interest payable, rounded up to the nearest $1.00, to be allocated for the credit of the Holders pro rata in accordance with their interests and rounded to the nearest $1.00 in accordance with the procedures of DTC.

Exhibit 1 to App. - 5

2.            Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 15th or October 15th next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Additional Amounts, if any, due at maturity. Any Notes in certificated form will be payable as to principal, premium, if any, interest, if any, and Additional Amounts, if any, at the office or agency of the Paying Agent and Registrar maintained for such purpose within the contiguous United States, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the applicable procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

At all times, PIK Interest on the Notes will be payable: (i) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC ( or any successor depositary) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (“PIK Payment”) at the request of the Company to authenticate or increase the Global Note and (ii) with respect to Definitive Notes, if any, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of holders.

3.            Paying Agent and Registrar. Initially, Wilmington Savings Fund Society, FSB, the trustee (the “Trustee”) under the Indenture, will act as Paying Agent and Registrar at its corporate trust office at 500 Delaware Avenue, Wilmington, Delaware, 19801, Attention: Corporate Trust Administration. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. Other than for purposes of effecting a redemption or an offer to purchase described in Section 3.07, 3.09, 4.10 or 4.15 of the Indenture or in connection with a Legal Defeasance, Covenant Defeasance or Discharge, the Company or any of its Subsidiaries may act in any such capacity.

Exhibit 1 to App. - 6

4.            Indenture. The Company issued the Notes under an Indenture dated as of April 30, 2021 (“Indenture”) among the Company, the guarantors party thereto and the Trustee. The Notes are subject to the terms of the Indenture, and Holders are referred to the Indenture for a statement of such terms. The Notes are first-lien senior secured obligations of the Company. The Company shall be entitled, subject to its compliance with Sections 4.09 and 4.12 of the Indenture, to issue Additional Notes pursuant to Section 2.14 of the Indenture. In the event of a conflict between the Indenture and this Note, the terms of the Indenture shall control.

5.            Optional Redemption.

(a) At any time prior to April 30, 2023, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture, at one time or from time to time, at a redemption price equal to 104.00% of the principal amount thereof, plus accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest, and Additional Amounts, if any, thereon to, but not including, the applicable redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in an amount not greater than the net cash proceeds received by the Company of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture (excluding any Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days after the date of the closing of such Equity Offering.

(b) At any time prior to April 30, 2023, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon at least 30 days (but not more than 60 days) prior written notice to Holders, at a redemption price equal to 104.00% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest, and Additional Amounts, if any, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) On or after April 30, 2023, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon at least 30 days (but not more than 60 days) prior written notice to Holders, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest on the Notes, and Additional Amounts, if any, on the Notes redeemed, to, but not including, the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 30 of the years indicated below:

Exhibit 1 to App. - 7

Year	Percentage
2023	104.00%
2024	103.00%
2025	102.00%
2026 and thereafter	100.00%

(d) The Company may redeem the Notes, at its option, at any time in whole but not in part, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest on the Notes (if any) to, but not including, the applicable redemption date, plus all Additional Amounts, if any, then due and which will become due as a result of the redemption or otherwise (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in the event that the Company determines in good faith that the Company or any Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes or the Guarantees, Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Company or the relevant Guarantor, as applicable (including making payment through a Paying Agent located in another jurisdiction but not, for the avoidance of doubt, changing the jurisdiction of incorporation of the Company or the relevant Guarantor), as a result of:

(1) a change in or an amendment to the laws or treaties (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction); or

(2) any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Specified Tax Jurisdiction was not a Specified Tax Jurisdiction on the Issue Date, the date on which such Specified Tax Jurisdiction became a Specified Tax Jurisdiction);

provided that in the case of Additional Amounts required to be paid as a result of the Company or relevant Guarantor conducting business other than in the place of its incorporation or organization, such amendment or change must be announced or become effective on or after the date in which it begins to conduct business giving rise to the relevant withholding or deduction.

Exhibit 1 to App. - 8

6.            Notice of Redemption. Notice of optional redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge). Notes and portions of Notes selected shall be in amounts of $1.00 or whole multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. No Notes of $1.00 or less can be redeemed in part. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption, subject to satisfaction of any conditions thereto.

7.            Mandatory Redemption.

Except as set forth in Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

8.            Repurchase at Option of Holder.

(a) If a Change of Control occurs, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), plus accrued and unpaid cash interest, together with an amount of cash equal to any accrued but unpaid PIK Interest, and Additional Amounts, if any, to, but not including, the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following a Change of Control, and to the extent that the Company has not exercised its option to redeem all of the Notes as described in Paragraph 5 above, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee and the Paying Agent describing the Change of Control and the related transaction or transactions and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the Indenture.

(b) If the Company or any Restricted Subsidiary consummates an Asset Sale, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $25 million, the Company may be required to make an Asset Sale Offer in accordance with Sections 3.09 and 4.10 of the Indenture.

9.            Guarantees. The payment by the Company of the principal of, and premium, if any, interest, if any, on, or Additional Amounts, if any, on, the Notes will be absolutely and unconditionally guaranteed on a joint and several basis by the Guarantors, as primary obligor and not merely as a surety, to the extent set forth in the Indenture.

10.            Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples thereof; provided that after any initial PIK Payment, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company and the Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

Exhibit 1 to App. - 9

11.            Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12.            Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes and the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for, Notes). Without the consent of any Holder of, the Indenture, the Notes and the Collateral Documents may be amended or supplemented with respect to certain matters specified in the Indenture.

13.            Defaults and Remedies. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(i) or 6.01(j) of the Indenture with respect to the Company or a Guarantor, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Collateral Documents except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it with respect to the Notes. The Trustee may withhold from Holder notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except as provided in the Indenture. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and within 10 Business Days of any of its Officers or any of the Company’s Officers becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

14.            Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

Exhibit 1 to App. - 10

15.            No Recourse Against Others. No present, past or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16.            Collateral Documents. The obligations of the Company and the Guarantors under the Indenture, the Notes and the Guarantees and the other First Lien Obligations will be secured by a Lien granted to the First Lien Collateral Agent, subject to the terms of the Collateral Documents.

17.            Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

18.            Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), TT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.            Removal of Restricted Notes Legend. Each Holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such Holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the Restricted Notes Legend set forth on the face of such Note (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such Restricted Notes Legend) at any time after the Resale Restriction Termination Date (with respect to any Rule 144A Note) or the Restricted Period (with respect to any Regulation S Note) therefor, as applicable.

20.            CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.            Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

22.            Successors. In the event a successor entity assumes all the obligations of its predecessor under the Notes and the Indenture, in accordance with the terms thereof, the predecessor entity will be released from all such obligations.

Exhibit 1 to App. - 11

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Valaris Limited

2 Church Street

Hamilton HM 11, Bermuda

Attention: Michael McGuinty, Senior Vice President and General Counsel

Email: Michael.McGuinty@valaris.com

Exhibit 1 to App. - 12

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint _ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1 to App. - 13

[Include the following only if a Restricted Notes Legend is included hereon]

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

1.	☐	to the Company; or

2.	☐	pursuant to an effective registration statement under the Securities Act of 1933; or ________________________________________________

3.	☐	to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

4.	☐	pursuant to offers and sales that occur outside the United States in compliance with Regulation S under the Securities Act of 1933; or

5.	☐	pursuant to Rule 144 under the Securities Act of 1933; or

6.	☐	pursuant to Rule 501 under the Securities Act to an “accredited investor” that is acquiring the Note for its own account, or for the account of such an accredited investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

7.	☐	pursuant to another available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (6) or (7) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Signature

Exhibit 1 to App. - 14

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Notice: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

_______________________________________

If you want to elect to have this Note purchased by the Company pursuant to Section 3.07, 4.10 or 4.15 of the Indenture, check the box below:

☐	Section 3.07	☐	Section 4.10	☐	Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.07, Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denomination of $1,000 or integral multiples thereof; provided that after any initial PIK Payment, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) you elect to have purchased: $

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Soc. Sec. or Identification:

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1 to App. - 15

[TO BE ATTACHED TO GLOBAL NOTE]

Exhibit 1 to App. - 16

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

Exhibit 1 to App. - 17

ANNEX A

[FORM OF SUPPLEMENTAL INDENTURE – GUARANTOR]

Valaris Limited

and

the Guarantors named herein

SENIOR SECURED FIRST LIEN NOTES DUE 2028

[ ] SUPPLEMENTAL INDENTURE

DATED AS OF [•], 20[•],

WILMINGTON SAVINGS FUND SOCIETY, FSB,

As Trustee and First Lien Collateral Agent

A - 1

This [] SUPPLEMENTAL INDENTURE, dated as of [•], 20[•], (this “Supplemental Indenture”) is among Valaris limited, a Bermuda company, (the “Company”),[ ] (the “Guaranteeing Subsidiary”), which is a subsidiary of the Company, each of the existing Guarantors (as defined in the Indenture referred to below) and Wilmington Savings Fund Society, FSB, as trustee and as first lien collateral agent (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture, dated as of April 30, 2021 (the “Indenture”), providing for the issuance of the Company’s Senior Secured First Lien Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Guarantor;

WHEREAS, Section 9.01(i) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation, Articles of Association and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee.

Section 4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, by its execution of this Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Guarantors to the extent provided for and subject to the limitations therein, including Article 10 thereof.

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

VALARIS

by
Name:
Title:

GUARANTEEING SUBSIDIARY:

[•]

by
Name:
Title:

[EXISTING GUARANTORS]:

[•]

by
Name:
Title:

TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB,

by
Name:
Title:

ANNEX B-1

issue date collateral documents

[On file with the First Lien Collateral Agent.]

ANNEX B-2

POST-ISSUE DATE SPECIFIED COLLATERAL DOCUMENTS

[On file with the First Lien Collateral Agent.]

ANNEX C

LQE PROVISIONS

Annex C to Indenture

Letter of Quiet Enjoyment Terms

Part 1

1.	Quiet Enjoyment. With respect to any Drilling Contract related to a Collateral Vessel owned or operated by a Guarantor, so long as the counterparty to a Drilling Contract (each, a “Drilling Contract Counterparty”) has any interest in the Drilling Contract, the First Lien Collateral Agent as mortgagee under any Mortgage (in such capacity, together with its permitted successors and assigns, the “Mortgagee”) will agree to not exercise or seek to enforce any rights in relation to the relevant Vessel or Mortgage, including any rights to take possession, which may affect the Drilling Contract Counterparty’s uninterrupted use of the Vessel in accordance with the terms of the Drilling Contract.

2.	No Prejudice to Rights of Counterparty. The Drilling Contract Counterparty’s rights and obligations under the Drilling Contract shall not be prejudiced by the terms of the Letter of Quiet Enjoyment.

3.	Instructions from Guarantor. Until the Mortgagee gives written notice to the Drilling Contract Counterparty, the Drilling Contract Counterparty shall be entitled to deal with the relevant Guarantor in relation to all matters arising under the Drilling Contract.

4.	Costs and Expenses of Drilling Contract Counterparty. The relevant Guarantor shall pay reasonable and documented costs and expenses that the Drilling Contract Counterparty may reasonably incur in giving effect to the terms of the Letter of Quiet Enjoyment.

5.	Permitted Enforcement Rights. So long as (a) the counterparty to a Drilling Contract (each, a “Drilling Contract Counterparty”) has any interest in the Drilling Contract and (b) the Drilling Contract Counterparty is not in breach under the Drilling Contract (collectively, the “Quiet Enjoyment Conditions”), prior to the Mortgagee taking any enforcement action with respect to a Mortgage or a Vessel, the Mortgagee shall notify the relevant Drilling Contract Counterparty that an Event of Default has occurred which, but for the terms of the Letter of Quiet Enjoyment, would entitle the Mortgagee to exercise its rights in respect of the Vessel and the Mortgage, and the parties will consult and cooperate in good faith to effect a transfer of the Vessel to a nominee of the Mortgagee consented to by the Drilling Contract Counterparty, which consent shall not be unreasonably withheld.

6.	No Transfer of Mortgage. The Mortgage will not be assigned or transferred unless the assignee or transferee assumes all of the First Lien Collateral Agent’s obligations under the relevant Letter of Quiet Enjoyment or enters into a similar agreement.

7.	Governing Law. The Letter of Quiet Enjoyment may be governed by the laws of a jurisdiction other than the State of New York.

8.	Disputes. Disputes under a Letter of Quiet Enjoyment may be settled by arbitration proceedings in New York, London or Norway. Arbitral panels may consist of one or more arbitrators who the parties shall jointly appoint. If the parties have not reached an agreement on the composition of the arbitral panel within three weeks of the request for arbitration, the arbitral tribunal shall be appointed by a neutral appointer or the rules of the Society of Maritime Arbitrators, London Maritime Arbitrators Association or the Norwegian Arbitration Act shall apply.

Part 2

1.	Non-Disturbance. With respect to any Drilling Contract related to a Collateral Vessel owned or operated by a Guarantor, so long as (a) the counterparty to a Drilling Contract (each, a “Drilling Contract Counterparty”) has any interest in the Drilling Contract and (b) the Drilling Contract Counterparty is not in breach under the Drilling Contract (collectively, the “Quiet Enjoyment Conditions”), the First Lien Collateral Agent as mortgagee under any Mortgage (in such capacity, together with its permitted successors and assigns, the “Mortgagee”) will agree that any exercise by the Mortgagee of its rights and remedies of foreclosure or sale afforded by the terms of the Mortgage or otherwise in respect of the Vessel shall be made expressly subject to the Drilling Contract and the quiet, peaceful and continuing use and employment of the Vessel by the Drilling Contract Counterparty under the Drilling Contract.

2.	Subordination. The Drilling Contract Counterparty shall agree to subordinate any lien against the Vessel that it may have in connection with the Drilling Contract to the lien of the Mortgage, so long as the Quiet Enjoyment Conditions are met and the Vessel has not become an actual, agreed, arranged or constructive total loss.

3.	Indemnification. Once the Drilling Contract Counterparty has been notified in writing by the Mortgagee of its actual or intended exercise of rights and remedies with respect to the Vessel and the Mortgage, it shall indemnify, defend, and hold the Mortgagee harmless against any loss suffered or resulting from any lien, claim or any right of others arising under the Drilling Contract to the extent that the Drilling Contract Counterparty would have been obliged to provide such indemnification to the relevant Guarantor under the Drilling Contract.

4.	No Waiver. No provision of the Letter of Quiet Enjoyment shall be deemed to constitute a waiver by the Mortgagee of the first preferred status of the Mortgage, and any provision of the Letter of Quiet Enjoyment which would otherwise constitute such a waiver of the first preferred status of the Mortgage shall to such extent be of no force or effect.

5.	Bankruptcy of Guarantor. The Letter of Quiet Enjoyment shall cease to have any further effect if the Mortgagee is prohibited from performing its obligations under the Letter of Quiet Enjoyment as a result of a proceeding by or against the relevant Guarantor seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, or the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it.

6.	Instructions. Once the Drilling Contract Counterparty has been notified in writing by the Mortgagee of its actual or intended exercise of rights and remedies with respect to the Vessel and the Mortgage, the Drilling Contract Counterparty shall be entitled to rely only on the written instructions of the Mortgagee, to disregard any written instructions of the relevant Guarantor, and to accept the Mortgagee’s exercise of the relevant Guarantor’s rights under the Drilling Contract, until the Mortgagee instructs the Drilling Contract Counterparty otherwise.

7.	Guarantor to Remain Liable. Notwithstanding anything in the Letter of Quiet Enjoyment, the relevant Guarantor shall alone remain liable to perform all its obligations, duties and liabilities under the Drilling Contract and the Mortgagee shall not be liable to perform or assume any obligations, duties and liabilities of the relevant Guarantor under the Drilling Contract by reason of the Mortgage or the Letter of Quiet Enjoyment.

8.	Governing Law; Jurisdiction; Waiver of Jury Trial. The Letter of Quiet Enjoyment shall be governed by the laws of the State of New York, contain an irrevocable submission by the parties to the jurisdiction of any New York State or Federal court sitting in New York County and any appellate court thereof, and contain a waiver of a trial by jury.

ANNEX D

FORM OF INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

dated as of [____], 202[__]

among

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Original First Lien Collateral Agent,

[____],
as Original Junior Lien Agent,

EACH OTHER SECURED DEBT REPRESENTATIVE
FROM TIME TO TIME PARTY HERETO,

and

VALARIS LIMITED AND THE OTHER GRANTORS
FROM TIME TO TIME PARTY HERETO

Annex

Annex I	Legends

Exhibit A	Form of Priority Confirmation Joinder

i

This INTERCREDITOR AGREEMENT, dated as of [___], 202 [__] (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is by and among WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent and security trustee for the Priority Lien Secured Parties referred to herein (in such capacities, and together with its successors and assigns in any such capacity, the “Original First Lien Collateral Agent”), [____],1 as collateral agent for the Junior Lien Secured Parties referred to herein (in such capacity, and together with its successors and assigns in such capacity, the “Original Junior Lien Agent”), each other Secured Debt Representative (as defined below) from time to time party hereto, VALARIS LIMITED, an exempted company incorporated under the laws of Bermuda (Registration No. 56245) (together with its successors and assigns, the “Company”), and the other Grantors (as defined below) from time to time party hereto.

Reference is made to (a) the Priority Lien Documents (as defined below) and (b) the Junior Lien Documents (as defined below).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original First Lien Collateral Agent (for itself and on behalf of the Priority Lien Secured Parties) and the Original Junior Lien Agent (for itself and on behalf of the Junior Lien Secured Parties) agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01     Construction; Certain Defined Terms. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Any pronoun of any gender shall be understood to refer to referents of any other gender, as context may require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any agreement, instrument, other document, statute or regulation shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the Subsidiaries of such Person unless express reference is made to such Subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

1 To be the “collateral agent” under the Initial Series of Junior Lien Debt.

(b)            All terms capitalized but not defined herein have the meanings assigned to them in the Priority Lien Indenture as in effect on [__], 2021 (without giving effect to any amendments, supplements or any modifications thereto).

(c)            All terms used in this Agreement that are defined in Article 1, 8 or 9 of the New York UCC (whether capitalized herein or not) and not otherwise defined herein or in any Priority Lien Documents have the meanings assigned to them in Article 1, 8 or 9 of the New York UCC. If a term is defined in Article 9 of the New York UCC and another Article of the New York UCC, such term shall have the meaning assigned to it in Article 9 of the New York UCC.

(d)            As used in this Agreement, the following terms have the meanings specified below:

“Accounts” has the meaning assigned to such term in Section 3.01.

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by law to remain closed.

“Class” means (a) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together and (b) in the case of Junior Lien Debt, every Series of Junior Lien Debt, taken together.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting Priority Lien Collateral and/or Junior Lien Collateral.

“Company” has the meaning assigned to such term in the preamble hereto.

“Credit Facility” means an indebtedness facility or other financing arrangement (including the Priority Lien Documents, commercial paper facilities, letters of credit facilities, bankers’ acceptances or indentures), providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other borrowings or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, amended and restated, modified, supplemented or Refinanced in any manner (whether upon or after termination or otherwise), in whole or in part from time to time.

2

“Credit Parties” means, collectively, the Company and each of its Subsidiaries that is from time to time party to any Priority Lien Document as a borrower, issuer and/or guarantor of any Priority Lien Obligations.

“DIP Financing” has the meaning assigned to such term in Section 4.02(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 4.02(b).

“DIP Lenders” has the meaning assigned to such term in Section 4.02(b).

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(a)            the termination or expiration of (i) all commitments to extend credit that would constitute Priority Lien Debt, and (ii) all obligations of issuing banks to issue any letters of credit constituting Priority Lien Obligations;

(b)            the payment in full in cash of the principal of and interest, fees and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit, but including all interest accrued after the commencement of any Insolvency or Liquidation Proceeding whether or not allowed or allowable in such proceeding), and all fees and premium (if any) on all Priority Lien Obligations; and

(c)            payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than (i) any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time, and (ii) any letter of credit that has been cash collateralized at the stated amount thereof with such cash being held in an account for the benefit of the Priority Lien Agent).

For the avoidance of doubt, a Refinancing as contemplated by Section 4.04 shall not be deemed to cause a Discharge of Priority Lien Obligations.

“Disposition” means any sale, lease, exchange, assignment, license, contribution, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Grantors” means, collectively, (a) the Company, (b) each other Credit Party and (c) each other Subsidiary of the Company, in each case, that shall have granted (or purported to grant) any Lien in favor of any of the Priority Lien Agent or the Junior Lien Agent on any of its assets or properties to secure any of the Secured Obligations.

“Initial Series of Junior Lien Debt” means [______].2

2 NTD: To be the first Junior Lien Debt that is incurred by any Grantor.

3

“Insolvency or Liquidation Proceeding” means:

(a)            any case commenced by or against the Company or any other Grantor under the Bankruptcy Code or any other Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b)            any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c)            any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Junior Lien” means a second-priority Lien (subject in priority as permitted under each applicable Secured Debt Document) upon any Collateral granted by any Grantor pursuant to any Junior Lien Document in favor of the Junior Lien Agent, at any time, to secure Junior Lien Obligations.

“Junior Lien Agent” means (a) prior to the payment in full in cash of the principal, premium, interest, fees and expenses (including all interest, fees and expenses accrued after the commencement of any Insolvency or Liquidation Proceeding whether or not allowed or allowable in such proceeding) payable in respect of the Initial Series of Junior Lien Debt and the Junior Lien Documents (the “Discharge of Initial Junior Lien Debt”), the Original Junior Lien Agent and (b) following the Discharge of Initial Junior Lien Debt, any other agent, collateral agent, trustee or other representative appointed or which otherwise has been designated to act as Junior Lien Agent on behalf of all Junior Lien Secured Parties (written notice of which has been provided to the Priority Lien Agent), in each case, together with its successors or assigns in such capacity.

“Junior Lien Collateral” means all “Collateral”, as defined in any Junior Lien Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure (or purport to secure) any Junior Lien Obligation.

“Junior Lien Purchasers” has the meaning assigned to such term in Section 3.06.

“Junior Lien Secured Parties” means each holder of Junior Lien Obligations. For the avoidance of doubt, such reference shall be to such Person solely in its capacity as a holder of Junior Lien Obligations but not in any other capacity (including holder of any other claim or interest).

“Junior Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Grantor creating (or purporting to create) a Junior Lien upon Collateral in favor of the Junior Lien Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions hereof.

4

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any indebtedness (including all interest, fees, indemnifications, reimbursements, expenses and other liabilities accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate even if not enforceable, allowable or allowed as a claim in such Insolvency or Liquidation Proceeding).

“Original First Lien Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Original Junior Lien Agent” has the meaning assigned to such term in the preamble hereto.

“Priority Confirmation Joinder” means an agreement substantially in the form of Exhibit A.

“Priority Lien” means a first-priority Lien granted (or purported to be granted) by the Company or any other Grantor in favor of the Priority Lien Agent, at any time, upon any property of the Company or any Grantor to secure Priority Lien Obligations.

“Priority Lien Agent” means the Original First Lien Collateral Agent and, from and after the date of execution of a Priority Substitute Credit Facility, the agent, collateral agent, trustee or other representative of the lenders or holders of the indebtedness and other Obligations evidenced thereunder or governed thereby, in each case, together with its successors or assigns in such capacity.

“Priority Lien Collateral” means all “Collateral” as defined in the Priority Lien Indenture or any other Priority Lien Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure (or purport to secure) any Priority Lien Obligation.

“Priority Lien Debt” means the indebtedness under the Priority Lien Documents (including letters of credit and letter of credit reimbursement obligations with respect thereto (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof)), all other First Lien Debt and additional indebtedness under any Priority Substitute Credit Facility.

“Priority Lien Documents” means the Priority Lien Indenture, the Priority Lien Security Documents, and any indenture, supplemental indenture, Credit Facility or other agreement governing any other Priority Lien Debt and all other loan documents, notes, guaranties, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Priority Substitute Credit Facility.

“Priority Lien Indenture” means the Indenture dated as of [___], 2021 with respect to Senior Secured First Lien Notes due 2028 among the Company, the other Grantors party thereto as Guarantors and Wilmington Savings Fund Society, fsb, as trustee, and the other agents named therein, as amended, restated, modified, supplemented, Refinanced in any manner (whether upon or after termination or otherwise), in whole or in part, from time to time.

5

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations arising under or in connection with the Priority Lien Documents, in each case to the extent that such Obligations are secured by, or purported to be secured by, Priority Liens. Notwithstanding any other provision hereof, the term “Priority Lien Obligations” will include accrued interest, fees, costs, and other charges incurred under the Priority Lien Indenture and the other Priority Lien Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. To the extent that any payment with respect to the Priority Lien Obligations (whether by or on behalf of any Credit Party, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Priority Lien Secured Parties” means, at any time, the Priority Lien Agent, each noteholder under the Priority Lien Indenture, each secured party (or a party entitled to the benefits of the security) under any other Priority Lien Document, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Priority Lien Document, each other Person that provides letters of credit, guaranties or other credit support related thereto under any Priority Lien Document and each other holder of, or obligee in respect of, any Priority Lien Obligations (including pursuant to a Priority Substitute Credit Facility), in each case to the extent designated as a secured party (or a party entitled to the benefits of the security) under any Priority Lien Document outstanding at such time.

“Priority Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Grantor creating (or purporting to create) a Priority Lien upon Collateral in favor of any Priority Lien Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions hereof (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any Priority Substitute Credit Facility).

“Priority Substitute Credit Facility” means any Credit Facility with respect to which the requirements contained in Section 4.04(a) have been satisfied and that Refinances in full the Priority Lien Documents relating to any Series of Priority Lien Debt then in existence.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts, intellectual property, Equity Interests, contract rights and vessel charters.

“Purchase Event” has the meaning assigned to such term in Section 3.06(a).

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“Refinance” means, with respect to any Indebtedness, to refinance, extend, renew, refund, repay, restructure, prepay, redeem, defease, discharge or retire, or to issue other indebtedness (including by the amendment and restatement of any instrument or agreement evidencing such Indebtedness) in exchange or replacement for, such Indebtedness, in each case in whole or in part, whether with the same or different holders, agents or other representatives. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Persons” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Secured Debt Documents” means the Priority Lien Documents and the Junior Lien Documents.

“Secured Debt Representative” means the Priority Lien Agent and/or the Junior Lien Agent, as applicable.

“Secured Obligations” means the Priority Lien Obligations and the Junior Lien Obligations.

“Secured Parties” means the Priority Lien Secured Parties and the Junior Lien Secured Parties.

“Security Documents” means the Priority Lien Security Documents and the Junior Lien Security Documents.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, each issue or series of Priority Lien Debt for which a single transfer register is maintained.

“Series of Secured Debt” means each Series of Priority Lien Debt and each Series of Junior Lien Debt.

“Standstill Period” has the meaning assigned to such term in Section 3.02.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date hereof.

ARTICLE II
LIEN PRIORITIES

Section 2.01           Relative Priorities. (a) The grant of the Priority Liens pursuant to the Priority Lien Documents and the grant of the Junior Liens pursuant to the Junior Lien Documents create two separate and distinct Liens on the Collateral.

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(b)            Notwithstanding anything contained in this Agreement, the Priority Lien Documents, the Junior Lien Documents or any other agreement, document or instrument or operation of law to the contrary, or any other circumstance whatsoever and irrespective of (i) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise), (ii) the time, manner, or order of the grant, attachment or perfection of a Lien, (iii) any conflicting provision of the New York UCC or other applicable law, (iv) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a Priority Lien Document or a Junior Lien Document, (v) the modification of a Priority Lien Obligation permitted under this Agreement and the Priority Lien Documents or a Junior Lien Obligation permitted under this Agreement and the Junior Lien Documents, or (vi) the subordination of a Lien on Collateral securing a Priority Lien Obligation to a Lien securing another obligation of the Company or other Person that is permitted under the Priority Lien Documents as in effect on the date hereof or securing a DIP Financing, or the subordination of a Lien on Collateral securing a Junior Lien Obligation to a Lien securing another obligation of the Company or other Person (other than a Priority Lien Obligation) that is permitted under the Junior Lien Documents as in effect on the date hereof, the Junior Lien Agent, on behalf of itself and the other Junior Lien Secured Parties, hereby agrees that (x) any Priority Lien on any Collateral now or hereafter held by or for the benefit of any Priority Lien Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Junior Liens on any Collateral and (y) any Junior Lien on any Collateral now or hereafter held by or for the benefit of any Junior Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Priority Liens on any Collateral.

(c)            It is acknowledged that (i) the aggregate amount of the Priority Lien Obligations may be increased from time to time pursuant to the terms of the Priority Lien Documents, (ii) a portion of the Priority Lien Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) (A) the Priority Lien Documents may be replaced, amended, restated, amended and restated, supplemented, restructured or otherwise amended or modified from time to time and (B) the Priority Lien Obligations may be increased, extended, renewed, Refinanced or otherwise amended, restated or modified from time to time, in the case of the foregoing clauses (A) and (B) all without affecting the subordination of the Junior Liens hereunder to the Priority Liens securing the Priority Lien Obligations or the provisions of this Agreement defining the relative rights of the Priority Lien Secured Parties and the Junior Lien Secured Parties. The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, renewal, restatement or Refinancing of any of the Priority Lien Obligations (or any part thereof) or the Junior Lien Obligations (or any part thereof), by the release of any Collateral or of any guaranties for any Priority Lien Obligations or by any action that any Secured Debt Representative or Secured Party may take or fail to take in respect of any Collateral. The provisions of this Section 2.01(c) are not intended to constitute a waiver of any restrictions contained in (i) the Junior Lien Documents applicable to the amount or terms of the Priority Lien Debt or (ii) the Priority Lien Documents.

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(d)            It is acknowledged that (i) the aggregate amount of the Junior Lien Obligations may be increased from time to time pursuant to the terms of the Junior Lien Documents, (ii) a portion of the Junior Lien Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) (A) the Junior Lien Documents may be replaced, restated, supplemented, restructured or otherwise amended or modified from time to time and (B) the Junior Lien Obligations may be increased, extended, renewed, Refinanced or otherwise amended, restated or modified from time to time. The provisions of this Section 2.01(d) are not intended to constitute a waiver of any restrictions contained in (i) the Priority Lien Documents applicable to the amount or terms of the Junior Lien Documents or (ii) the Junior Lien Documents.

Section 2.02           Prohibition on Marshalling, Etc. Until the Discharge of Priority Lien Obligations, the Junior Lien Agent will not assert any marshalling, appraisal, valuation, or other similar right that may otherwise be available to a junior secured creditor.

Section 2.03           No New Liens. The parties hereto agree that, so long as the Discharge of Priority Lien Obligations has not occurred, none of the Grantors shall, nor shall any Grantor permit any of its Subsidiaries to, (a) grant or permit any additional Liens on any asset of such Grantor or Subsidiary to secure any Junior Lien Obligation, or take any action to perfect any additional Liens securing any Junior Lien Obligation, unless it has granted, or substantially concurrently therewith grants (or offers to grant) or grants within 20 Business Days thereafter, a Lien on such asset of such Grantor or Subsidiary to secure the Priority Lien Obligations and has taken all actions required to perfect such Liens securing the Priority Lien Obligations; provided, however, that the refusal or inability of the Priority Lien Agent to accept such Lien will not prevent the Junior Lien Agent from taking the Lien or (b) grant or permit any additional Liens on any asset of such Grantor or Subsidiary to secure any Priority Lien Obligation, or take any action to perfect any additional Liens securing any Priority Lien Obligation, unless it has granted, or substantially concurrently therewith grants (or offers to grant) or grants within 10 Business Days thereafter, a Lien on such asset of such Grantor or Subsidiary to secure the Junior Lien Obligations and has taken all actions (or takes all actions) required to perfect such Liens securing the Junior Lien Obligations (except (x) as set forth in Section 2.06 and (y) without limitation of Section 5.01 or Section 5.02, Liens on any Collateral that can be perfected by the possession or control of such Collateral, which possession or control is given in favor of any Priority Lien Secured Party); provided, however, the refusal or inability of the Junior Lien Agent to accept such Lien will not prevent the Priority Lien Agent from taking the Lien; and each such Lien described in clause (a) or (b) of this Section 2.03 shall be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Priority Lien Agent, the other Priority Lien Secured Parties, the Junior Lien Agent or the other Junior Lien Secured Parties, the Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, agrees that any amounts received by or distributed to any Junior Lien Secured Party, pursuant to, as a result of or in connection with any Lien granted in contravention of this Section 2.03 shall be subject to Section 3.05(b).

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Section 2.04            Similar Collateral and Agreements. The parties hereto acknowledge and agree that it is their intention that the Priority Lien Collateral and the Junior Lien Collateral be substantially identical. In furtherance of the foregoing, the parties hereto agree (a) to cooperate in good faith in order to determine, upon any reasonable written request by the Priority Lien Agent or the Junior Lien Agent, the specific assets included in the Priority Lien Collateral and the Junior Lien Collateral, the steps taken to perfect the Priority Liens and the Junior Liens thereon and the identity of the respective parties obligated under the Priority Lien Documents and the Junior Lien Documents in respect of the Priority Lien Obligations and the Junior Lien Obligations, respectively, (b) that the Junior Lien Security Documents creating Liens on the Collateral shall be substantially the same forms of documents as the respective Priority Lien Security Documents creating Liens on the Collateral other than (i) with respect to the priority nature of the Liens created thereunder in such Collateral, (ii) such other modifications to such Junior Lien Security Documents which are less restrictive as to the Grantors and their respective Subsidiaries than the corresponding Priority Lien Security Documents, (iii) provisions in the Junior Lien Security Documents which are solely applicable to the rights and duties of the Junior Lien Agent, (iv) to the extent relevant, with such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing debt securities sold in similar private transactions that are not subject to the registration requirements of the Securities Act, (v) the control of Collateral that is perfected by control (to the extent that such control cannot be granted to the Junior Lien Priority Agent after using commercially reasonably efforts) and (vi) the delivery of possessory Collateral and (c) that at no time shall there be any Grantor that is either (i) an obligor in respect of the Junior Lien Obligations that is not also an obligor in respect of the Priority Lien Obligations, or (ii) an obligor in respect of the Priority Lien Obligations that is not also an obligor in respect of the Junior Lien Obligations.

Section 2.05            No Duties of Priority Lien Representatives. The Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party, acknowledges and agrees that, except as set forth herein, neither the Priority Lien Agent nor any other Priority Lien Secured Party shall have any duties or other obligations to any such Junior Lien Secured Party with respect to any Collateral, other than to transfer to the Junior Lien Agent any remaining Collateral and any proceeds of the sale or other Disposition of any such Collateral remaining in its possession following the Discharge of Priority Lien Obligations, in each case without representation or warranty on the part of the Priority Lien Agent or any Priority Lien Secured Party. In furtherance of the foregoing, each Junior Lien Secured Party acknowledges and agrees that until the Discharge of Priority Lien Obligations (subject to the terms of Section 3.02, including the rights of the Junior Lien Secured Parties following the expiration of any applicable Standstill Period), the Priority Lien Agent shall be entitled, for the benefit of the Priority Lien Secured Parties, to sell, transfer or otherwise Dispose of or deal with the Collateral, as provided herein and in the Priority Lien Documents, without regard to any Junior Lien or any rights to which the Junior Lien Agent or any Junior Lien Secured Party would otherwise be entitled as a result of such Junior Lien. Without limiting the foregoing, the Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party, agrees that neither the Priority Lien Agent nor any other Priority Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral, or to sell, Dispose of or otherwise liquidate all or any portion of such Collateral, in any manner that would maximize the return to the Junior Lien Secured Parties, notwithstanding that the order and timing of any such realization, sale, Disposition or liquidation may affect the amount of proceeds actually received by the Junior Lien Secured Parties from such realization, sale, Disposition or liquidation. The Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party, hereby waives any claim any Junior Lien Secured Party may now or hereafter have against the Priority Lien Agent or any other Priority Lien Secured Party arising out of any actions which the Priority Lien Agent or any other Priority Lien Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral, and actions with respect to the collection of any claim for all or any part of the Priority Lien Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Priority Lien Documents or the valuation, use, protection or release of any security for the Priority Lien Obligations.

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Section 2.06            No Duties of Junior Lien Agent. The Priority Lien Agent, for itself and on behalf of each Priority Lien Secured Party, acknowledges and agrees that neither the Junior Lien Agent nor any other Junior Lien Secured Party shall have any duty or other obligation to such Priority Lien Secured Party with respect to any Collateral, except as expressly set forth in this Agreement.

Section 2.07            Certain Cash Collateral. Notwithstanding anything in this Agreement or any Junior Lien Document to the contrary, collateral consisting of cash and cash equivalents pledged to secure Priority Lien Obligations consisting of reimbursement obligations in respect of letters of credit shall be applied as specified in the Priority Lien Documents and will not constitute Collateral for the purposes of this Agreement.

ARTICLE III
ENFORCEMENT RIGHTS; PURCHASE OPTION

Section 3.01            Limitation on Enforcement Action. Prior to the Discharge of Priority Lien Obligations, the Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party, hereby agrees that, subject to Section 3.05(b) and Section 4.07, none of the Junior Lien Agent or any other Junior Lien Secured Party shall commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Collateral under any Junior Lien Security Document, applicable law or otherwise (including but not limited to any right of setoff), it being agreed that only the Priority Lien Agent, acting in accordance with the applicable Priority Lien Documents, shall have the exclusive right (and whether or not any Insolvency or Liquidation Proceeding has been commenced), to take any such actions or exercise any such remedies, in each case, without any consultation with or the consent of the Junior Lien Agent or any other Junior Lien Secured Party. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the New York UCC, the Bankruptcy Code or any other Bankruptcy Law. Without limiting the generality of the foregoing, prior to the Discharge of Priority Lien Obligations, the Priority Lien Agent will have the exclusive right to deal with that portion of the Collateral consisting of commodity accounts, deposit accounts and securities accounts (collectively “Accounts”), including exercising rights under control agreements with respect to such Accounts. The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Lien Security Document or any other Junior Lien Document shall be deemed to restrict in any way the rights and remedies of the Priority Lien Agent or the other Priority Lien Secured Parties with respect to the Collateral as set forth in this Agreement or under applicable law. Notwithstanding the foregoing, subject to Section 3.05, the Junior Lien Agent, on behalf of the Junior Lien Secured Parties, may, but will have no obligation to, take all such actions (not adverse to the Priority Liens or the rights of the Priority Lien Agent and the Priority Lien Secured Parties) it deems necessary to perfect or continue the perfection of the Junior Liens in the Collateral or to create, preserve or protect (but not enforce) the validity and enforceability of the Junior Liens in the Collateral. Nothing herein shall limit the right or ability of the Junior Lien Agent or the Junior Lien Secured Parties to (a) purchase (by credit bid or otherwise) all or any portion of the Collateral in connection with any enforcement of remedies by the Priority Lien Agent to the extent that, and so long as, the Priority Lien Secured Parties receive payment in full in cash of all Priority Lien Obligations after giving effect thereto or (b) file a proof of claim or statement of interest with respect to the Junior Lien Obligations. Following the Discharge of Priority Lien Obligations, the Junior Lien Agent or any other Junior Lien Secured Parties shall have the sole and exclusive right to enforce against or realize upon, or take any other action available to it in respect of, any Collateral.

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Section 3.02            Standstill Period; Permitted Enforcement Action(a)     . Prior to the Discharge of Priority Lien Obligations, and notwithstanding the foregoing Section 3.01, both before and during an Insolvency or Liquidation Proceeding, after a period of 180 days has elapsed (which period will be tolled during any period in which the Priority Lien Agent is not entitled, on behalf of the Priority Lien Secured Parties, to enforce or exercise any rights or remedies with respect to a material portion of the Collateral as a result of (a) any injunction issued by a court of competent jurisdiction or (b) the automatic stay or any other stay or prohibition in any Insolvency or Liquidation Proceeding) since the date on which the Junior Lien Agent has delivered to the Priority Lien Agent written notice of the acceleration of any Junior Lien Debt (the “Standstill Period”), the Junior Lien Agent and the other Junior Lien Secured Parties may enforce or exercise any rights or remedies with respect to any Collateral; provided, however, that notwithstanding the expiration of the Standstill Period or anything in the Junior Lien Documents to the contrary, in no event may the Junior Lien Agent or any other Junior Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the Priority Lien Agent on behalf of the Priority Lien Secured Parties or any other Priority Lien Secured Party shall have commenced prior to the expiration of the Standstill Period, and shall be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Junior Lien Agent by the Priority Lien Agent); provided, further, that, at any time after the expiration of the Standstill Period, if neither the Priority Lien Agent nor any other Priority Lien Secured Party shall have commenced and be diligently pursuing the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding, then no Priority Lien Secured Party or the Priority Lien Agent shall take any action of a similar nature with respect to such Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding.

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Section 3.03            Insurance. Unless and until the Discharge of Priority Lien Obligations has occurred (but subject to the terms of Section 3.02, including the rights of the Junior Lien Secured Parties following expiration of the Standstill Period), the Priority Lien Agent shall have the sole and exclusive right, subject to the rights of the Grantors under the Priority Lien Documents, to (i) to be named as loss payee under any insurance policies maintained from time to time by any Grantor (provided that, in such case, it shall also be named as an additional loss payee, as applicable, for the benefit of the Junior Lien Agent and the other Junior Lien Secured Parties; provided further that in the event the Priority Lien Agent is not so named, then the Junior Lien Agent shall be entitled to be named as additional loss payee (with the priorities, and subject to the terms, as set forth in this Agreement)), (ii) adjust and settle claims in respect of Collateral under any insurance policy in the event of any loss thereunder and (iii) approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of Priority Lien Obligations has occurred, and subject to the rights of the Grantors under the Priority Lien Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) with respect to the Collateral shall be paid to the Priority Lien Agent pursuant to the terms of the Priority Lien Documents (including for purposes of cash collateralization of commitments, letters of credit and any hedging obligations). If the Junior Lien Agent or any Junior Lien Secured Party shall, notwithstanding the foregoing, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall pay such proceeds over to the Priority Lien Agent. In addition, if by virtue of being named as an additional insured or loss payee of any insurance policy of any Grantor covering any of the Collateral, the Junior Lien Agent or any other Junior Lien Secured Party shall have the right to adjust or settle any claim under any such insurance policy, then unless and until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent and any such Junior Lien Secured Party shall follow the instructions of the Priority Lien Agent, or of the Grantors under the Priority Lien Documents to the extent the Priority Lien Documents grant such Grantors the right to adjust or settle such claims, with respect to such adjustment or settlement (subject to the terms of Section 3.02, including the rights of the Junior Lien Secured Parties following expiration of the Standstill Period). Following the Discharge of Priority Lien Obligations, subject to the rights of the Grantors under the Junior Lien Documents, the Junior Lien Agent or any other Junior Lien Secured Parties shall have the sole and exclusive right to adjust and settle claims in respect of Collateral under any insurance policy in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral.

Section 3.04            Notification of Release of Collateral. Each of the Priority Lien Agent and the Junior Lien Agent shall give the other Secured Debt Representatives prompt written notice of the Disposition by it of, and release by it of the Lien on, any Collateral. Such notice shall describe in reasonable detail the subject Collateral, the parties involved in such Disposition or release, the place, time manner and method thereof, and the consideration, if any, received therefor; provided, however, that the failure to give any such notice shall not in and of itself in any way impair the effectiveness of any such Disposition or release and no party shall be liable in any manner for the failure to give such notice.

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Section 3.05           No Interference; Payment Over.

(a)            No Interference. Unless and until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party, agrees that each Junior Lien Secured Party (i) will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Junior Lien pari passu with, or to give such Junior Lien Secured Party any preference or priority relative to, any Priority Lien with respect to the Collateral or any part thereof, (ii) will not challenge or question in any proceeding the validity or enforceability of any Priority Lien Obligations or Priority Lien Document, or the validity, attachment, perfection or priority of any Priority Lien, or the validity or enforceability of the priorities, rights or duties established by the provisions of this Agreement, (iii) subject to the terms of Section 3.02, including the rights of the Junior Lien Secured Parties following expiration of the Standstill Period, will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Collateral by any Priority Lien Secured Party or the Priority Lien Agent in any enforcement action, (iv) subject to the terms of Section 3.02, including the rights of the Junior Lien Secured Parties following the expiration of the Standstill Period, shall have no right to (A) direct the Priority Lien Agent or any other Priority Lien Secured Party to exercise any right, remedy or power with respect to any Collateral or (B) consent to the exercise by the Priority Lien Agent or any other Priority Lien Secured Party of any right, remedy or power with respect to any Collateral, (v) will not institute any suit or assert in any suit or Insolvency or Liquidation Proceeding any claim against the Priority Lien Agent or other Priority Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Priority Lien Agent nor any other Priority Lien Secured Party shall be liable for, any action taken or omitted to be taken by the Priority Lien Agent or other Priority Lien Secured Party with respect to any Priority Lien Collateral in accordance with the Priority Lien Documents and this Agreement, (vi) will not seek, and hereby waives any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other Disposition of such Collateral, (vii) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement, (viii) will not object to forbearance by the Priority Lien Agent or any Priority Lien Secured Party, and (ix) will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law.

(b)            Payment Over. Unless and until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby agrees that if any Junior Lien Secured Party shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any Collateral, pursuant to the exercise of any rights or remedies with respect to the Collateral under any Junior Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding, to the extent permitted hereunder, at any time prior to the Discharge of Priority Lien Obligations, then it shall hold such Collateral, proceeds or payment in trust for the Priority Lien Agent and the other Priority Lien Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Priority Lien Agent as promptly as practicable. Furthermore, the Junior Lien Agent shall, at the Grantors’ expense, promptly send written notice to the Priority Lien Agent upon receipt of such Collateral, proceeds or payment by any Junior Lien Secured Party and if directed by the Priority Lien Agent, shall deliver such Collateral, proceeds or payment to the Priority Lien Agent in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct within five (5) days after receipt by the Priority Lien Agent of such written notice. The Priority Lien Agent is hereby authorized to make any such endorsements as agent for the Junior Lien Agent or any other Junior Lien Secured Party. The Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party agrees that if, at any time, it obtains written notice that all or part of any payment with respect to any Priority Lien Obligations previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the Priority Lien Agent any payment received by it and then in its possession or under its direct control in respect of any such Priority Lien Collateral and shall promptly turn any such Collateral then held by it over to the Priority Lien Agent, and the provisions set forth in this Agreement will be reinstated as if such payment had not been made, until the Discharge of Priority Lien Obligations. All Junior Liens will remain attached to and enforceable against all proceeds so held or remitted, subject to the priorities set forth in this Agreement. Anything contained herein to the contrary notwithstanding, this Section 3.05(b) shall not apply to any proceeds of Collateral realized in a transaction not prohibited by the Priority Lien Documents and as to which the possession or receipt thereof by the Junior Lien Agent or any other Junior Lien Secured Party is otherwise permitted by the Priority Lien Documents.

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Section 3.06           Purchase Option.

(a)            Notwithstanding anything in this Agreement to the contrary, on or at any time after (i) the commencement of an Insolvency or Liquidation Proceeding, or (ii) the acceleration of the Priority Lien Obligations (each of the foregoing clauses (i) and (ii), a “Purchase Event”), each of the holders of the Junior Lien Debt and each of their respective designated Affiliates (any of such holder(s) or designated Affiliate(s), the “Junior Lien Purchasers”) will have the right, at their sole option and election (but will not be obligated), upon prior written notice to the Priority Lien Agent (with a copy to the Junior Lien Agent), to purchase from the Priority Lien Secured Parties (A) all (but not less than all) Priority Lien Obligations and (B) if applicable, Obligations (including principal, unpaid interest, fees, prepayment premiums, reasonable and documented attorneys’ fees and legal expenses, but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time) provided by any of the Priority Lien Secured Parties in connection with a DIP Financing that are outstanding on the date of such purchase. Such notice must be given within 30 days of the relevant Purchase Event. Promptly following the receipt of such notice from the Junior Lien Purchaser, the Priority Lien Agent will deliver to the Junior Lien Agent and the Junior Lien Purchasers a statement of the amount of Priority Lien Debt, other Priority Lien Obligations and Obligations in connection with a DIP Financing (including principal, unpaid interest, fees, prepayment premiums, reasonable and documented attorneys’ fees and legal expenses, but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time, in respect of such DIP Financing) provided by any of the Priority Lien Secured Parties, if any, then outstanding and the amount of the cash collateral requested by the Priority Lien Agent to be delivered pursuant to Section 3.06(b)(ii) below. The right to purchase provided for in this Section 3.06 will expire unless, within ten (10) Business Days after the receipt by the Junior Lien Agent and the Junior Lien Purchasers of such statement of amount from the Priority Lien Agent, the Junior Lien Agent (acting at the direction of the Junior Lien Purchasers) delivers to the Priority Lien Agent an irrevocable commitment of the Junior Lien Purchasers to purchase all (but not less than all) (x) of the Priority Lien Obligations and (y) if applicable, Obligations (including principal, unpaid interest, fees, prepayment premiums, reasonable and documented attorneys’ fees and legal expenses, but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time) provided by any of the Priority Lien Secured Parties in connection with a DIP Financing and to otherwise complete such purchase on the terms set forth under this Section 3.06.

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(b)            On the date specified by the Junior Lien Agent (on behalf of the Junior Lien Purchasers) in such irrevocable commitment (which shall not be less than five (5) Business Days nor more than twenty (20) Business Days, after the receipt by the Priority Lien Agent of such irrevocable commitment), the Priority Lien Secured Parties shall sell to the Junior Lien Purchasers all (but not less than all) (x) Priority Lien Obligations and (y) if applicable, Obligations provided by any of the Priority Lien Secured Parties in connection with a DIP Financing that are outstanding on the date of such sale, subject to any required approval of any Governmental Authority then in effect, if any, and only if on the date of such sale, the Priority Lien Agent receives the following:

(i)            payment in cash, as the purchase price for (A) all Priority Lien Obligations sold in such sale, of an amount equal to the full par value amount of all Priority Lien Obligations and (B) if applicable, all Obligations sold in such sale, of an amount equal to the full par value amount of all Obligations (and related obligations, including unpaid interest, fees prepayment premiums, and expenses) provided by any of the Priority Lien Secured Parties in connection with a DIP Financing then outstanding (including principal, unpaid interest, fees, prepayment premiums, reasonable and documented attorneys’ fees and legal expenses, but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time);

(ii)           a cash collateral deposit in such amount as the Priority Lien Agent determines is reasonably necessary to secure the payment of any outstanding letters of credit constituting Priority Lien Obligations that may become due and payable after such sale (but not in any event in an amount greater than one hundred five percent (105%) of the amount then reasonably estimated by the Priority Lien Agent to be the aggregate outstanding amount of such letters of credit at such time), which cash collateral shall be (A) held by the Priority Lien Agent as security solely to reimburse the issuers of such letters of credit that become due and payable after such sale and any fees and expenses incurred in connection with such letters of credit and (B) returned to the Junior Lien Agent (except as may otherwise be required by applicable law or any order of any court or other Governmental Authority) promptly after the expiration or termination from time to time of all payment contingencies affecting such letters of credit; and

(iii)          any agreements, documents or instruments which the Priority Lien Agent may reasonably request in writing pursuant to which (A) the representative appointed by the Junior Lien Purchasers to assume the obligations of the Priority Lien Agent (the “Priority Lien Successor Agent”) and the Junior Lien Purchasers expressly assume and adopt all of the obligations of the Priority Lien Agent and the Priority Lien Secured Parties under the Priority Lien Documents and in connection with the Obligations (including principal, unpaid interest, fees, prepayment premiums, reasonable and documented attorneys’ fees and legal expenses, but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time) provided by any of the Priority Lien Secured Parties in connection with a DIP Financing, as applicable, on and after the date of the purchase and sale and (B) the Priority Lien Successor Agent becomes the successor agent thereunder.

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(c)            Such purchase of the Priority Lien Obligations and, if applicable, the Obligations provided by any of the Priority Lien Secured Parties in connection with a DIP Financing shall be made on a pro rata basis among the Junior Lien Purchasers giving notice to the Priority Lien Agent of their interest to exercise the purchase option hereunder according to each such Junior Lien Purchaser’s portion of the Junior Lien Debt outstanding on the date of purchase or such portion as such Junior Lien Purchasers may otherwise agree among themselves. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Priority Lien Agent as the Priority Lien Agent may designate in writing to the Junior Lien Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such sale occurs if the amounts so paid by the Junior Lien Purchasers to the bank account designated by the Priority Lien Agent are received in such bank account prior to 12:00 noon, New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Junior Lien Purchasers to the bank account designated by the Priority Lien Agent are received in such bank account later than 12:00 noon, New York City time.

(d)            Such sale shall be expressly made without representation or warranty of any kind by the Priority Lien Secured Parties as to the Priority Lien Obligations, the Collateral or otherwise and without recourse to any Priority Lien Secured Party, except that the applicable Priority Lien Secured Party shall represent and warrant severally as to the Priority Lien Obligations, and, if applicable, the Obligations provided by any of the Priority Lien Secured Parties in connection with a DIP Financing then owing to it: (i) that such applicable Priority Lien Secured Party owns such Priority Lien Obligations and any loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing; and (ii) that such applicable Priority Lien Secured Party has the necessary corporate or other governing authority to assign such interests.

(e)            After such sale becomes effective, the outstanding letters of credit will remain enforceable against the issuers thereof and will remain secured by the Priority Liens upon the Collateral in accordance with the applicable provisions of the Priority Lien Documents as in effect at the time of such sale, and the issuers of letters of credit will remain entitled to the benefit of the Priority Liens upon the Collateral and sharing rights in the proceeds thereof in accordance with the provisions of the Priority Lien Documents as in effect at the time of such sale, as fully as if the sale of the Priority Lien Debt had not been made, but, except with respect to cash collateral held by the issuer(s) of such letters of credit, only the Person or successor agent to whom the Priority Liens are transferred in such sale will have the right to foreclose upon or otherwise enforce the Priority Liens and only the Junior Lien Purchasers in the sale will have the right to direct such Person or successor as to matters relating to the foreclosure or other enforcement of the Priority Liens.

(f)            Each Grantor irrevocably consents to any assignment effected to one or more Junior Lien Purchasers pursuant to this Section 3.06 for purposes of all Priority Lien Documents and hereby agrees that no further consent from such Grantor shall be required.

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ARTICLE IV
OTHER AGREEMENTS

Section 4.01           Release of Liens; Automatic Release of Junior Liens.

(a)            Prior to the Discharge of Priority Lien Obligations, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party agrees that, in the event the Priority Lien Agent or the requisite Priority Lien Secured Parties under the Priority Lien Documents release the Priority Lien on any Collateral, the Junior Lien on such Collateral shall terminate and be released automatically and without further action if (i) such release is permitted under the Junior Lien Documents, (ii) such release is effected in connection with the Priority Lien Agent’s foreclosure upon, or other exercise of rights or remedies with respect to, such Collateral, or (iii) such release is effected in connection with a sale or other Disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the requisite Priority Lien Secured Parties under the Priority Lien Documents shall have consented to such sale or Disposition of such Collateral; provided that, in the case of each of clauses (i), (ii) and (iii), the Junior Liens on such Collateral shall attach to (and shall remain subject and subordinate to all Priority Liens securing Priority Lien Obligations) any proceeds of a sale, transfer or other Disposition of Collateral not paid to the Priority Lien Secured Parties or that remain after the Discharge of Priority Lien Obligations.

(b)            Until the Discharge of Priority Lien Obligations has occurred, upon delivery to the Junior Lien Agent of (i) a written notice from the Priority Lien Agent stating that any release of Liens pursuant to this Section 4.01 securing or supporting the Priority Lien Obligations has become effective (or shall become effective upon the Junior Lien Agent’s release), and (ii) such other certificates or documents as are required to be delivered under the Junior Lien Documents, the Junior Lien Agent, on behalf of each Junior Lien Secured Party, will execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested in writing by the Priority Lien Agent to evidence and confirm any release of Collateral provided for in this Section 4.01.

Section 4.02           Certain Agreements With Respect to Insolvency or Liquidation Proceedings.

(a)            The parties hereto acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and in respect of any “security interest” as defined in, and to which the Australian PPSA applies, this Agreement operates as a voluntary subordination of security interests in accordance with section 61 of the Australian PPSA and shall continue in full force and effect, notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against the Company, any other Grantor or any of their Subsidiaries. All references in this Agreement to the Company or any Subsidiary of the Company or any other Grantor will include such Person or Persons as a debtor-in-possession and any receiver or trustee for such Person or Persons in an Insolvency or Liquidation Proceeding. For the purposes of this Section 4.02, unless otherwise provided herein, clauses (b) through and including (o) shall be in full force and effect prior to the Discharge of Priority Lien Obligations.

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(b)            If the Company, any other Grantor or any of their Subsidiaries shall become subject to any Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, or if any receiver or trustee for such Person or Persons shall, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party, agrees that, until the Discharge of Priority Lien Obligations has occurred, neither it nor any other Junior Lien Secured Party will raise any objection, contest, oppose or seek to condition or delay, and each Junior Lien Secured Party will waive any claim such Person may now or hereafter have, to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”), or to any use, sale or lease of cash collateral that constitutes Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless (i) to the extent the Priority Lien Agent (acting at the direction of the requisite Priority Lien Secured Parties under the Priority Lien Documents) opposes or objects to such DIP Financing or such DIP Financing Liens or such use of cash collateral, (ii) the terms of such DIP Financing provide for the sale of a substantial part of the Collateral (other than as contemplated by Section 4.02(d)) or require the confirmation of a plan of reorganization or liquidation, as applicable, containing specific terms or provisions (other than repayment in cash of such DIP Financing on the effective date thereof), and/or (iii) any such DIP Financing is secured by Liens that rank junior to the Priority Liens; provided that the Junior Lien Secured Parties are not deemed to have waived any right to object to a DIP Financing to the extent such DIP Financing has a material adverse effect on (x) any rights of the Junior Lien Secured Parties to credit bid on the Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law) but only to the extent such credit bid would provide for the Discharge of the Priority Lien Obligations, (y) any right of the Junior Lien Secured Parties to object solely to any provisions in any DIP Financing relating to, describing or requiring any specific and material terms of a plan of reorganization or the sale of a substantial part of the Collateral (other than as contemplated by Section 4.02(d)), or (z) any rights of the Junior Lien Secured Parties to assert any objection with respect to any proposed orders to set bidding or related sales procedures in connection with such disposition (other than as contemplated by Section 4.02(d)). To the extent such DIP Financing Liens are senior to, or rank pari passu with, the Priority Liens, the Junior Lien Agent will, for itself and on behalf of the other Junior Lien Secured Parties, subordinate the Junior Liens on the Collateral to the Priority Liens, to such DIP Financing Liens and to any carve-out in connection with such Insolvency or Liquidation Proceeding, so long as the Junior Lien Agent, on behalf of the Junior Lien Secured Parties, retains Liens on all the Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority relative to the Priority Liens as existed prior to the commencement of the case under the Bankruptcy Code.

(c)            Prior to the Discharge of Priority Lien Obligations, without the consent of the Priority Lien Agent, in its sole discretion, the Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party agrees not to propose, support or enter into any DIP Financing unless (x) the Liens securing such DIP Financing shall be secured by Liens that rank junior to the Priority Liens and (y) such DIP Financing does not refinance any Junior Lien Obligations which, in connection with the relevant Insolvency or Liquidation Proceeding, are repaid in cash prior to the Discharge of Priority Lien Obligations.

(d)            Until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party, agrees that it shall be deemed to have consented to and will not object to, oppose, contest or seek to condition or delay (or join with or support any third party objecting to, opposing, contesting or seeking to condition or delay) (i) a sale or other Disposition, a motion to sell or Dispose or the bidding procedure for such sale or Disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the requisite Priority Lien Secured Parties under the Priority Lien Documents shall have consented to such sale or Disposition of any Collateral (or any portion thereof), such motion to sell or Dispose or such bidding procedure for such sale or Disposition of such Collateral, and all Priority Liens and Junior Liens will attach to the proceeds of the sale in the same respective priorities as set forth in this Agreement, and (ii) the concurrent and permanent application of the net cash proceeds of any such sale or Disposition of any Collateral (or any portion thereof) under Section 363(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code to the Priority Lien Obligations and any DIP Financing provided by the Priority Lien Secured Parties, together with a concurrent permanent reduction of the applicable commitments of the Priority Lien Secured Parties under the applicable Priority Lien Documents.

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(e)            Until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, waives any claim that may be had against the Priority Lien Agent or any other Priority Lien Secured Party arising out of any DIP Financing Liens (that are granted in a manner that is consistent with this Agreement), or request for adequate protection or administrative expense priority under Section 364 of the Bankruptcy Code to the extent the Liens securing any Priority Lien Obligations are subordinated to or have the same priority as the Liens securing such DIP Financing.

(f)            Until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, agrees that neither the Junior Lien Agent nor any other Junior Lien Secured Party will file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral, nor object to, oppose, contest or seek to condition or delay (or join with or support any third party objecting to, opposing contesting or seeking to condition or delay) (i) any request by the Priority Lien Agent or any other Priority Lien Secured Party for adequate protection or (ii) any objection by the Priority Lien Agent or any other Priority Lien Secured Party to any motion, relief, action or proceeding based on the Priority Lien Agent or Priority Lien Secured Parties claiming a lack of adequate protection, except that the Junior Lien Secured Parties may:

(A)           freely seek and obtain relief granting adequate protection in the form of a replacement lien co-extensive in all respects with, but subordinated (as set forth in Section 2.01) to, and with the same relative priority to the Priority Liens as existed prior to the commencement of the Insolvency or Liquidation Proceeding, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the Priority Lien Secured Parties;

(B)            freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations; and

(C)            freely file (i) proof of claims or statements of interest in respect of the Junior Lien Obligations and (ii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Lien Secured Parties, including without limitation any claims secured by the Collateral.

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(g)            Until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent, for itself and on behalf of each of the other of the Junior Lien Secured Parties, waives any claim it or any such other Junior Lien Secured Party may now or hereafter have against the Priority Lien Agent or any other Priority Lien Secured Party (or their representatives) arising out of any election by the Priority Lien Agent or any Priority Lien Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

(h)            The Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, agrees that in any Insolvency or Liquidation Proceeding, neither the Junior Lien Agent nor any other Junior Lien Secured Party shall support or vote to accept any plan of reorganization or liquidation that is inconsistent with the priorities or other provisions of this Agreement unless such plan is accepted by the Class of Priority Lien Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or such plan otherwise provides for the Discharge of the Priority Lien Obligations on the effective date of such plan of reorganization or liquidation, as applicable. Except as provided herein, each of the Junior Lien Secured Parties shall remain entitled to vote its claims in any such Insolvency or Liquidation Proceeding.

(i)             Until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, agrees that neither the Junior Lien Agent nor any other Junior Lien Secured Party shall seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay or other prohibition in any Insolvency or Liquidation Proceeding in respect of the Collateral without the prior written consent of the Priority Lien Agent.

(j)             The Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, agrees that neither the Junior Lien Agent nor any other Junior Lien Secured Party shall challenge, object to, oppose, contest or seek to condition or delay (or join with or support any third party challenging, objecting to, opposing, contesting or seeking to condition or delay) any claim by the Priority Lien Agent or any other Priority Lien Secured Party for allowance or payment in any Insolvency or Liquidation Proceeding of Priority Lien Obligations consisting of post-petition interest, fees, prepayment premiums, or expenses or cash collateralization of all letters of credit to the extent of the value of the Priority Liens (it being understood that such value will be determined without regard to the existence of the Junior Liens on the Collateral).

(k)            Without the express written consent of the Priority Lien Agent, none of the Junior Lien Agent or any other Junior Lien Secured Party shall oppose, object to, contest or seek to condition or delay (or shall join with or support any third party in opposing, objecting to, contesting or seeking to condition or delay, as the case may be), in any Insolvency or Liquidation Proceeding involving any Grantor, (i) the determination of the extent of any Liens held by any of Priority Lien Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) the payment to the Priority Lien Secured Party of interest, fees or expenses, or to the cash collateralization of letters of credit, under Section 506(b) of the Bankruptcy Code.

(l)             Until the Discharge of Priority Lien Obligations has occurred, notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Junior Lien Agent for itself and on behalf of each other Junior Lien Secured Party, agrees that, any distribution or recovery that any of them may receive in respect of any such Collateral shall be segregated and held in trust and forthwith paid over to the Priority Lien Agent for the benefit of the Priority Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Junior Lien Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby appoints the Priority Lien Agent, and any officer or agent of the Priority Lien Agent, with full power of substitution, the attorney-in-fact of each Junior Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.02(l) and taking any action and executing any instrument that the Priority Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02(l), which appointment is irrevocable and coupled with an interest.

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(m)          None of the Junior Lien Agent or any other Junior Lien Secured Party shall oppose, object to, contest or seek to condition or delay (or join with or support any third party in opposing, objecting to, contesting or seeking to condition or delay, as the case may be) any credit bid by the Priority Lien Agent, so long as it is in compliance with this Agreement.

(n)           Without the consent of the Priority Lien Agent in its sole discretion, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, agrees that none of them will file or join an involuntary bankruptcy petition or claim or seek the appointment of an examiner, receiver or a trustee for the Company, any other Grantor or any of their Subsidiaries, or any of their respective properties, in each case solely in its capacity as Junior Lien Agent or a Junior Lien Secured Party.

(o)           Until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, waives any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law as against any Priority Lien Secured Party or any of the Collateral, except as expressly permitted by this Agreement.

Section 4.03      Reinstatement. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Grantor any amount paid in respect of the Secured Obligations of such Secured Party (a “Recovery”) for any reason whatsoever, then the Secured Obligations shall be reinstated to the extent of such Recovery and such Secured Parties shall be entitled to a reinstatement of the applicable Secured Obligations with respect to all such recovered amounts. The Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, agrees that if, at any time, a Junior Lien Secured Party receives notice from the Priority Lien Agent of any Recovery in respect of the Priority Lien Obligations, the Junior Lien Agent or any other Junior Lien Secured Party shall promptly pay over to the Priority Lien Agent any payment received by it and then in its possession or under its control in respect of any Collateral subject to any Priority Lien securing such Priority Lien Obligations and shall promptly turn any Collateral subject to any such Priority Lien then held by it over to the Priority Lien Agent, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the Discharge of Priority Lien Obligations. If this Agreement shall have been terminated prior to any such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts received by the Junior Lien Agent or any other Junior Lien Secured Party, and then in its possession or under its control on account of the Junior Lien Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 4.03, be held in trust for and paid over to the Priority Lien Agent for the benefit of the Priority Lien Secured Parties for application to the reinstated Priority Lien Obligations in accordance with Section 6.01 hereof until the Discharge of Priority Lien Obligations. This Section 4.03 shall survive termination of this Agreement.

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Section 4.04      Refinancings; Additional Priority Lien Debt and Junior Lien Obligations. Any of the Priority Lien Obligations or the Junior Lien Obligations may be Refinanced, and the Company may otherwise incur a Priority Substitute Credit Facility, additional Priority Lien Obligations, additional Junior Lien Obligations or additional Series of Junior Lien Obligations (collectively, “Refinancing Indebtedness”), as the case may be, in each case without notice to, or the consent of, any Secured Party, all without affecting the Lien priorities with respect to such indebtedness provided for herein or the other provisions hereof; provided, that:

(a)           each of the Priority Lien Agent and the Junior Lien Agent shall receive on or prior to any incurrence of such Priority Substitute Credit Facility, additional Priority Lien Obligations, additional Junior Lien Obligations or additional Series of Junior Lien Obligations

(i)            an Officers’ Certificate from the Company (A) stating that the incurrence thereof is permitted to be incurred with such lien priority under each applicable Secured Debt Document, (B) designating such indebtedness as a “Priority Substitute Credit Facility”, “Priority Lien Debt” or “Junior Lien Debt”, as applicable, for the purposes of the Secured Debt Documents and this Agreement; provided that no Series of Secured Debt may be designated as more than one of Priority Lien Debt or Junior Lien Debt and (C) stating that the requirements of Section 4.06 have been satisfied;

(ii)           a Priority Confirmation Joinder, executed and delivered by an authorized collateral agent, collateral trustee or other representative on behalf of the holders or lenders of any such Priority Substitute Credit Facility, additional Priority Lien Obligations, additional Priority Lien Obligations or Junior Lien Obligations, designating such Person as an additional holder of Secured Obligations hereunder; and

(iii)          evidence that the Company has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations deemed necessary by the Company and the holders of such Priority Substitute Credit Facility, additional Priority Lien Obligations, additional Junior Lien Obligations or its Secured Debt Representative, to ensure that such Priority Substitute Credit Facility, additional Priority Lien Obligations, or additional Junior Lien Obligations are secured by the Collateral in accordance with the applicable Security Documents (provided that such filings and recordings may be authorized, executed and recorded following any incurrence on a post-closing basis if permitted by the applicable Secured Debt Representative).

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(b)           Each of the Priority Lien Agent and the Junior Lien Agent shall receive on or prior to any incurrence of such Refinancing Indebtedness, written notice from the Company (i) electing the application of this Section 4.04 (“Refinancing Notice”), (ii) designating such Refinancing Indebtedness as a “Priority Substitute Credit Facility”, “Priority Lien Debt” or “Junior Lien Debt”, as applicable, for the purposes of the Secured Debt Documents and this Agreement and (iii) identifying the New Agent (as defined below) and such New Agent’s contact information.

(c)           Upon receipt of the Refinancing Notice and incurrence of the Refinancing Indebtedness, (i) such Refinancing Indebtedness and all other obligations under the documents evidencing such Indebtedness (the “New Obligations”) shall automatically be treated as all or a part of Priority Lien Obligations or Junior Lien Obligations (as applicable) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (ii) the Priority Lien Documents or the Junior Lien Documents, as applicable, and the other documents evidencing such Refinancing Indebtedness (the “New Debt Documents”) shall automatically be treated as the Priority Lien Documents or Junior Lien Documents and, in the case of New Debt Documents that are security documents pursuant to which any Grantor has granted a Lien to secure any New Obligations, as the Priority Lien Security Documents or Junior Lien Security Documents, as applicable, for all purposes of this Agreement, (iii) the collateral agent under the New Debt Documents (the “New Agent”) shall be deemed to be the Priority Lien Agent or Junior Lien Agent, as applicable, for all purposes of this Agreement and (iv) the secured parties under the New Debt Documents shall be deemed to be the Priority Lien Secured Parties or the Junior Lien Security Parties, as applicable, for all purposes of this Agreement.

(d)           Each of the then-existing Priority Lien Agent and the Junior Lien Agent shall be authorized to execute and deliver such documents and agreements (including amendments or supplements to this Agreement) as such holders, lenders, agent, trustee or other representative may reasonably request to give effect to any such Refinancing or any incurrence of such Refinancing Indebtedness, it being understood that the Priority Lien Agent and the Junior Lien Agent or (if permitted by the terms of the applicable Secured Debt Documents) the Grantors, without the consent of any other Secured Party or (in the case of the Grantors) one or more Secured Debt Representatives, may amend, supplement, modify or restate this Agreement to the extent necessary or appropriate to facilitate such amendments or supplements to effect such Refinancing or incurrence all at the expense of the Grantors. Upon the consummation of such Refinancing or incurrence and the execution and delivery of the documents and agreements contemplated in the preceding sentence, the holders or lenders of such indebtedness and any authorized agent, trustee or other representative thereof shall be entitled to the benefits of this Agreement.

Section 4.05      Amendments to Secured Debt Documents.

(a)           Prior to the Discharge of Priority Lien Obligations, without the prior written consent of the Priority Lien Agent, no Junior Lien Document may be amended, supplemented, restated or otherwise modified and/or Refinanced or entered into to the extent such amendment, supplement, restatement or modification and/or refinancing, or the terms of any new Junior Lien Document would (i) adversely affect the lien priority rights of the Priority Lien Secured Parties or the rights of the Priority Lien Secured Parties to receive payments owing pursuant to the Priority Lien Documents, (ii) except as otherwise provided for in this Agreement, add any Liens on any additional property granted under the Junior Lien Security Documents, unless such additional property is added as collateral under the Priority Lien Documents, (iii) confer any additional rights on the Junior Lien Agent or any other Junior Lien Secured Party in a manner that, taken as a whole, are adverse to the Priority Lien Secured Parties, or (iv) contravene any provision of this Agreement or any of the Priority Lien Documents.

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(b)           The Priority Lien Documents may be amended, supplemented, restated or otherwise modified in accordance with their terms, and the indebtedness under the Priority Lien Documents may be Refinanced, in each case, without the consent of any Junior Lien Secured Party; provided, however, that no such amendment, supplement, restatement or modification and/or Refinancing, or the terms of any new Priority Lien Document would (i) except as otherwise provided for in this Agreement, add any Liens on any additional property granted under the Priority Lien Security Documents, unless such additional property is added as collateral under the Junior Lien Documents, (ii) contravene the provisions of this Agreement, (iii) adversely affect the lien priority rights of the Junior Lien Secured Parties or the rights of the Junior Lien Secured Parties to receive payments owing pursuant to the Junior Lien Documents or (iv) impose duties or obligations that are adverse to any Junior Lien Agent without its prior written consent.

Section 4.06      Legends. The Junior Lien Agent acknowledges that the Junior Lien Documents, the Junior Lien Debt and the Junior Lien Security Documents (other than control agreements to which both the Priority Lien Agent and the Junior Lien Agent are parties) will contain the appropriate legend set forth on Annex I (or language to similar effect reasonably approved by the Priority Lien Agent).

Section 4.07      Junior Lien Secured Parties Rights as Unsecured Creditors; Judgment Lien Creditor. Both before and during an Insolvency or Liquidation Proceeding, any of the Junior Lien Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims or other interests, as applicable, in each case to the extent not inconsistent with the provisions of this Agreement; provided, however, that the Junior Lien Secured Parties may not take any action that is prohibited by Section 3.05(a), Section 4.02 or any other provision in, or that is inconsistent with, this Agreement; provided, further, that in the event that any of the Junior Lien Secured Parties becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Lien Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Priority Lien Obligations and the Junior Lien Obligations, as applicable) as the Junior Liens are subject to this Agreement.

Section 4.08      Postponement of Subrogation. The Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby agrees that no payment or distribution to any Priority Lien Secured Party pursuant to the provisions of this Agreement shall entitle any Junior Lien Secured Party to exercise any rights of subrogation in respect thereof, and hereby waives any rights of subrogation it may acquire as a result of any payment hereunder, until the Discharge of Priority Lien Obligations shall have occurred. Following the Discharge of Priority Lien Obligations, but subject to the reinstatement as provided in Section 4.03, each Priority Lien Secured Party will execute such documents, agreements, and instruments as any Junior Lien Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Priority Lien Obligations resulting from payments or distributions to such Priority Lien Secured Party by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Priority Lien Secured Party are paid by such Person upon request for payment thereof.

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Section 4.09      Acknowledgment by the Secured Debt Representatives. Each of the Priority Lien Agent, for itself and on behalf of the other Priority Lien Secured Parties and the Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, hereby acknowledges that this Agreement is a material inducement to enter into a business relationship, that each has relied on this Agreement to enter into the Priority Lien Documents and the Junior Lien Documents, as applicable, and all documentation related thereto, and that each will continue to rely on this Agreement in their related future dealings.

ARTICLE V
GRATUITOUS BAILMENT FOR PERFECTION OF CERTAIN SECURITY INTERESTS

Section 5.01      General. Prior to the Discharge of Priority Lien Obligations, the Priority Lien Agent agrees that, if it shall at any time hold a Priority Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any Account in which such Collateral is held, and if such Collateral or any such Account is in fact in the possession or under the control of the Priority Lien Agent, the Priority Lien Agent will serve as gratuitous bailee for the Junior Lien Agent for the sole purpose of perfecting the Junior Lien of the Junior Lien Agent on such Collateral. It is agreed that the obligations of the Priority Lien Agent and the rights of the Junior Lien Agent and the other Junior Lien Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article II. Notwithstanding anything to the contrary herein, the Priority Lien Agent will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Junior Lien on any such Collateral and shall have no responsibility, duty, obligation or liability to the Junior Lien Agent, any other Junior Lien Secured Party or any other Person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Junior Lien Secured Parties to obtain a perfected Junior Lien in such Collateral to the extent, if any, that such perfection results from the possession or control of such Collateral or any such Account by the Priority Lien Agent. The Priority Lien Agent acting pursuant to this Section 5.01 shall not have by reason of the Priority Lien Security Documents, the Junior Lien Security Documents, this Agreement or any other document or theory, a fiduciary relationship in respect of any Priority Lien Secured Party, the Junior Lien Agent or any Junior Lien Secured Party. Subject to Section 4.03, from and after the Discharge of Priority Lien Obligations, the Priority Lien Agent shall take all such actions in its power as shall reasonably be requested by the Junior Lien Agent (at the sole cost and expense of the Grantors) to transfer possession or control of such Collateral or any such Account (in each case to the extent the Junior Lien Agent has a Lien on such Collateral or Account after giving effect to any prior or concurrent releases of Liens) to the Junior Lien Agent for the benefit of all Junior Lien Secured Parties; provided that until such control is transferred or other arrangements made, the Priority Lien Agent will continue to act as gratuitous bailee for the Junior Lien Agent.

Section 5.02      Deposit Accounts; Commodities Accounts; Securities Accounts. Prior to the Discharge of Priority Lien Obligations, to the extent that any Account is under the control or dominion of the Priority Lien Agent at any time, the Priority Lien Agent will act as gratuitous bailee for the Junior Lien Agent for the purpose of perfecting the Liens of the Junior Lien Secured Parties in such Accounts and the cash and other assets therein as provided in Section 3.01 (but will have no duty, responsibility or obligation to the Junior Lien Secured Parties (including, without limitation, any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection) except as set forth in the last sentence of this Section 5.02). Unless the Junior Liens on such Collateral shall have been or concurrently are released, after the occurrence of Discharge of Priority Lien Obligations, the Priority Lien Agent shall, at the request of the Junior Lien Agent, cooperate with the Grantors and the Junior Lien Agent (at the expense of the Grantors) in permitting control of any other Accounts to be transferred (including by making such Accounts subject to new account control agreements) substantially concurrently with the occurrence of the Discharge of Priority Lien Obligations (but, in any event, by no later than ninety (90) days after the Discharge of Priority Lien Obligations) to the Junior Lien Agent (or for other arrangements with respect to each such Accounts satisfactory to the Junior Lien Agent to be made); provided that until such control is transferred or other arrangements made, the Priority Lien Agent will continue to act as gratuitous bailee for the Junior Lien Agent.

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ARTICLE VI
APPLICATION OF PROCEEDS; DETERMINATION OF AMOUNTS

Section 6.01      Application of Proceeds. Prior to the Discharge of Priority Lien Obligations, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Collateral or Proceeds received in connection with the enforcement or exercise of any rights or remedies or any Insolvency or Liquidation Proceeding will be applied:

(a)           first, to the payment in full in cash of all Priority Lien Obligations (together with a concurrent permanent reduction of the applicable commitments of the Priority Lien Secured Parties under the applicable Priority Lien Documents pursuant to the terms thereof),

(b)           second, to the payment in full in cash of all Junior Lien Obligations (together with a concurrent permanent reduction of the applicable commitments of the Junior Lien Secured Parties under the applicable Junior Lien Documents pursuant to the terms thereof), and

(c)           third, to the Company or as otherwise required by applicable law.

Section 6.02      Determination of Amounts. Whenever a Secured Debt Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Priority Lien Obligations or Junior Lien Obligations (or the existence of any commitment to extend credit that would constitute any such obligations), or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Secured Debt Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Secured Debt Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Secured Debt Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Secured Debt Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Company, any other Grantor or any of their Subsidiaries, any Secured Party or any other Person as a result of such determination.

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ARTICLE VII
NO RELIANCE; NO LIABILITY; OBLIGATIONS ABSOLUTE;
CONSENT OF GRANTORS; ETC.

Section 7.01      No Reliance; Information. The Priority Lien Secured Parties and the Junior Lien Secured Parties shall have no duty to disclose to any Junior Lien Secured Party or to any Priority Lien Secured Party, as the case may be, any information relating to the Company or any of the other Grantors or their Subsidiaries, or any other circumstance bearing upon the risk of non-payment of any of the Priority Lien Obligations or the Junior Lien Obligations, as the case may be, that is known or becomes known to any of them or any of their Affiliates. In the event any Priority Lien Secured Party or any Junior Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Junior Lien Secured Party or any Priority Lien Secured Party, as the case may be, it shall be under no obligation (a) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (b) to provide any additional information or to provide any such information on any subsequent occasion or (c) to undertake any investigation. The Junior Lien Agent, on behalf of itself and each Junior Lien Secured Party under its Junior Lien Documents, acknowledges that it and such Junior Lien Secured Parties have, independently and without reliance on the Priority Lien Agent or other Priority Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Lien Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Lien Documents or this Agreement. The Priority Lien Agent, on behalf of itself and each Priority Lien Secured Party under its Priority Lien Documents, acknowledges that it and such Priority Lien Secured Parties have, independently and without reliance on the Junior Lien Agent or other Junior Lien Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Priority Lien Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Priority Lien Documents or this Agreement.

Section 7.02      No Warranties or Liability.

(a)           The Priority Lien Agent, for itself and on behalf of the other Priority Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Junior Lien Agent nor any other Junior Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Junior Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b)           The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Priority Lien Agent nor any other Priority Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Priority Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

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(c)           The Priority Lien Agent and the other Priority Lien Secured Parties shall have no express or implied duty to the Junior Lien Agent or any other Junior Lien Secured Party and the Junior Lien Agent and the other Junior Lien Secured Parties shall have no express or implied duty to the Priority Lien Agent or any other Priority Lien Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any Priority Lien Document or any Junior Lien Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(d)           The Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby waives any claim that may be had against the Priority Lien Agent or any other Priority Lien Secured Party arising out of any actions which the Priority Lien Agent or such Priority Lien Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Collateral, and actions with respect to the collection of any claim for all or only part of the Priority Lien Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Priority Lien Documents or the valuation, use, protection or release of any security for such Priority Lien Obligations.

Section 7.03      Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the Priority Lien Agent and the other Priority Lien Secured Parties and the Junior Lien Agent and the other Junior Lien Secured Parties shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any Secured Debt Document;

(b)           any change in the time, place or manner of payment of, or in any other term of (including the Refinancing of), all or any portion of the Priority Lien Obligations, it being specifically acknowledged that a portion of the Priority Lien Obligations may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c)           any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Secured Debt Document;

(d)           the securing of any Priority Lien Obligations or Junior Lien Obligations with any additional collateral or guaranties, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guaranty securing any Priority Lien Obligations or Junior Lien Obligations;

(e)            the commencement of any Insolvency or Liquidation Proceeding in respect of the Company, any other Grantor or any of their Subsidiaries; or

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(f)            any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company, any other Grantor or any of their Subsidiaries in respect of the Priority Lien Obligations or the Junior Lien Obligations.

Section 7.04      Grantors Consent. Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Secured Debt Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.01      Representations and Warranties of Each Representative. Each party hereto (other than the Company and the Grantors) represents and warrants to the other parties hereto as follows:

(a)           Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)           This Agreement has been duly executed and delivered by such party.

Section 8.02      Representations and Warranties of Each Representative. Each of the Priority Lien Agent and the Junior Lien Agent represents and warrants to the other parties hereto that it is authorized under the Priority Lien Documents and the Junior Lien Documents, as the case may be, to enter into this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01      Notices. All notices and other communications provided for herein shall be in writing in the English language and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or e-mail transmission or overnight air courier guaranteeing next day delivery, as follows:

(a)           if to the Original First Lien Collateral Agent, to it at:

WILMINGTON SAVINGS FUND SOCIETY, FSB

[_______]

(b)           if to the Company or any Grantor, to it at:

Valaris Limited
Treasury Department
Attn: Treasurer
5847 San Felipe, Suite 3300
Houston, Texas 77057
Phone: 713-789-1400

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E-mail: Darin.Gibbins@valaris.com

With a copy to:

Valaris Limited
Treasury Department
Attn: Michael T. McGuinty, Senior Vice President and General Counsel
2 Church Street
Hamilton HM 11, Bermuda
E-mail: Michael.McGuinty@valaris.com

With a copy to (which copy shall not constitute notice hereunder):

Kirkland & Ellis LLP
609 Main Street
Houston, TX US 77002
Attention: Julian J. Seiguer, P.C. and Michael W. Rigdon
E-mail: Julian.seiguer@kirkland.com and Michael.rigdon@kirkland.com

(c)            if to the Original Junior Lien Agent, to it at:

[____]

(d)            if to any other Secured Debt Representative, to such address as specified in the Refinancing Notice or Priority Confirmation Joinder, as applicable.

Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) at the time delivered by hand, if personally delivered, (ii) five Business Days after being deposited in the mail, postage prepaid, if mailed, (iii) when receipt is acknowledged, if transmitted by facsimile or e-mail, and (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to in writing among the Company, the Priority Lien Agent and the Junior Lien Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Section 9.02      Waivers; Amendment. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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(b)           Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Secured Debt Representative; provided, however, that this Agreement may be amended from time to time as provided in Section 4.04. Any amendment of this Agreement that is proposed to be effected without the consent of a Secured Debt Representative as permitted by the proviso to the preceding sentence shall be submitted to such Secured Debt Representative for its review at least five (5) Business Days prior to the proposed effectiveness of such amendment.

(c)           Notwithstanding anything else to the contrary herein, neither this Agreement nor any provision hereof may be terminated, waived, amended or modified without the prior written consent of the Company if such termination, waiver, amendment or modification would be adverse to the rights, interests or obligations of the Company or any other Grantor.

Section 9.03      Actions Upon Breach; Specific Performance. (a) If any Priority Lien Secured Party or Junior Lien Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor or the Collateral, such Grantor or the Company may interpose as a defense or dilatory plea the making of this Agreement, and any Priority Lien Secured Party or Junior Lien Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

(b)           Should any Priority Lien Secured Party or Junior Lien Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or take any other action in violation of this Agreement or fail to take any action required by this Agreement, the Priority Lien Agent or any other Priority Lien Secured Party or the Junior Lien Agent or any other Junior Lien Secured Party (in its own name or in the name of the relevant Grantor) or the relevant Grantor, may obtain relief against such Junior Lien Secured Party or Priority Lien Secured Party, as applicable, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Priority Lien Agent on behalf of each Priority Lien Secured Party and Junior Lien Agent on behalf of each Junior Lien Secured Party that the Priority Lien Secured Parties’ or the Junior Lien Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable.

Section 9.04      Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

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Section 9.05      Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 9.06      Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement and/or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an electronic signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Ancillary Document shall be deemed to include electronic signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. Without limiting the generality of the foregoing, the Company, on behalf of itself and each other Grantor hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Priority Lien Agent, the Junior Lien Agent, the Secured Parties and the Company and the Grantors, electronic signatures transmitted by telecopy, emailed .pdf file or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that each of the Priority Lien Agent, the Junior Lien Agent and each of the Secured Parties may, at its option, create one or more copies of this Agreement and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Priority Lien Agent, the Junior Lien Agent, each of the Secured Parties and each of their Related Persons for any liabilities arising solely from the Priority Lien Agent’s, Junior Lien Agent’s and/or any Secured Party’s reliance on or use of electronic signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Company and/or any Grantor to use any available security measures in connection with the execution, delivery or transmission of any electronic signature.

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Section 9.07      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.08      Governing Law; Jurisdiction; Consent to Service of Process(a)      . (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any United States federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.09      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.10      Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.11      Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Secured Debt Documents, the provisions of this Agreement shall control; provided, however, that if any of the provisions of any of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA (if any), in each case, the TIA shall control.

Section 9.12      Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the distinct and separate relative rights of the Priority Lien Secured Parties and the Junior Lien Secured Parties. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 4.01, 4.02, 4.04, or 4.05) is intended to or will amend, waive or otherwise modify the provisions of the Priority Lien Documents or the Junior Lien Documents, as applicable), and except as expressly provided in this Agreement neither the Company nor any other Grantor may rely on the terms hereof (other than Sections 4.01, 4.02, 4.04, or 4.05, Article VII and Article IX). Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the Obligations under the Secured Debt Documents as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any Secured Debt Document, the Grantors shall not be required to act or refrain from acting pursuant to this Agreement, any Priority Lien Document or any Junior Lien Document with respect to any Collateral in any manner that would cause a default under any Priority Lien Document.

Section 9.13      Certain Terms Concerning the Junior Lien Agent. The Junior Lien Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to direction set forth in the Junior Lien Documents; and in so doing, the Junior Lien Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Junior Lien Agent shall have no duties or obligations under or pursuant to this Agreement other than such duties and obligations as may be expressly set forth in this Agreement as duties and obligations on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to the Agreement, the Junior Lien Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Junior Lien Documents.

Section 9.14      Certain Terms Concerning the Priority Lien Agent and the Junior Lien Agent. Neither the Priority Lien Agent nor the Junior Lien Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither the Priority Lien Agent nor the Junior Lien Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or the Company) any amounts in violation of the terms of this Agreement, so long as the Priority Lien Agent or the Junior Lien Agent, as the case may be, is acting in good faith. Each party hereto hereby acknowledges and agrees that each of the Priority Lien Agent and the Junior Lien Agent is entering into this Agreement solely in its capacity under the Priority Lien Documents and the Junior Lien Documents, respectively, and not in its individual capacity. The Priority Lien Agent shall not be deemed to owe any fiduciary duty to the Junior Lien Agent or any other Junior Lien Secured Party and the Junior Lien Agent shall not be deemed to owe any fiduciary duty to the Priority Lien Agent or any other Priority Lien Secured Party.

35

Section 9.15      Authorization of Secured Agents. By accepting the benefits of this Agreement and the other Priority Lien Security Documents, each Priority Lien Secured Party authorizes the Priority Lien Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith. By accepting the benefits of this Agreement and the other Junior Lien Security Documents, each Junior Lien Secured Party authorizes the Junior Lien Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith.

Section 9.16      Further Assurances. Each of the Priority Lien Agent, for itself and on behalf of the other Priority Lien Secured Parties, the Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, the Company, for itself and on behalf of its Subsidiaries, and each other Grantor party hereto agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the Priority Lien Agent or the Junior Lien Agent may reasonably request in writing, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

Section 9.17      Relationship of Secured Parties. Nothing set forth herein shall create or evidence a joint venture, partnership or an agency or fiduciary relationship among the Secured Parties. None of the Secured Parties nor any of their respective directors, officers, agents or employees shall be responsible to any other Secured Party or to any other Person for any Grantor’s solvency, financial condition or ability to repay the Priority Lien Obligations or the Junior Lien Obligations, or for statements of any Grantor, oral or written, or for the validity, sufficiency or enforceability of the Priority Lien Documents or the Junior Lien Documents, or any security interests granted by any Grantor to any Secured Party in connection therewith. Each Secured Party has entered into its respective financing agreements with the Grantors based upon its own independent investigation, and none of the Priority Lien Agent or the Junior Lien Agent makes any warranty or representation to the other Secured Debt Representatives or the Secured Parties for which it acts as agent nor does it rely upon any representation of the other agents or the Secured Parties for which it acts as agent with respect to matters identified or referred to in this Agreement.

[SIGNATURES BEGIN NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Original First Lien Collateral Agent

By:
Name:
Title:

Signature Page
Intercreditor Agreement

[____], as Original Junior Lien Agent

By:
Name:
Title:

Signature Page
Intercreditor Agreement

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

VALARIS LIMITED, as the Company and a Grantor

By:
Name:
Title:

OTHER Grantors:

[●]

By:
Name:
Title:

Signature Page
Intercreditor Agreement

ANNEX I

Provision for Junior Lien Documents

Reference is made to the Intercreditor Agreement, dated as of [__], 202[__] among WILMINGTON SAVINGS FUND SOCIETY, FSB, as Original First Lien Collateral Agent (as defined therein), [____], as Original Junior Lien Agent (as defined therein), each other Secured Debt Representative (as defined therein) from time to time party thereto, Valaris Limited and the other Grantors (as defined therein) from time to time party thereto (as may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). Each holder of Junior Lien Obligations, by its acceptance of such Junior Lien Obligations (i) consents to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Junior Lien Agent on behalf of each Junior Lien Secured Party (as defined therein) to enter into the Intercreditor Agreement as Junior Lien Agent on behalf of such Junior Lien Secured Parties. The foregoing provisions are intended as an inducement to the lenders under the Priority Lien Documents to extend credit to the Company and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Provision for all Junior Lien Security Documents that Grant a Security Interest in Collateral

Reference is made to the Intercreditor Agreement, dated as of [__], 202[__], among WILMINGTON SAVINGS FUND SOCIETY, FSB, as Original First Lien Collateral Agent (as defined therein), and [____], as Original Junior Lien Agent (as defined therein), each other Secured Debt Representative (as defined therein) from time to time party thereto, Valaris Limited and the other Grantors (as defined therein) from time to time party thereto (as may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the Junior Lien Agent on behalf of such Person to enter into, and perform under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

EXHIBIT A
to Intercreditor Agreement

[FORM OF]
PRIORITY CONFIRMATION JOINDER

Reference is made to the Intercreditor Agreement, dated as of [__], 202[__] (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) among WILMINGTON SAVINGS FUND SOCIETY, FSB, as the Original First Lien Collateral Agent (as defined therein), [____], as the Original Junior Lien Agent (as defined therein), each other Secured Debt Representative (as defined therein) from time to time party thereto VALARIS LIMITED and the other Grantors (as defined therein) from time to time party thereto .

Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Intercreditor Agreement. This Priority Confirmation Joinder is being executed and delivered pursuant to Section 4.04 of the Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as representative being entitled to the rights and obligations of being additional Junior Lien Obligations under the Intercreditor Agreement.

1.             Joinder. The undersigned, [_______________], a [_______________], (the “New Representative”) as [collateral trustee] [administrative agent] [collateral agent] under that certain [describe applicable indenture, credit agreement or other document governing the additional Second Obligations] hereby:

(a)            represents that the New Representative has been authorized to become a party to the Intercreditor Agreement on behalf of the [Priority Lien Secured Parties] [Junior Lien Secured Parties] as [the Priority Lien Agent] [the Junior Lien Agent] under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof; and

(b)            agrees that its address for receiving notices pursuant to the Intercreditor Agreement shall be as follows:

[Address];

2.            Priority Confirmation.

[Option A: to be used if additional debt constitutes Priority Lien Debt] The undersigned New Representative, on behalf of itself and each Priority Lien Secured Party for which the undersigned is acting as [[administrative][collateral] agent] hereby agrees, for the benefit of all Secured Parties and each future Secured Debt Representative, and as a condition to being treated as Priority Lien Debt, Priority Lien Obligations and Secured Debt under the Intercreditor Agreement, that the New Representative is bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens and Junior Liens. [or]

[Option B: to be used if additional debt constitutes Junior Lien Debt] The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Junior Lien Debt for which the undersigned is acting as [collateral [agent][trustee]] hereby agrees, for the benefit of all Secured Parties and each future Secured Debt Representative, and as a condition to being treated as Junior Lien Debt, Junior Lien Obligations and Secured Debt under the Intercreditor Agreement, that the New Representative is bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens and Junior Liens and the order of application of proceeds from enforcement of Priority Liens and Junior Liens.

3.            Full Force and Effect of Intercreditor Agreement. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

4.            Governing Law and Miscellaneous Provisions. The provisions of Article IX of the Intercreditor Agreement will apply with like effect to this Priority Confirmation Joinder.

5.            Expenses. The Company agrees to reimburse each Secured Debt Representative for its reasonable out of pocket expenses in connection with this Priority Confirmation Joinder, including the reasonable fees, other charges and disbursements of counsel.

IN WITNESS WHEREOF, each of the Company and the undersigned New Representative have caused this Priority Confirmation Joinder to be executed by their respective officers or representatives as of [______________, 20____].

[insert name of New Representative]

By:
Name:
Title:

VALARIS LIMITED

By:

Name:

Title:

ANNEX E-1

UNRESTRICTED FLOATER SUBSIDIARY CREDIT FACILITY TERM SHEET

ANNEX E-1

Terms of Revolving Credit Facility with

the Unrestricted Floater Subsidiary, as Borrower

Pursuant to Section 11.13

Term	Description
Facility:	One or more revolving credit facilities (the “Facility”) between the Company or one or more of its Restricted Subsidiaries, as lenders, and the Unrestricted Floater Subsidiary, as borrower (the “Borrower”).
Term:	The Facility will have a term of 7 years from the Issue Date. The Facility will terminate upon acceleration following an event of default.
Maximum Availability:

US $350 million, plus the amount of any interest that has been paid in cash or paid in kind from time to time outstanding.

If the Borrower consummates an asset sale (as customarily defined) and does not use the net proceeds to prepay senior debt or reinvest the net proceeds in capital assets of the business within 365 days of the sale, the availability under the Facility will be reduced by the amount of the uninvested net proceeds.

Interest:

Interest will be payable monthly, in arrears, at the rate set forth below on the amount drawn and outstanding under the Facility from time to time.

With respect to any interest period, solely at the Borrower’s option:

(i) 8.25% per annum, payable on the basis of a 360-day year composed of twelve 30-day months; or

(ii) 10.25% per annum, payable computed on the basis of a 360-day year composed of twelve 30-day months, with 5.125% of such interest to be payable in cash and 5.125% of such interest to be payable in kind.

Facility Fee:	None.
Security:	None.
Events of Default:

The Facility will provide for events of default and acceleration that are customary for an unsecured revolving credit facility, but in any event will include:

Failure to make principal payments when due;

Failure to make interest payments or pay costs or expenses within three business days of coming due;

Failure to comply with the other terms of the facility 30 days after notice;

A change of control, as customarily defined at the 50% level;

Acceleration of indebtedness of at least $50 million;

Unstayed judgments in the amount of at least $50 million.

Bankruptcy events.

Upon the occurrence and during the continuation of a default under the Facility, the lender(s) will not be obligated to fund any additional borrowing requests. Upon the occurrence of an event of default under the Facility, the lender(s) may terminate the facility and declare the full amount outstanding thereunder due and payable.

Covenants:

The Facility will provide for affirmative covenants regarding the conduct of the business of the Borrower that are customary for an unsecured revolving credit facility, including:

•   Payment of principal and interest;

•   Preservation of existence;

•   Maintenance of office or agency;

•   Payment of taxes;

•   Maintenance of insurance;

•   Limitation of business activities;

•   Further assurances.

The facility will not provide for negative or financial covenants.

Anti-Hoarding	It shall be a condition to each borrowing that unrestricted cash held in the accounts of the Borrower and its subsidiaries together with the amount of such borrowing shall, pro forma for the application of proceeds therefrom within five business days thereafter, not exceed in the aggregate $75 million. If the proceeds from the applicable borrowing (i) result in the Borrower and its subsidiaries having unrestricted cash in their accounts in excess of $75 million before giving pro forma effect to the intended application of proceeds, and (ii) are not used in the intended manner within five business days after the date of such borrowing, then the Borrower will have to promptly repay the amounts outstanding under the Facility to the extent of such excess described in (i) above, subject to the right of the Borrower to draw again on the Facility at a future time in compliance with this provision.

ANNEX E-2

UNRESTRICTED FLOATER SUBSIDIARY IP LICENSE TERM SHEET

Terms of IP License Agreement

Term	Description
Licensor	Valaris Limited (“Licensor”)
Licensee	The Unrestricted Floater Subsidiary (“Licensee”)
Licensed IP

All intellectual property owned or controlled by Licensor and/or its Restricted Subsidiaries, including, without limitation:

The trademark “VALARIS” and any other trademarks and services marks (including any logos, slogans, designs, trade dress, and other indicia of origin), together with any variations and representations thereof (collectively, the “Licensed Mark”), and patents, patent applications, copyrights, software, technologies, know-how, trade secrets, confidential information, etc.

Such intellectual property collectively, the “Licensed IP” and the license thereof, the “License”

Licensed Use	Licensee may use and otherwise exploit the Licensed IP in connection with any business, product, or service related to the business of the ownership and operation of vessels, including semisubmersible vessels and drillships (but not jackup rigs), for the exploration and development of offshore wells, including, without limitation, pursuant to charters, bareboat charters, sub-charters, pool agreements, service contracts and other arrangements.
Royalties	The License will be royalty free.
Exclusivity	The License will be a non-exclusive license.
Term

The term of the License will be perpetual, except that upon the occurrence of a Change of Control, Licensor may terminate the License on 30 days’ advance notice to Licensee, subject to reasonable and customary transition arrangements. “Change of Control” means Licensor’s ceasing to own at least 51% of the voting interest or similar controlling interest in Licensee.

The License will also be terminable by Licensor following a breach of the terms of the License by Licensee, subject to customary notice and an opportunity to cure.

Quality Control	All use of the Licensed Mark by Licensee, and the nature and quality of all business conducted by Licensee in connection with the Licensed Mark will be subject to Licensor’s quality control standards.
Acknowledgment of Rights	Licensee will acknowledge and agree that Licensor owns all rights, title and interest in and to Licensed IP, including all goodwill symbolized by the Licensed Mark, and will not contest the validity of the Licensed IP.
Protection	Licensee will give notice to Licensor of any infringement of the Licensed IP that comes to its attention and will cooperate reasonably with Licensor, when requested and at Licensor’s expense, in stopping such infringement.
Assignment	The License and all rights granted thereunder will not be assignable or transferable by Licensee in any manner, including by operation of law. The License will be sublicensable to Licensee’s subsidiaries.

SCHEDULE A

Vessels Operating in Kingdom of Saudi Arabia

[On file with the First Lien Collateral Agent.]